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TABLE OF CONTENT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Equitrans Midstream Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2021

Equitrans Midstream Corporation

2021 Proxy Statement &
Notice of Annual Meeting

Equitrans Midstream Corporation

2021 Proxy Statement

&

Notice of Annual Meeting

to be held

Tuesday, April 27, 2021
9:00 a.m. ET

March 8, 2021

Fellow Shareholders,

On behalf of the Board of Directors and management of Equitrans Midstream Corporation, I am pleased to invite you to participate in our third annual meeting of shareholders on Tuesday, April 27, 2021, at 9:00 a.m. (ET), to be held virtually via live webcast at www.virtualshareholdermeeting.com/ETRN2021. Given the ongoing public health considerations associated with COVID-19, and because the health, safety, and well-being of our employees and shareholders is of utmost importance to us, conducting our meeting virtually will enhance shareholders' ability to participate, vote, and ask questions during the annual meeting in a safe and efficient manner.

Equitrans Midstream began operations as an independent, public company in November 2018 and our common stock is traded on the New York Stock Exchange under the symbol "ETRN." Your continued interest in and support of our Company is invaluable and receiving shareholder feedback is instrumental to our future success.

This year you will be asked to vote on several items at the annual meeting, including the election of directors, approval of our executive compensation program for 2020 (the say-on-pay vote), approval of amendments to our Articles of Incorporation and Bylaws to remove the supermajority voting requirements, and ratification of the appointment of our independent registered public accounting firm for 2021. The proxy statement describes these items in more detail. Your vote is important — please read the proxy materials and follow the voting instructions to ensure your shares are represented at the meeting.

Whether or not you plan to participate in the annual meeting, please vote as soon as possible — by telephone, via the Internet, or by completing and signing your paper proxy card or vote instruction form — to ensure that your shares are represented and voted.

We move the energy that keeps America moving and our mission is simple — to provide safe, reliable, and innovative infrastructure solutions for the energy industry. The principles that guide our behaviors and decisions are based on our five core values: safety, integrity, collaboration, transparency, and excellence. With these values in mind, we will:

➢
Work diligently to create value for our shareholders

➢
Provide an engaging workplace for our employees

➢
Preserve and protect the environment

➢
Support the communities where we live and work

I look forward to reporting on our progress and many successes during the annual meeting, including efforts to enhance our Environmental, Social, and Governance platform; and the publication of our first annual Corporate Sustainability Report, produced in accordance with the Global Reporting Initiative and the Sustainability Accounting Standards Board Oil & Gas — Midstream Standards. Thank you for your investment in Equitrans Midstream Corporation and your participation in our annual meeting of shareholders.

Thomas F. Karam Chairman and Chief Executive Officer

Notice of Annual Meeting of Shareholders To Be Held April 27, 2021

WHEN:    The annual meeting of shareholders of Equitrans Midstream Corporation (the Company or Equitrans Midstream) will be held on Tuesday, April 27, 2021, at 9:00 a.m. (Eastern Time) virtually via live webcast at www.virtualshareholdermeeting.com/ETRN2021.

RECORD DATE:    Our Board of Directors has established the close of business on February 19, 2021 as the record date for determining shareholders entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement of the meeting.

ITEMS OF BUSINESS:    The following matters will be voted on at the meeting:

➢
Election of nine directors, each for a one-year term expiring at the 2022 annual meeting of shareholders;

➢
Approval, on an advisory basis, of the compensation of Equitrans Midstream's named executive officers for 2020;

➢
Approval of amendments to Equitrans Midstream's Articles of Incorporation and Bylaws to remove the supermajority voting requirements;

➢
Ratification of the appointment of Ernst & Young LLP as Equitrans Midstream's independent registered public accounting firm for 2021; and

➢
Such other business that may properly come before the meeting or any adjournment or postponement of the meeting.

VOTING:    Please consider the issues presented in the attached proxy statement and vote your shares as soon as possible by following the voting instructions included in the proxy statement.

PARTICIPATING IN THE MEETING:    Due to the ongoing public health considerations associated with the coronavirus disease 2019 (COVID-19), we will be holding our 2021 annual meeting of shareholders solely via webcast. You will be able to participate in the meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ETRN2021. To participate in the meeting, you will need the 16-digit control number on your notice of Internet availability of proxy materials, your voting instruction form or your proxy card. If you plan to participate in the meeting, please follow the instructions under "Additional Information — Participating in the Annual Meeting" on page 62 of the proxy statement.

On behalf of the Board of Directors,

Tobin M. Nelson

Deputy General Counsel & Corporate Secretary

March 8, 2021

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to Be Held April 27, 2021:

This notice and proxy statement and our annual report on Form 10-K for the year ended
December 31, 2020 are also available online at http://www.proxyvote.com.

We commenced providing our proxy materials, or a notice of Internet availability providing access to such materials, on or about March 15, 2021.

Option Exercises and Stock Vested	44
Potential Payments Upon Termination or Change of Control	44
Pay Ratio Disclosure	50

Employee, Officer and Director Hedging	51

Item No. 2 – Advisory Vote on the Compensation of the Company's Named Executive Officers for 2020 (Say-On-Pay)	52

Item No. 3 – Approval of Amendments to Equitrans Midstream's Articles of Incorporation and Bylaws to Remove the Supermajority Voting Requirements	53

Report of the Audit Committee	54

Item No. 4 – Ratification of Appointment of Independent Registered Public Accounting Firm	56

Securities Authorized for Issuance Under Equity Compensation Plans	58

Equitrans Midstream Corporation Directors' Deferred Compensation Plan	58
Additional Information	59

Proposals, Board Recommendations, Vote Required, and Broker Non-Votes	59
Corporate Secretary Contact Information	59
Notice of Internet Availability of Proxy Materials	60
Voting Instructions	60
Participating in the Annual Meeting	62
Other Matters	63
Appendices	A-1

Appendix A – Related Person Transactions with EQT	A-1
Appendix B – Non-GAAP Financial Information	B-1
Appendix C – Proposed Amendments to Amended and Restated Articles of Incorporation of Equitrans Midstream Corporation to Remove the Supermajority Voting Requirements	C-1
Appendix D – Proposed Amendments to Second Amended and Restated Bylaws of Equitrans Midstream Corporation to Remove the Supermajority Voting Requirements	D-1

PROXY STATEMENT SUMMARY

OUR COMPANY

Equitrans Midstream Corporation is one of the largest natural gas gatherers in the United States, with a premier asset footprint in the Appalachian Basin. Our Annual Report on Form 10-K for the year ended December 31, 2020 describes our company and the assets and liabilities that comprise our business.

WE EXECUTED ON THE FINAL STEP OF OUR SIMPLIFICATION STRATEGY
AND SIGNED A LONG-TERM GATHERING AGREEMENT WITH OUR
LARGEST CUSTOMER

This summary highlights information about Equitrans Midstream Corporation and the upcoming 2021 annual meeting of shareholders. This summary does not contain all the information you should consider. You should read the entire proxy statement before you vote. We sometimes refer to Equitrans Midstream Corporation in this proxy summary and proxy statement as Equitrans Midstream, the Company, we, or us.

  In June 2020, we executed on the final step of our simplification strategy when we acquired all of the outstanding public common units of EQM Midstream Partners, LP (EQM), our former publicly traded master limited partnership, in a share-for-unit transaction in which each outstanding EQM common unit was exchanged for 2.44 shares of Company common stock (the EQM Merger). In connection with the EQM Merger, EQM redeemed $600 million aggregate principal amount of EQM's outstanding Series A Perpetual Convertible Preferred Units (EQM Series A Preferred Units), and the Company issued newly created Equitrans Midstream preferred stock (Series A Preferred Shares) for the remaining portion of the outstanding EQM Series A Preferred Units. Contemporaneously with the announcement of the EQM Merger in February 2020, the Company also announced (i) a new 15-year global gas gathering agreement with EQT Corporation (EQT), the largest natural gas producer in the United States, based on average daily sales volumes, and the Company's largest customer, providing for 3.0 Bcf per day of initial minimum volume commitments (MVCs) with gradual step-ups to 4.0 Bcf per day following the full in-service date of the Mountain Valley Pipeline (MVP), as well as the dedication of a substantial majority of EQT's core acreage in the prolific Marcellus Shale play in Pennsylvania and West Virginia (the EQT Global GGA), and (ii) two share purchase agreements with EQT pursuant to which the Company repurchased and retired 25,299,752 shares of its common stock, which at the time represented approximately 10% of the Company's outstanding common stock. A graphical depiction of the Company's key strategic transactions since its separation from EQT in November 2018 that culminated in the EQM Merger and a single, pure-play midstream, public corporation is below:

Equitrans Midstream Corporation - 2021 Proxy Statement     i

ANNUAL MEETING

Time and Date:	9:00 a.m. (Eastern Time) on Tuesday, April 27, 2021
Place:	Online at www.virtualshareholdermeeting.com/ETRN2021
Record Date:	February 19, 2021
Participation:
You are entitled to participate in the virtual annual meeting if you were an Equitrans Midstream shareholder as of the close of business on the record date. See "Additional Information — Participating in the Annual Meeting" on page 62 of this proxy statement for additional information and instructions.

VIRTUAL ANNUAL MEETING

Due to the ongoing public health considerations associated with COVID-19, and because the health, safety and well-being of our employees and shareholders is of utmost importance to us, we will be holding our 2021 annual meeting of shareholders solely via webcast. We remain sensitive to concerns regarding virtual meetings generally from investor advisory groups and other shareholder rights advocates that have voiced concerns that virtual meetings may diminish shareholder voice or reduce accountability. Accordingly, we have designed the procedures for our virtual meeting format to enhance, rather than constrain, shareholder access, participation and communication, allowing a shareholder to participate fully and equally from any location at no cost to the shareholder. For example, the online format allows shareholders to communicate with us during the meeting so they can ask appropriate questions of our Board of Directors or management in accordance with the rules of conduct for the meeting and allow shareholders to vote electronically. See "Participating in the Annual Meeting" for additional information.

MATTERS TO BE VOTED UPON

	Board Voting Recommendation	Page for More Information

Item No. 1: Election of nine directors, each for a one-year term expiring at the 2022 annual meeting of shareholders	FOR EACH NOMINEE	1

Item No. 2: Approval, on an advisory basis, of the compensation of Equitrans Midstream's named executive officers for 2020 (Say-on-Pay)	FOR	52

Item No. 3: Approval of Amendments to Equitrans Midstream's Articles of Incorporation and Bylaws to Remove the Supermajority Voting Requirements	FOR	53

Item No. 4: Ratification of the appointment of Ernst & Young LLP as Equitrans Midstream's independent registered public accounting firm for 2021	FOR	56

ii    Equitrans Midstream Corporation - 2021 Proxy Statement

BOARD AND BOARD COMMITTEES

				Equitrans Midstream Board Committee Membership
Name, Principal Occupation & Current Other Public Company Board Service		Director Since
	Age		Independent	AC	CGC	MDCC	HSSE

Vicky A. Bailey	68	2018
President, Anderson Stratton International, LLC & Vice President, BHMM Energy Services, LLC					Chair
Current Other Public Company Boards: Cheniere Energy, Inc., PNM Resources, Inc.

Sarah M. Barpoulis	55	2020
President, Interim Energy Solutions, LLC
Current Other Public Company Boards: South Jersey Industries, Inc.

Kenneth M. Burke	71	2018
Retired Partner, Ernst & Young LLP				Chair
Current Other Public Company Boards: None

Patricia K. Collawn	62	2020
Chairman, President and Chief Executive Officer, PNM Resources, Inc.
Current Other Public Company Boards: PNM Resources, Inc., CTS Corporation*

Margaret K. Dorman	57	2018
Retired Executive Vice President, Chief Financial Officer and Treasurer, Smith International, Inc.						Chair
Current Other Public Company Boards: Range Resources Corporation

Thomas F. Karam (Chairman)	62	2018
Chairman and Chief Executive Officer, Equitrans Midstream Corporation
Current Other Public Company Boards: None

D. Mark Leland	59	2020
Retired Interim Chief Executive Officer, Deltic Timber Corporation and former Executive Vice President and Chief Financial Officer, El Paso Corporation
Current Other Public Company Boards: PotlatchDeltic Corporation, Altus Midstream Company

Norman J. Szydlowski	69	2018
Retired President and Chief Executive Officer, SemGroup Corporation							Chair
Current Other Public Company Boards: None

Robert F. Vagt (Lead Independent Director)	73	2018
Retired President, The Heinz Endowments
Current Other Public Company Boards: Kinder Morgan, Inc.

AC	Audit Committee	MDCC	Management Development and Compensation Committee
CGC	Corporate Governance Committee	HSSE	Health, Safety, Security and Environmental Committee
*
Ms. Collawn has indicated that she will not stand for re-election to the board of directors of CTS Corporation at its 2021 annual meeting of shareholders in the second quarter of 2021. Additionally, Ms. Collawn will step down as Chairman, President and Chief Executive Officer of PNM Resources, Inc. (PNM) upon the closing of PNM's merger combination with Avangrid, Inc., which PNM expects to close in the second half of 2021.

Equitrans Midstream Corporation - 2021 Proxy Statement     iii

GOVERNANCE HIGHLIGHTS

BUSINESS HIGHLIGHTS

While the COVID-19 outbreak has significantly impacted the manner in which our employees and contractors perform their job functions, the outbreak has had, and continues to have, a minimal impact on our overall operations. As a midstream energy company, during applicable state-issued stay-at-home orders, we have been recognized as an essential business under various regulations related to the COVID-19 outbreak and continued to operate as permitted under these regulations. We have proactively undertaken a number of companywide measures intended to promote the safety of field and office-based employees and contractors. These measures include, among other things, establishing an Infectious Disease Response Team, instituting enhanced self-protection and office sanitation measures, eliminating non-essential business travel, implementing a mandatory work-from-home protocol for a substantial majority of our employees through at least June 1, 2021, instituting face covering protocols, providing certain medical benefit enhancements, practicing social distancing in the field where possible, sharing our infectious disease response plan with suppliers and contractors, and timely communicating updates to employees and other relevant parties. In addition, we have implemented additional mitigation efforts in connection with the remobilization of certain field level employees and contractors. Our Infectious Disease Response Team continues to monitor and assist in implementing mitigation efforts in respect of potential areas of risk for us and our stakeholders. Additionally, we have provided support to local communities through corporate giving and the Equitrans Midstream Foundation. We have been able to maintain a consistent level of effectiveness through the measures taken.

iv    Equitrans Midstream Corporation - 2021 Proxy Statement

COMPENSATION HIGHLIGHTS

The Management Development and Compensation Committee (Compensation Committee) of the Company's Board of Directors adopted a compensation philosophy and developed programs and practices that seek to (i) align total direct compensation for our named executive officers (NEOs) using market comparables and other relevant factors; and (ii) deliver transparency and fairness to shareholders, employees and other stakeholders while encouraging sound business strategy and execution that leads to long-term and sustainable shareholder value. At our 2020 annual meeting, our say-on-pay proposal received support from over 97% of our shares voted, leading the Compensation Committee to believe our compensation programs and practices have strong shareholder support. The primary components of our 2020 compensation program were:

The compensation program is designed to provide an appropriate mix of fixed and variable pay to encourage retention and corporate sustainability to increase long-term and sustainable shareholder value. The program is weighted towards variable pay that requires the Company to achieve well defined performance metrics in order for NEOs to realize performance-based annual and long-term incentives. The charts below reflect the fixed and at-risk components of the 2020 compensation for (i) Mr. Karam, our Chief Executive Officer, and (ii) our other NEOs. The amounts for each component of total direct compensation (TDC) set forth in the charts below were calculated in accordance with Securities and Exchange Commission (SEC) rules. TDC, which is not a substitute for the total compensation as reported in the Summary Compensation Table on page 39 of this proxy statement, omits certain other compensation (e.g., 401(k) contributions and perquisites) that is reflected in the Summary Compensation Table. For additional information, including information regarding how total compensation is calculated under SEC rules, see the footnotes accompanying the Summary Compensation Table.

Equitrans Midstream Corporation - 2021 Proxy Statement     v

IMPORTANT DATES FOR 2022 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted for inclusion in Equitrans Midstream's 2022 proxy statement under SEC rules must be submitted in writing and received by Equitrans Midstream's Corporate Secretary on or before November 15, 2021.

Under Equitrans Midstream's Second Amended and Restated Bylaws (the Bylaws), if a shareholder would like to present a matter not included in Equitrans Midstream's proxy statement in person at the 2022 annual meeting of shareholders, including nominations for director candidates, advance notice must be submitted in writing and received by Equitrans Midstream's Corporate Secretary no earlier than the close of business on December 28, 2021, and no later than the close of business on January 27, 2022.

Under Equitrans Midstream's proxy access Bylaws provision, a shareholder, or group of twenty or fewer shareholders, owning continuously for at least three years, shares of Equitrans Midstream representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in Equitrans Midstream's proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board of Directors of Equitrans Midstream provided that such nominations are submitted in writing and received by our Corporate Secretary no earlier than the close of business on October 16, 2021 (the 150th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting) and no later than the close of business on November 15, 2021 (the 120th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting).

For additional information, see "Additional Information – Shareholder Proposals and Director Nominations" on page 63 of this proxy statement.

vi    Equitrans Midstream Corporation - 2021 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR each nominee for the Board of Directors.

Our Board of Directors, sometimes referred to in this proxy statement as the Board or our Board, is presenting nine nominees for election as directors at our annual meeting. All nominees currently serve on our Board of Directors and their current terms will expire at the 2021 annual meeting. Mses. Vicky A. Bailey, Sarah M. Barpoulis, Patricia K. Collawn, and Margaret K. Dorman, and Messrs. Kenneth M. Burke, Thomas F. Karam, D. Mark Leland, Norman J. Szydlowski, and Robert F. Vagt, have been nominated to serve for a term of one year to expire at the 2022 annual meeting, or until their earlier removal or resignation or a successor is duly elected and qualified. Each nominee consents to being named in this proxy statement and to serve if elected. The Board has no reason to believe that any nominee will be unavailable or unable to serve. If any nominee is unable to stand for election for any reason, then the shares represented at our annual meeting will be voted by the persons named as proxies for substitute nominees proposed by the Board, unless the Board decides to reduce its size.

The Board, following the recommendation of the Corporate Governance Committee, selected our nine nominees based on a review of the attributes discussed on page 14 under "Corporate Governance and Board Matters    –    Director Nominations." Our Board believes that the nominees, individually and as a whole, possess qualifications consistent with our desired attributes and will provide management with strong independent oversight as we implement our strategic objectives. The following chart provides an overview of the attributes represented on our Board of Directors, in addition to each director's competencies included in the director profiles on the following pages.

Each of our director nominees brings a unique skillset to the Board of Directors. Notably, all nine of our director nominees:

➢
are experienced in Energy, Regulatory, Utility and/or Government;

➢
have experience in the fields of finance, accounting and/or audit and control; and

➢
have prior experience on the boards of other publicly traded companies.

Equitrans Midstream Corporation - 2021 Proxy Statement     1

Our director nominees are also experienced in the following areas:

Each nominee must be elected by a majority of the votes cast FOR that director's election, and votes may not be cumulated. The persons named as proxies will vote FOR the nominees named, unless you vote against, or abstain from voting for or against, one or more of them.

In addition, under our Bylaws, each nominee has submitted an irrevocable conditional resignation to be effective if the nominee receives a greater number of votes against than votes FOR his or her election in an uncontested election. If this occurs, the Board will decide whether to accept the tendered resignation no later than 90 days after certification of the election. The Board's determination shall be made without the participation of any nominee whose resignation is under consideration with respect to the election. The Board's explanation of its decision will be promptly disclosed on a Form 8-K furnished to the SEC.

2    Equitrans Midstream Corporation - 2021 Proxy Statement

Director Nominees

Vicky A. Bailey	Age 68	Director since November 2018

Ms. Bailey has served as President, Anderson Stratton International, LLC (strategic consulting and government relations), since November 2005; and Vice President, BHMM Energy Services, LLC (utility and facilities management services), since January 2006. Ms. Bailey has been a director of Cheniere Energy, Inc. (an energy company primarily engaged in liquefied natural gas related businesses) since March 2006 where she serves as a member of the Audit and Governance and Nominating Committees and a director of PNM Resources, Inc. (an investor-owned holding company with two regulated utilities providing electricity and electric services in New Mexico and Texas) (PNM) since January 2019 where she serves as a member of the Audit and Ethics Committee and Chair of the Nominating and Governance Committee. She was a director of EQT Corporation from June 2004 until November 12, 2018, when EQT spun out Equitrans Midstream into a separate publicly traded company (the Separation), and of Cleco Corporation (an energy services company with regulated utility and wholesale energy businesses) from June 2013 through March 2016.

Qualifications: Ms. Bailey has substantial regulatory and senior management experience in the energy industry, having previously served as a commissioner of the Federal Energy Regulatory Commission, President of PSI Energy, Inc. (a regulated utility) and commissioner of the Indiana Utility Regulatory Commission. These experiences enable her to provide valuable insights into issues facing the Company's regulated transmission business, particularly with respect to interacting with regulatory agencies. In addition, Ms. Bailey provides leadership to the Board with respect to energy policy issues, owing to her previous experience as Assistant Secretary for the Office of Policy and International Affairs at the Department of Energy. Ms. Bailey also draws upon public company board experience in supporting the Company's strategic efforts.

Ms. Bailey is Chair of the Corporate Governance Committee and a member of the Health, Safety, Security and Environmental (HSSE) Committee.

Sarah M. Barpoulis	Age 55	Director since February 2020

Ms. Barpoulis is the founder and President of Interim Energy Solutions, LLC (an advisory service firm providing asset management and risk management consulting, and litigation support services to the energy sector) since 2003. She has served as a director of South Jersey Industries, Inc. (a publicly traded energy services holding company) since April 2012 where she serves as a member of the Audit Committee (serving as Chair since 2017), the Executive Committee, the Strategy and Finance Committee and the Compensation Committee. She previously served as a director of SemGroup Corporation (a publicly traded provider of gathering, transmission, storage, distribution, marketing and other midstream services) (SemGroup) from October 2009 through the sale of SemGroup to Energy Transfer, LP in December 2019.

Qualifications:Ms. Barpoulis brings nearly 30 years of experience in the energy industry, significant executive-level leadership experience as well as valuable risk management, business planning and commercial expertise through her work as an energy advisor and consultant through Interim Energy Solutions, LLC and her varied roles of increasing responsibility over more than a decade with PG&E National Energy Group, a company that, among other things, developed, built, owned and operated electric generating and natural gas pipeline facilities. Ms. Barpoulis also brings significant public company board experience from her service on the boards of directors of a number of public companies. Ms. Barpoulis is a National Association of Corporate Directors Board Leadership Fellow, demonstrating her commitment to the highest standards of board leadership.

Ms. Barpoulis is a member of the Corporate Governance Committee and the HSSE Committee.

Equitrans Midstream Corporation - 2021 Proxy Statement     3

Kenneth M. Burke	Age 71	Director since November 2018

Mr. Burke was a Partner at Ernst & Young LLP (EY) (a Big Four accounting firm) from October 1982 through June 2004. Mr. Burke served on the board of directors of Nexeo Solutions, Inc. (a publicly traded global chemical distributor) from November 2011 until its acquisition in March 2019. Mr. Burke also was appointed to the boards of directors of the general partners of EQM and EQGP Holdings, LP (EQGP), both of which were publicly traded master limited partnerships controlled by the Company, in September 2018, serving in such capacities until the Company's acquisitions of the outstanding public common units of each of EQM and EQGP in June 2020 and January 2019, respectively. Mr. Burke also served on and chaired the Audit Committees of the boards of directors of the general partners of EQM and EQGP. Mr. Burke served as a director of EQT Corporation from January 2012 until the Separation.

Qualifications: Mr. Burke brings over three decades of experience focused on the energy industry, primarily oil and gas. Mr. Burke retired from EY in 2004, where he held a number of leadership positions, including National Energy Industry Director and Partner-in-Charge of the Houston Energy Services Group. He also co-authored the book "Oil and Gas Limited Partnerships: Accounting, Reporting and Taxation." During his years at EY, Mr. Burke served as audit partner for numerous companies in the oil and gas industry. Mr. Burke also has substantial experience as a director of both public and private companies where he has served on and chaired a number of committees.

Mr. Burke is Chair of the Audit Committee and a member of the Corporate Governance Committee.

Patricia K. Collawn	Age 62	Director since April 2020

Ms. Collawn has served as President and Chief Executive Officer of PNM since 2010. She has also served as a director of PNM since 2010 and was appointed Chairman of its board of directors in 2012. Ms. Collawn joined PNM in 2007 and served as President and Chief Operating Officer and President, Utilities of PNM prior to her promotion to President and Chief Executive Officer in 2010. In addition to serving on the board of directors of PNM, Ms. Collawn has served as an independent director of CTS Corporation (a publicly traded designer and manufacturer of sensors, actuators and electronic components for various industries) since 2003, most recently serving as the Chair of the Compensation Committee and a member of the Nominating and Governance Committee. Ms. Collawn has indicated that she will not stand for re-election to the board of directors of CTS Corporation at its 2021 annual meeting of shareholders in the second quarter of 2021. Additionally, Ms. Collawn will step down as Chairman, President and Chief Executive Officer of PNM upon the closing of PNM's merger combination with Avangrid, Inc., which PNM expects to close in the second half of 2021.

Qualifications: As a senior executive in the power utilities sector for more than 25 years, Ms. Collawn has an in-depth understanding of the complex regulatory structure of the utility industry, as well as substantial operations experience, having also served as President and Chief Executive Officer of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary. Additionally, she previously served as chairman of the Electric Power Research Institute (an independent, non-profit center for public interest energy and environmental research, including sustainability and carbon reduction matters), as well as the first female chairman of the board of directors of the Edison Electric Institute (a national association of investor-owned electric companies). Along with her executive leadership experience and a focus on corporate governance, cybersecurity, and environmental and sustainability matters, Ms. Collawn brings both commercial and operational expertise through her work in the public utility sector.

Ms. Collawn is a member of the Compensation Committee and the HSSE Committee.

4    Equitrans Midstream Corporation - 2021 Proxy Statement

Margaret K. Dorman	Age 57	Director since November 2018

Ms. Dorman served as Chief Financial Officer and Treasurer of Smith International, Inc. (a publicly traded supplier of oil and gas products and services) (now part of Schlumberger Limited), between May 1999 and October 2009. Ms. Dorman has served as a director and member of the Audit Committee and Governance and Nominating Committee of Range Resources Corporation (a publicly traded petroleum and natural gas exploration and production company) since July 2019. Ms. Dorman has also been a director of Rubicon Oilfield International (a privately-held provider of oilfield products and technologies) since August 2018, where she serves as Chair of the Audit Committee and a member of the Compensation Committee. She also served as a director of EQT Corporation from January 2012 until the Separation.

Qualifications: Ms. Dorman brings to Equitrans Midstream a wealth of financial expertise and experience in the energy industry, having served in numerous financial positions with Smith International, Inc., including as the Chief Financial Officer for more than a decade, during a period of expansive growth. Previously, Ms. Dorman held management positions with Landmark Graphics, prior to its acquisition by Halliburton Corporation, and EY. She has experience directing financial accounting functions, building banking relationships, structuring debt and equity financings, integrating acquisitions and interacting with shareholders as the lead investor relations executive. Ms. Dorman also has other board and audit committee experience, having served as a director of EQT as well as Hanover Compressor Company (a full service natural gas compression business) (now part of Exterran Holdings, Inc.) from February 2004 through the date of the Exterran Holdings merger in August 2007.

Ms. Dorman is Chair of the Compensation Committee and a member of the Corporate Governance Committee.

Thomas F. Karam	Age 62	Director since November 2018

Mr. Karam was appointed Chairman of the Board of Directors and Chief Executive Officer of Equitrans Midstream in July 2019. Prior to that, Mr. Karam served as President and Chief Executive Officer of Equitrans Midstream since September 2018 and a member of the Board of Equitrans Midstream since November 2018. Prior to Equitrans Midstream, he served as Senior Vice President, EQT Corporation and President, Midstream from August 2018 until the Separation in November 2018. Mr. Karam also served as the Chairman and Chief Executive Officer of EQM's general partner from July 2019 until the closing of the EQM Merger in June 2020, and previously served as Chairman, President and Chief Executive Officer, from October 2018 to July 2019, and as President, Chief Executive Officer and director, from August 2018 to October 2018. In addition, Mr. Karam served as Chairman, President and Chief Executive Officer of EQGP's general partner from October 2018 through the closing of the Company's acquisition of the outstanding public common units of EQGP in January 2019, as well as President, Chief Executive Officer and director from August 2018 to October 2018. Mr. Karam served on EQT's board of directors from November 2017 until the Separation. Mr. Karam was the founder and served as Chairman of Karbon Partners, LLC, which invests in, owns, constructs and operates midstream energy assets, from April 2017 to August 2018. Mr. Karam was the founder and previously served as Chairman and Chief Executive Officer of PennTex Midstream Partners, LP, a publicly traded master limited partnership with operations in North Louisiana and the Permian Basin (PennTex), from 2014 until the sale of its general partner to Energy Transfer Partners in 2016.

Qualifications: Mr. Karam has been a senior executive and entrepreneur in the midstream energy sector for more than 25 years. Preceding PennTex, he was the founder, Chairman and Chief Executive Officer of Laser Midstream Partners, LLC (Laser), one of the first independent natural gas gathering systems in the northeast Marcellus Shale, from 2010 until 2012 when it was acquired by Williams Partners. Prior to Laser, Mr. Karam was the President, Chief Operating Officer and director of Southern Union Company, where he led its successful transformation from a large local distribution company to one of the largest pipeline companies in the United States at the time. Prior to Southern Union Company, Mr. Karam was the President and Chief Executive Officer of Pennsylvania Enterprises and PG Energy, a natural gas utility in central and northeastern Pennsylvania, until its acquisition by Southern Union Company. He began his professional career in investment banking with Legg Mason Inc. and Thomson McKinnon.

Equitrans Midstream Corporation - 2021 Proxy Statement     5

D. Mark Leland	Age 59	Director since January 2020

Mr. Leland served as Interim Chief Executive Officer of Deltic Timber Corporation from October 2016 to March 2017, prior to the company's merger with Potlatch Corporation to form PotlatchDeltic Corporation (a publicly traded timberland real estate investment trust) (PotlatchDeltic) in February 2018. Mr. Leland has served as a director of PotlatchDeltic since February 2018 where he serves as a member of its Audit Committee and its Executive Compensation and Personnel Policies Committee. Mr. Leland has also served as a director of Altus Midstream Company (and its predecessor) (a publicly traded midstream company providing gathering processing and transportation services in the Permian Basin) since April 2016 where he serves as the Chair of its Conflicts Committee and a member of its Audit Committee. Previously, he served as a director and Chair of the Audit Committee of Deltic Timber Corporation from June 2016 to February 2018 and the general partner of Rice Midstream Partners LP (RMP) from December 2014 until its merger with EQM in July 2018. Mr. Leland served on the board of directors of the general partner of Oiltanking Partners, L.P. (a publicly traded company providing terminaling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas) from June 2012 to February 2015 and on the board of directors of KiOR, Inc. (a publicly traded renewables fuel company) from June 2013 to March 2015.

Qualifications: Mr. Leland brings extensive operational and financial experience in the midstream energy industry, having served as President of El Paso Corporation's (El Paso) midstream business unit from October 2009 to May 2012, and as director of El Paso Pipeline Partners, L.P. from its formation in 2007 to May 2012. Among other senior-level roles at El Paso, Mr. Leland also previously served as Executive Vice President and Chief Financial Officer of El Paso from August 2005 to October 2009. This experience as well as experience on the boards of numerous publicly traded and private energy companies provide significant contributions to the Board.

Mr. Leland is a member of the Audit Committee and the Compensation Committee.

Norman J. Szydlowski	Age 69	Director since November 2018

Mr. Szydlowski served as President and Chief Executive Officer of SemGroup from November 2009 through June 2014, and director of SemGroup from November 2009 through April 2014. Mr. Szydlowski served as a director of EQT from November 2017 until the Separation and as a director of the general partner of 8point3 Energy Partners, LP (a publicly traded joint venture formed to own and operate solar generation assets) from June 2015 until its acquisition by Capital Dynamics, Inc. in June 2018. He also served as a director of the general partner of JP Energy Partners LP (a publicly traded oil and natural gas company) from July 2014 through March 2017, a director of Transocean Partners, LLC (a publicly traded offshore drilling contractor) from November 2014 through December 2016, and a director of the general partner of NGL Energy Partners LP (a publicly traded company specializing in transportation, storage, blending and marketing of crude oils, natural gas, refined products, renewables and water solutions) from November 2011 through April 2014.

Qualifications: Mr. Szydlowski's experience at SemGroup and before that as Chief Executive Officer of Colonial Pipeline Company (a refined pipeline system) and elsewhere provides him with significant executive and operational midstream experience. In particular, Mr. Szydlowski has a thorough understanding of the midstream business and midstream customers.

Mr. Szydlowski is Chair of the HSSE Committee and a member of the Compensation Committee.

6    Equitrans Midstream Corporation - 2021 Proxy Statement

Robert F. Vagt	Age 73	Director since November 2018

Mr. Vagt currently serves as the Lead Independent Director of Equitrans Midstream. Mr. Vagt served as President of Davidson College (an independent liberal arts college) from July 1997 through August 2007, and served as President of The Heinz Endowments (a private philanthropic foundation) from January 2008 through January 2014. Mr. Vagt served as a director of EQT from November 2017 until the Separation. Mr. Vagt was a director of Rice Energy Inc. (Rice Energy), serving as that board's independent Chair, Chair of its Health, Safety and Environmental Committee, and a member of the Audit and Nominating and Governance Committees, from January 2014 through EQT's acquisition of Rice Energy in November 2017. From January 2014 to July 2018, Mr. Vagt also served on the board of directors of the general partner of RMP (acquired by EQM in July 2018), serving as board Chair from December 2014 through November 2017. Mr. Vagt has served as a director of Kinder Morgan, Inc. (a publicly traded energy infrastructure company) since May 2012, where he serves as a member of the Audit Committee and Chair of its Environmental, Health and Safety Committee.

Qualifications: Prior to his service to The Heinz Endowments and Davidson College, Mr. Vagt had significant executive and operational oil and gas industry experience, having served as President and Chief Operating Officer of Seagull Energy Corporation (an oil and gas exploration and production company) from 1996 to 1997, as President, Chairman and Chief Executive Officer of Global Natural Resources (a producer of oil and natural gas) from 1992 to 1996 and as President and Chief Operating Officer of Adobe Resources Corporation (an oil and natural gas production company) from 1989 to 1992. Mr. Vagt also served as a director of El Paso Corporation (a provider of natural gas and related energy products) (now part of Kinder Morgan, Inc.) from May 2005 to 2012, where he was a member of the Compensation and Health, Safety and Environmental Committees. Mr. Vagt's professional background, including operations and management experience in both the public and private sectors, makes him an important advisor and member of Equitrans Midstream's Board. In addition, Mr. Vagt provides the Board with diversity of perspective gained from service as the President of The Heinz Endowments, as well as from service as the President of Davidson College.

Mr. Vagt is a member of the Audit Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Committees

The Board currently has four standing Committees: Audit, Management Development and Compensation, Corporate Governance, and Health, Safety, Security and Environmental. The Board may from time to time form new Committees, disband an existing Committee and delegate additional responsibilities to a Committee. Our Committees report on their activities to the Board on a routine basis and also make recommendations regarding matters to be approved by the Board. The responsibilities of the Committees are included in written charters, which are reviewed at least annually by the Committees and the Board. All charters may be viewed on the Company's website at www.equitransmidstream.com by clicking on "About" on the main page and then on "Governance."

The Company does not have a formal policy of requiring its directors to attend the annual meeting, but the Company encourages them to do so. All but one of our directors, who had a previous engagement, participated in the 2020 annual meeting.

In 2020, our Board held 18 meetings, with regular communication between meetings, and each of our directors serving on the Board during 2020 attended 100% of the aggregate meetings of our Board and the Committees on which he or she served. The following charts summarize each Committee's primary responsibilities, membership and number of meetings held in 2020.

Equitrans Midstream Corporation - 2021 Proxy Statement     7

Audit Committee

Members Kenneth M. Burke (Chair) D. Mark Leland Robert F. Vagt	Meetings Held in 2020:10

Primary Responsibilities:    The Audit Committee assists the Board by overseeing:

➢
the accounting and financial reporting processes of the Company and related disclosure matters;
➢
the audits of the Company's financial statements;
➢
the integrity of the Company's financial statements;
➢
the qualifications, independence, and performance of the Company's registered public accountants;
➢
the qualifications and performance of the Company's internal audit function; and
➢
compliance with legal and regulatory requirements, including with the Company's code of business conduct and ethics.

Independence:    Each member of the Committee is independent under the Company's corporate governance guidelines and applicable New York Stock Exchange (NYSE) listing standards and SEC rules. Each member of the Committee is financially literate. The Board has determined that each of Messrs. Burke, Leland and Vagt qualify as an audit committee financial expert as defined under SEC rules. The designation as an audit committee financial expert does not impose any duties, obligations, or liabilities that are greater than those generally imposed upon a director who is a member of the Committee and the Board. As audit committee financial experts, Messrs. Burke, Leland and Vagt also have accounting or related financial management experience under applicable NYSE listing standards.

Management Development and Compensation Committee

Members Margaret K. Dorman (Chair) Patricia K. Collawn D. Mark Leland Norman J. Szydlowski	Meetings Held in 2020:9

Primary Responsibilities:    The Compensation Committee:

➢
assists the Board in the discharge of its fiduciary responsibilities relating to agreements with, and the fair and competitive compensation of, the CEO and other executive officers;
➢
designs, administers and makes awards (or, as applicable, makes recommendations to the Board to make awards) under the Company's incentive compensation and equity-based plans;
➢
provides oversight for and, as required, administers the Company's benefit plans;
➢
oversees the Company's management development program for the Company's executive officers and other key members of management;
➢
oversees such aspects of the Company's policies, programs and strategies related to corporate social responsibility and sustainability, including management development and compensation matters identified as part of the Company's evaluation of environmental, social and governance (ESG) concerns; and
➢
prepares a report for inclusion in the Company's proxy statement for the annual meeting of shareholders.

The Committee has the authority, in its sole discretion, to retain or obtain the advice of an independent compensation consultant, outside legal counsel or other personnel. It may also obtain advice and assistance from internal legal, accounting, human resources and other advisors. Pursuant to its Charter, the Committee may delegate authority and responsibilities to subcommittees as it deems proper provided that no subcommittee shall consist of less than two members.

Independence:    Each member of the Committee meets the independence requirements of the NYSE or any other national securities exchange on which the securities of the Company are listed and applicable federal securities law, including the rules and regulations of the SEC.

8    Equitrans Midstream Corporation - 2021 Proxy Statement

Corporate Governance Committee

Members Vicky A. Bailey (Chair) Sarah M. Barpoulis Kenneth M. Burke Margaret K. Dorman	Meetings Held in 2020:7

Primary Responsibilities:    The Corporate Governance Committee is responsible for:

➢
establishing and recommending to the Board the requisite skills and characteristics to be found in individuals qualified to serve as directors;
➢
identifying individuals qualified to become Board members consistent with criteria approved by the Board;
➢
recommending to the Board the director nominees for each annual meeting of shareholders;
➢
reviewing and recommending to the Board any updates to the Company's corporate governance guidelines;
➢
recommending Committee membership, including a Chair, for each Committee;
➢
recommending an appropriate compensation structure for the directors, including administration of stock-based plans for the directors;
➢
reviewing plans for management succession for all executive officers other than the CEO (which is overseen by the Board);
➢
recommending director independence determinations to the Board;
➢
providing oversight for the corporate governance of the Company, including in connection with the corporate governance aspects of the Company's policies, programs and strategies related to corporate social responsibility and sustainability and governance-related factors identified as part of the Company's evaluation of ESG concerns; and
➢
reviewing related person transactions under the Company's related person transaction approval policy.

Independence:    Each member of the Committee is independent under the Company's corporate governance guidelines and applicable NYSE listing standards.

Health, Safety, Security and Environmental Committee

Members Norman J. Szydlowski (Chair) Vicky A. Bailey Sarah M. Barpoulis Patricia K. Collawn	Meetings Held in 2020:8

Primary Responsibilities:    The HSSE Committee:

➢
provides input and direction to management and the Board about the Company's approach to health, safety, security (including cybersecurity), and environmental policies, programs and initiatives, including HSSE aspects of the Company's policies, programs and strategies related to corporate social responsibility and sustainability (and HSSE-related factors identified as part of the Company's evaluation of ESG concerns) and reviews the Company's activities in those areas;
➢
reviews the overall adequacy of, and provides oversight with respect to, HSSE policies, programs, procedures and initiatives of the Company, including, without limitation, the Company's emergency response preparedness and HSSE matters relating to corporate social responsibility and sustainability and HSSE-related factors identified as part of the Company's evaluation of ESG concerns;
➢
periodically reviews reports from management with respect to significant risk exposures related to HSSE (including, without limitation, risks relating to energy transition, emissions and climate change, as well as biodiversity matters) and advise the Board on management's procedures for monitoring, controlling and reporting on such exposures;
➢
reviews the Company's disclosures regarding the Committee's role in the oversight of the Company's HSSE-related risk management; and
➢
ensures that appropriate HSSE goals are in place and evaluates the Company's progress toward those goals.

Equitrans Midstream Corporation - 2021 Proxy Statement     9

Compensation Process

In discharging the Board's responsibilities relating to compensation of the Company's executive officers, the Compensation Committee recommends, and the Board approves, the target total direct compensation for NEOs by establishing base salaries and setting short-term (bonus) and long-term incentive targets. This process includes consideration of the items discussed in more detail in the section titled "Compensation Discussion and Analysis — Determination of Target Total Direct Compensation (TDC)" below. When appropriate, the Compensation Committee also provides certain limited perquisites and other benefits to executive officers and other key employees.

The Compensation Committee, with the approval of the Board, establishes the plan designs and performance metrics for all of the Company's short-term and long-term incentive programs. The Compensation Committee also sets target and maximum metrics and related payouts under the Company's programs for executive officers and reviews the appropriateness of these for all other Company personnel. After completion of the performance period, the Compensation Committee reviews actual performance in comparison to established metrics to determine the amount of short-term and long-term incentive awards earned for each executive officer and for other Company personnel in total.

The Compensation Committee has retained the services of Mercer (US) Inc. (Mercer) as its independent consultant to aid the Compensation Committee in performing its duties. Representatives of Mercer provided the Compensation Committee with market data and counsel regarding executive officer compensation programs and practices, discussed in more detail in the section titled "Compensation Discussion and Analysis" below. Representatives of Mercer do not make recommendations on, or approve, the amount of compensation for any executive officer. The Company has affirmatively determined that no conflict of interest has arisen in connection with the work of Mercer as compensation consultant for the Compensation Committee.

The Company's compensation process includes discussions among the members of the Compensation Committee, other independent directors of the Board, management and Mercer. The Compensation Committee always seeks approval of the Board with respect to the total direct compensation for each executive officer.

Certain executive officers may review information with the Compensation Committee during meetings and may present management's views or recommendations. The Compensation Committee evaluates these recommendations including, if desired, in consultation with its independent compensation consultant, and takes them into consideration when making the Compensation Committee's decisions and recommendations. When establishing total direct compensation for executive officers and reviewing actual performance against established metrics, the Compensation Committee considers the CEO's compensation recommendations. The CEO does not participate in Compensation Committee or Board deliberations about his compensation.

Beginning in 2019, the Compensation Committee delegated limited authority to Mr. Karam, in his capacity as a director of the Company, to issue special bonus payments and grant certain long-term incentive awards under the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (as amended, the ETRN LTIP). These awards must follow established guidelines (which were subsequently amended in the third quarter of 2020), are reviewed by the Compensation Committee on a quarterly basis, and include New Hire, CEO, Retention and Discretionary New Hire Awards.

The Compensation Committee has approved a pre-established basket to provide for off-cycle New Hire awards pursuant to the following guidelines:

  ➢
  Individuals hired after the annual grant date that would have qualified for a grant may be awarded restricted shares or units in an amount not to exceed the median target for the position. Under this limited authorization, individual grants may not exceed $75,000 and would not apply to newly hired executive officers or direct reports of the CEO.

  ➢
  The aggregate award value of all awards under this basket as of the date of any grant may not exceed $725,000.

10    Equitrans Midstream Corporation - 2021 Proxy Statement

The Compensation Committee has also approved a pre-established basket to provide for CEO Awards, Retention Awards, and Discretionary New Hire Awards to individuals other than executive officers and direct reports of the CEO pursuant to the following guidelines:

  ➢
  Prior to the third quarter of 2020, CEO Awards were made to employees on the condition that no award exceeded $5,000 per employee per grant and the employee did not receive a long-term incentive grant in connection with the current year annual grant process. Effective beginning with the third quarter of 2020, CEO Awards are for the purpose of recognizing individual performance achievement as follows:

  o
  Individuals that have received ETRN LTIP grants as part of the annual award cycle are eligible to receive cash awards limited to $20,000 per employee per grant.

  o
  Individuals that have not received ETRN LTIP grants as part of the annual award cycle are eligible to receive ETRN restricted units, cash or any combination thereof with the award value limited to $20,000 per employee per grant.

  ➢
  Prior to the third quarter of 2020, Retention Awards were made to employees who had received a long-term incentive grant in the past on the condition that no award exceeded $25,000 per employee per grant. Effective beginning with the third quarter of 2020, Retention Awards are for the purpose of addressing compensation for key personnel that have been offered employment outside the company with more favorable equity-based compensation arrangements.

  ➢
  Discretionary New Hire Awards may be made to newly hired employees not otherwise entitled to a New Hire award discussed above on the condition that no award exceeds $25,000 per employee per grant.

  ➢
  In each case, the aggregate award value of all awards under this basket granted as of the date of any grant may not exceed $200,000.

The Compensation Committee has not delegated its authority to award equity to any other executive officer.

We provide additional information regarding the Compensation Committee and the Company's policies and procedures regarding executive compensation below under "Compensation Discussion and Analysis."

Equitrans Midstream Corporation - 2021 Proxy Statement     11

Board Leadership Structure

As described in the Company's corporate governance guidelines, the Board of Directors believes that the functions of the Chairman of the Board are distinct from those of the CEO but that both functions may be effectively performed by the same individual. From time to time, generally in connection with succession planning, the Board will consider whether the Chairman and the CEO should be separate, and if separate, whether the Chairman should be an outside director or an inside director. In July 2019, the Board concluded that combining the functions of Chairman and CEO was the most effective leadership structure for the Company and appointed Mr. Karam as the Chairman of the Board. The Board reaffirmed its conclusion in May 2020 and, based on a recommendation of the Corporate Governance Committee, reappointed Mr. Karam as Chairman of the Board for a term expiring at the Board's 2021 annual meeting. The Board believes the present structure provides the Company and the Board with strong leadership and appropriate independent oversight of management, with a strong Lead Independent Director in Mr. Vagt and a board structure that is 89% independent. In addition, a combined Chairman and CEO allows the Company to communicate its business, strategy and value to shareholders, investors, employees, other stakeholders, regulators and the public with a single voice.

Under the Company's corporate governance guidelines, when the Board does not have an independent Chairman, the Board must designate an independent director as the Lead Independent Director. The Lead Independent Director's exclusive duties are described in the box on this page.

A Lead Independent Director's term is generally for one year, but an individual may serve multiple consecutive terms as the Lead Independent Director if recommended by the Corporate Governance Committee and approved by the Board.

In May 2020, the Board, based on a recommendation from the Corporate Governance Committee, re-elected Mr. Vagt to serve as Lead Independent Director of the Board for a one-year term. Mr. Vagt has held this position since the Separation.

Our Lead Independent Director:
➢
convenes, presides over and sets agendas for regularly scheduled and special executive sessions of independent/non-management directors (which typically occur at each regularly scheduled meeting of the Board), and calls a meeting of the independent/non-management directors if requested by any other director;

➢
presides over any meeting at which the Chairman is not present;

➢
consults with the Chairman to set the annual calendar of topics to be covered at Board meetings and reviews meeting agendas;

➢
facilitates an assessment process with respect to the Board as a whole as well as for individual directors; and

➢
serves as the designated director to speak with shareholders (when requested) and to receive communications from interested parties.

12    Equitrans Midstream Corporation - 2021 Proxy Statement

Board's Role in Risk Oversight

The Board

➢
Reviews the major risks facing the Company and delegates oversight of certain major risks to applicable Board Committees
➢
Reviews the options for mitigating major risks facing the Company

Audit Committee

➢

Discusses the Company's process for assessing major risk exposures and the policies management has implemented to monitor and control such exposures, including the Company's financial risk exposures, including financial statement risk and such other risk exposures as may be delegated by the Board to the Committee for oversight, and the Company's risk management policies

➢

Reviews the integrity of the Company's financial statements

➢

Reviews the qualifications, independence and performance of the Company's registered public accountants

➢

Reviews the qualifications and performance of the Company's internal audit function

Corporate Governance Committee

➢

Addresses governance of the Company, including its director compensation structure, that is in full compliance with law, reflects good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company

➢

Identifies board members of the highest possible caliber to provide insightful, intelligent, and effective guidance to management

➢

Reviews plans for management succession

➢

Reviews periodically and makes such recommendations regarding the Company's risks as may be delegated to the Committee by the Board

Management Development and Compensation Committee

➢

Oversees the performance of an annual risk assessment of the Company's compensation policies and practices

➢

Reviews periodically and makes recommendations regarding the Company's risks as may be delegated to the Committee by the Board

Health, Safety, Security and Environmental Committee

➢

Provides input and direction to management and the Board about the Company's approach to ESG issues and HSSE policies, programs and initiatives, and reviews the Company's activities in those areas

➢

Reviews the overall adequacy of, and provides oversight with respect to, HSSE policies, programs, procedures and initiatives of the Company

➢

Reviews periodically and makes recommendations regarding the Company's risks (including, without limitation, risks relating to energy transition, emissions and climate change, as well as biodiversity matters) as may be delegated to the Committee by the Board

Management

  ➢
  The Company's Enterprise Risk Committee, composed of certain executive officers and other members of management who oversee day-to-day risk management, meet periodically throughout the year to review, prioritize and address the Company's major risk exposures and consider new or emerging risks, the results of which are reported to the Board on a regular basis.

Equitrans Midstream Corporation - 2021 Proxy Statement     13

Director Nominations

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board for approval the requisite skills and characteristics to be found in individuals who will serve as members of the Board. The Committee strives to ensure that the Board consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the Board for approval the slate of directors to be recommended for nomination for election at the Company's annual meeting of shareholders.

When assessing new director candidates for nomination, regardless of who recommends the candidate for consideration, the Corporate Governance Committee will consider the background, diversity, personal characteristics and business experience of the candidate against the ideal attributes identified below. Candidates generally possessing these attributes are further evaluated against of the current needs of the Company to determine the appropriate fit in light of overall Board composition. The Corporate Governance Committee reviews the attributes from time to time and recommends revisions for approval by the Board as the Corporate Governance Committee considers appropriate.

The Board initiated a search for one or more new directors in the fourth quarter of 2019. While a third-party search firm was hired to identify potential director candidates, independent directors on the Board identified Mses. Barpoulis and Collawn and Mr. Leland as potential candidates and after, among other things, a thorough vetting process, interviews with the Company's entire Board and recommendations by the Corporate Governance Committee, the Board appointed Mses. Barpoulis and Collawn and Mr. Leland to the Board effective February 1, 2020, April 1, 2020 and January 30, 2020, respectively, with terms expiring at the 2020 annual meeting of shareholders, each of whom were re-elected at such meeting. With the appointment of the three new directors, the Company has expanded its Board size to nine directors, eight of whom are independent.

Individual Attributes
Character
Leadership
Experience
Network
Commitment
Our ideal candidates…
✓ Possess integrity, competence, insight, creativity, and dedication
✓ Are able to work in a collegial manner, while constructively engaging board members to enhance decision making
✓ Have experience as a board member or as a senior executive of a public company or a significant private entity
✓ Possess broad business experience
✓ Have a strong network of business and industry contacts
✓ Have ability to exercise seasoned business judgment on significant issues facing the Company
✓ Have experience in the Company's industry or experience relevant to the Company's needs
✓ Are willing to spend the time and effort required to learn critical aspects of the operations of the Company and to function effectively as a director
✓ Have no conflict of interest
✓ Meet the applicable standards of independence and other regulatory qualifications
✓ Possess attributes deemed to be appropriate given the then current needs of the Board
Board Composition
Diverse
Experienced
Effective
Our Board as a whole…
✓ Benefits from diversity of background, perspective, business experience, and skills
✓ Includes diversity of ethnicity, gender, and age

14    Equitrans Midstream Corporation - 2021 Proxy Statement

As indicated in the Corporate Governance Committee's charter, the Corporate Governance Committee will consider, in its normal course, submissions from shareholders in making its recommendations for director nominees. Any shareholder desiring to recommend an individual to serve as a director of the Company should submit the information listed below to the Corporate Governance Committee Chair, care of the Corporate Secretary. The Corporate Governance Committee will consider recommendations received no earlier than the close of business on December 28, 2021, and no later than the close of business on January 27, 2022.

A submitting shareholder must provide the following:

  ➢
  The information required by Sections 1.09 and 1.10 of the Company's Bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person's timely written notice; (ii) the nominee's written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary; and (iv) the nominee's executed irrevocable conditional resignation letter.

  ➢
  Updates and supplements to any information previously submitted to the Corporate Secretary.

  ➢
  In addition, the Company may require the shareholder to provide such further information as the Company may reasonably request.

Additionally, as set forth in Section 1.11 of the Company's Bylaws, a shareholder, or group of twenty or fewer shareholders, in each case owning continuously for at least three years as of both the date the notice is received by the Company and the record date for the annual meeting, shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in the Company's proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by the Company's Corporate Secretary not earlier than the close of business on October 16, 2021 (the 150th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting) and not later than the close of business on November 15, 2021 (the 120th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior year's annual meeting) and include the following:

  ➢
  The information required by Sections 1.09 and 1.10 of the Company's Bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person's timely written notice; (ii) the nominee's written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary; and (iv) the nominee's executed irrevocable conditional resignation letter.

  ➢
  The information required by Section 1.11 of the Company's Bylaws, including, but not limited to, (i) all other questionnaires required of the Company's directors; and (ii) such additional information as is necessary to permit the Board to determine that the director nominee is independent and that the nominee's service as a member of the Board would not violate any applicable law, rule or regulation, or the NYSE listing standards.

Please see "Corporate Secretary Contact Information" under the caption "Additional Information" on page 59.

Equitrans Midstream Corporation - 2021 Proxy Statement     15

Contacting the Board

Interested parties may communicate directly with the Lead Independent Director (and with independent directors, individually or as a group, through the Lead Independent Director) by sending an email to ETRNPresidingDirector@equitransmidstream.com. You may also write to the Lead Independent Director, the entire Board, any Board Committee, or any individual director by addressing such communication to the applicable director or directors, care of the Corporate Secretary, at Equitrans Midstream Corporation, 2200 Energy Drive, Canonsburg, Pennsylvania 15317. The Corporate Secretary will open the communication and promptly deliver it to the Lead Independent Director or the named director, unless the communication is junk mail or a mass mailing.

Governance Principles

The Company maintains a corporate governance page on its website that includes key information about its corporate governance practices, including its corporate governance guidelines, code of business conduct and ethics, and charters for each Committee of the Board. The corporate governance page can be found at www.equitransmidstream.com, by clicking on the "About" link on the main page and then on the "Governance" link. The Company will provide copies of its corporate governance guidelines, code of business conduct and ethics, and any of the Board Committee charters upon request by a shareholder to the Corporate Secretary. See "Corporate Secretary Contact Information" under the caption "Additional Information."

16    Equitrans Midstream Corporation - 2021 Proxy Statement

The Board is committed to strong corporate governance practices. Through the Corporate Governance Committee, the Board monitors its corporate governance policies and practices against evolving best practices. Below are highlights of some of our corporate governance policies and practices.

Corporate Governance Highlights

➢
The Board has adopted corporate governance guidelines

➢
Our directors are elected annually for a term of one year

➢
We have a Lead Independent Director with defined duties

➢
Eight of the nine members of the Board are independent of the Company and its management

➢
The Board's independent/non-management directors meet regularly in executive session, and the Lead Independent Director presides over and sets the agenda for sessions of the independent/non-management directors

➢
All members of each of the Audit, Compensation, and Corporate Governance Committees are independent of the Company and its management

➢
Each of the Audit, Compensation, and Corporate Governance Committees has a charter that meets applicable legal requirements and reflects good corporate governance

➢
The HSSE Committee has a charter that reflects good corporate governance

➢
The Board and each Board Committee engage in annual self-assessments

➢
The Company's directors are encouraged to participate in educational programs relating to corporate governance and business-related issues, and the Company provides funding for such activities

➢
The Company has a code of business conduct and ethics applicable to all employees and directors of the Company

➢
Our Bylaws require that any nominee for election to the Board who does not receive a majority of the votes cast in favor of that director's election to the Board in an uncontested election must tender his or her resignation to the Board

➢
The Company has robust stock ownership requirements for executive management and the members of the Board

➢
A director may not be nominated for re-election to our Board after the director has 12 years of service on our Board or reaches the age of 76

➢
Our Bylaws provide that shareholders meeting certain requirements may submit candidates for director to be included in our proxy statement

➢
The Compensation Committee has adopted a robust clawback policy, applicable to current and former executive officers of the Company

➢
The Board has approved, subject to shareholder approval, the removal of the supermajority voting requirements from our Articles of Incorporation and Bylaws
Shareholder Engagement

We value feedback from our shareholders and are committed to engaging in an active dialogue with our shareholders year-round. During 2020, our management team spent a significant amount of time meeting and speaking to our shareholders. We welcome feedback from our shareholders and strive to maintain the best governance, compensation and oversight practices.

Equitrans Midstream Corporation - 2021 Proxy Statement     17

Sustainability and Corporate Responsibility

We recognize, and appreciate, that our shareholders, employees, customers, regulators, and other stakeholders expect us to continue to focus on long-term sustainable performance, including by addressing significant, relevant ESG factors. We have, throughout our corporate history, embraced conducting business in a socially responsible and ethical manner by respecting all stakeholders, and we believe that our continued commitment to sustainability, including minimizing impacts to the environment and society, will enable us to create long-term value. We have highlighted below certain important steps that we have taken to further communicate, structure, and embed within our operations our sustainability practices.

➢
Enhanced Transparency Through Sustainability Reporting.     In 2020, we published our first annual corporate sustainability report (CSR), in accordance with the Global Reporting Initiative (GRI) Core option and also the Sustainability Accounting Standards Board (SASB) Oil & Gas — Midstream Standards. Our 2020 CSR highlights the results of our materiality assessment to identify the ESG topics most significant to our business and stakeholders.

➢
Clear Board and Executive Oversight of Sustainability and Corporate Responsibility.     We took several significant steps to enhance our governance of ESG matters, including clarifying that the full Board, acting through its committees, oversees the Company's policies, programs, and strategies related to corporate social responsibility and sustainability, including ESG matters and related risks and opportunities. In 2020, we appointed a Chief Sustainability Officer to, utilizing cross-functional resources and building upon our existing achievements, design and oversee the implementation of our sustainability strategy.

➢
Publication of Our Climate Policy.     In early 2021 we published our initial Climate Policy, which acknowledges the reality of climate change as one of the most critical issues today and outlines our commitment and aspirations to reduce our carbon footprint. Our efforts include continuing to improve the accounting of greenhouse gas emissions across our value chain to comprehensively understand impacts, as well as to determine actions to lower emissions. To remain transparent and accountable in our efforts, we have committed to reporting our progress to stakeholders and routinely engaging with stakeholders, including key environmental organizations.

➢
Linking Compensation to Meaningful Safety and Environmental Performance Goals.     Building on our continued emphasis of safe operations — above all else — the Compensation Committee has set safety- and environment-related performance goals in the Company's short-term incentive plan, including metrics for incidents with serious potential and observations and erosion and sediment control.

More information regarding our sustainability initiatives and copies of our CSR for 2020 and Climate Policy are available on our website (www.equitransmidstream.com) by selecting the "Sustainability" tab on the main page. Information included in the CSR and Climate Policy is not incorporated into this proxy statement.

Independence and Related Person Transactions
Director Independence

The NYSE listing standards and our governance documents require a majority of our directors and each member of our Audit, Compensation and Corporate Governance Committees to be independent. For a director to be considered independent, the Board must annually determine that he or she has no material relationship with the Company except as a director. To assist it in determining director independence, the Board established guidelines that meet or exceed the independence requirements under the NYSE listing standards. These corporate governance guidelines may be found on the Company's website at www.equitransmidstream.com by clicking on "About" on the main page and then on "Governance."

The Board considers all relevant facts and circumstances in making an independence determination. Any relationship involving a Company director that complies with the independence standards included in the Company's corporate governance guidelines and is not otherwise a related person transaction under the Company's related person transaction approval policy (the related person transaction policy) is deemed to be an immaterial relationship not requiring consideration by the Board in assessing independence. In the first quarter of 2021, our Board, in coordination with our Corporate Governance Committee, made an independence determination for each of our directors and affirmatively determined that all of our directors are independent, other than Mr. Karam.

18    Equitrans Midstream Corporation - 2021 Proxy Statement

Director ownership of Company stock is encouraged and is not in itself a basis for determining that a director is not independent, provided that such ownership may preclude participation on the Audit Committee if its magnitude is sufficient to make the director an affiliated person of the Company as described in the Audit Committee charter. See "Equity-Based Compensation" under the caption "Directors' Compensation" below for a description of the stock ownership guidelines for directors.

Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a related person transaction policy. Under the policy, it is the responsibility of the Corporate Governance Committee to review Related Person Transactions (as defined below) not otherwise approved by the Board. Company management, with the assistance of the Company's legal department, is responsible for determining whether a transaction between the Company and a Related Person (as defined below) constitutes a Related Person Transaction. This determination is based on a review of the facts and circumstances regarding the transaction, including information provided in annual director and executive officer questionnaires. If it is determined that a transaction is a Related Person Transaction that has not been approved by the Board, the material facts regarding the transaction are reported to the Corporate Governance Committee for its review. The Corporate Governance Committee, or in certain cases the Chair of the Corporate Governance Committee followed by a report to the Corporate Governance Committee, determines whether to approve, ratify, revise, reject, or take other action with respect to the Related Person Transaction.

Under the related person transaction policy, a Related Person Transaction is generally a transaction in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest in the transaction. A Related Person is generally any person who is a director or executive officer of the Company, any nominee for director, any shareholder known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and any immediate family member (as defined by the SEC) of any of the foregoing persons.

Under the policy, the following transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance Committee for individual approval:

  ➢
  transactions involving employment of an executive officer by the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation paid to the executive officer was approved by the Compensation Committee;

  ➢
  transactions involving compensation and benefits paid to a director for service as a director of the Company;

  ➢
  transactions on competitive business terms with another company in which the only relationship of a director or immediate family member of a director is as (i) an employee or executive officer, (ii) a director, or (iii) a beneficial owner of less than 10% of that company's shares, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the other company's consolidated gross revenue;

  ➢
  transactions where the interest of the Related Person arises solely from the ownership of a class of equity securities of the Company, and all holders of that class of equity securities receive the same benefit on a pro-rata basis (e.g., payment of dividends);

  ➢
  transactions where the rates or charges involved are determined by competitive bids;

  ➢
  transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation;

  ➢
  transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

  ➢
  charitable contributions, grants or endowments by the Company or the Company's charitable foundation to a charitable or non-profit organization, foundation or university in which a Related Person's only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient's consolidated gross revenue.

Equitrans Midstream Corporation - 2021 Proxy Statement     19

The related person transaction policy does not limit or affect the application of the Company's code of business conduct and ethics and related policies, which require directors and executive officers to avoid engaging in any activity or relationship that may interfere, or have the appearance of interfering, with the performance of the directors' or executive officers' duties to the Company. Such policies require all directors and executive officers to report and fully disclose the nature of any proposed conduct or transaction that involves, or could involve, a conflict of interest and to obtain approval before any action is undertaken.

Related Person Transactions with Directors and Executive Officers

No reportable transactions between the Company and any of its directors or executive officers occurred during 2020, and there are no such proposed transactions.

Related Person Transactions with EQT

A discussion of related person transactions with EQT is attached on Appendix A to this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of Equitrans Midstream at any time. During 2020, no Equitrans Midstream executive officer served as a member of the compensation committee or on the board of directors of any company at which a member of Equitrans Midstream's Compensation Committee or Board of Directors served as an executive officer.

20    Equitrans Midstream Corporation - 2021 Proxy Statement

DIRECTORS' COMPENSATION

The Corporate Governance Committee reviews and the Board approves director compensation on an annual basis. No compensation is paid to employee directors for their service as directors. The Corporate Governance Committee engaged Mercer to review director compensation. Mercer performed a review of the compensation paid to our non-employee directors relative to a group of peer companies identified by Mercer and approved by the Corporate Governance Committee. In light of the non-employee directors' roles and responsibilities and after considering director compensation at relevant peer group companies, Mercer recommended the following non-employee director cash and equity-based compensation, which was approved by our Board for the 2020 and 2021 calendar years.

Compensation Feature	2020	2021
Annual cash retainer — Board member	$100,000	$100,000

Annual cash retainer — Committee Chair	Audit: $20,000 Compensation: $20,000 All other Committees: $15,000	$20,000 $20,000 $15,000

Annual cash retainer — Committee member (excluding the Chair)	Audit: $7,500 Corporate Governance, Compensation, HSSE: None	$7,500 None

Annual retainer — Chairman of the Board and Lead Independent Director	Chairman: $0 Lead Independent Director: $25,000	$0 $25,000

Deferred stock units	Value equal to $150,000	Value equal to $150,000

Equity-Based Compensation

The Company grants to each non-employee director, on an annual basis, stock units under the ETRN LTIP, the payouts of which are deferred under Equitrans Midstream's Amended and Restated Directors' Deferred Compensation Plan (the Director Plan). Each deferred stock unit vests upon award and will be payable upon termination of service as a director of Equitrans Midstream. Each deferred stock unit is equal in value to one share of Equitrans Midstream common stock and does not have voting rights. The deferred stock unit awards are automatically deferred into the Director Plan, and dividends thereon are credited quarterly in the form of additional deferred stock units.

Newly elected non-employee directors of Equitrans Midstream are generally expected to receive an equity grant upon joining the Board equal to the pro-rata amount of the then applicable annual grant. Accordingly, Mses. Barpoulis and Collawn and Mr. Leland received pro-rated grants of 14,200, 8,440, and 13,970 deferred stock units, respectively, when they joined the Board on February 1, 2020, April 1, 2020, and January 30, 2020, respectively.

Deferred Compensation

The Company maintains the Director Plan. Under the Director Plan, in addition to the automatic deferral of deferred stock unit awards, non-employee directors are permitted to elect to defer up to 100% of their retainers and any fees into the Director Plan and receive an investment return on the deferred funds as if the funds were invested in Company common stock or permitted mutual funds. Prior to the deferral, plan participants are required to irrevocably elect to receive the deferred funds either in a lump sum or in equal annual installments. Deferred funds for which directors have elected to receive an investment return as if the funds were invested in Company common stock will be distributed in shares of Company common stock. Distributions will be made or, if applicable, commence following termination of service as a director. The directors' deferred compensation accounts are unsecured obligations of the Company. Mr. Szydlowski and Ms. Collawn deferred fees under the Director Plan during 2020.

Equitrans Midstream Corporation - 2021 Proxy Statement     21

Stock Ownership Guidelines

The non-employee directors are subject to stock ownership guidelines which require them to hold shares (or share equivalents, including deferred stock units) with a value equal to five times the annual cash retainer. Under the guidelines, directors have up to five years from joining the Board to acquire a sufficient number of shares (or share equivalents, including deferred stock units) to meet the stock ownership guidelines. Each of the Company's non-employee directors satisfies the stock ownership guidelines or is within the five-year grace period.

Other
  ➢
  All directors are eligible to participate in the Matching Gifts Program of the Equitrans Midstream Foundation on the same terms as Company employees. Under this program, the Equitrans Midstream Foundation will match gifts of at least $100 made by a director to eligible charities, up to an aggregate total of $50,000 per director in any calendar year.

  ➢
  The Company reimburses directors for their travel and related expenses in connection with attending Board and Committee meetings and related activities. The Company also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for the Company.

2020 Directors' Compensation Table

The table below shows the total 2020 compensation of the Company's non-employee directors.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Ms. Bailey	115,000	150,033	79,240	344,273

Ms. Barpoulis	91,484	137,314	13,243	242,041

Mr. Burke	120,000	150,033	178,503	448,536

Ms. Collawn	75,000	42,453	3,913	121,366

Ms. Dorman	122,926	150,033	41,599	314,558

Mr. Leland	96,607	138,163	13,029	247,799

Mr. Szydlowski	115,000	150,033	78,858	343,891

Mr. Vagt	132,500	150,033	78,858	361,391

(1)
Mses. Barpoulis and Collawn and Mr. Leland joined the board in February 2020, April 2020 and January 2020, respectively.

(2)
Includes annual cash retainers and committee chair fees, some of which have been deferred at the election of the director.

(3)
This column reflects the aggregate grant date fair values determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for the deferred stock units awarded to each director during 2020. On January 1, 2020, the Company granted 11,230 deferred stock units with a grant date fair value of $150,033 to each non-employee director serving at that time. On February 1, 2020, April 1, 2020, and January 30, 2020, the Company made pro-rata grants of 14,200, 8,440 and 13,970 deferred stock units to Mses. Barpoulis and Collawn and Mr. Leland, respectively, with grant date fair values of $137,314, $42,453, and $138,163, respectively. The grant date fair value is computed as the number of deferred stock units awarded on the grant date multiplied by the closing stock price of the Company's common stock on the business day prior to the grant date, which was $13.36 on December 31, 2019, $9.67 on January 31, 2020, $5.03 on March 30, 2020 and $9.89 on January 29, 2020.

(4)
This column reflects (i) accrued dividends on Company deferred stock units; (ii) annual premiums paid for life insurance and travel accident insurance policies ($48.46 per director other than Mr. Burke and $24.23 for Mr. Burke); (iii) the following matching gifts made to qualifying organizations under the Equitrans Midstream Foundation's Matching Gifts Program: Ms. Bailey — $22,224; Mr. Szydlowski — $50,000; and Mr. Vagt — $50,000; and (iv) with respect to Mr. Burke, compensation for his services as a director of EQM's general partner prior to the EQM Merger ($136,928, which includes fees of $32,500, accrued distributions on phantom units of $9,290, annual premiums paid for life insurance and travel accident insurance policies of $24.23 and a grant of an equity award valued at $95,114).

22    Equitrans Midstream Corporation - 2021 Proxy Statement

EQUITY OWNERSHIP

Stock Ownership of Significant Shareholders

The following shareholders reported to the SEC or, in the case of the Series A Preferred Shares, to the Company, that they owned more than 5% of the Company's (i) outstanding common stock or (ii) outstanding Series A Preferred Shares as of December 31, 2020:

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding	Shares of Series A Preferred Stock Beneficially Owned	Percent of Series A Preferred Stock Outstanding
Capital International Investors(1) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	49,507,028	11.4%	—	—

The Vanguard Group(2) 100 Vanguard Boulevard Malvern, PA 19355	38,925,528	9.0%	—	—

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	36,038,222	8.3%	7,719,392	25.7%

EQT Corporation(4) 625 Liberty Avenue, Suite 1700 Pittsburgh, PA 15222	25,296,026	5.8%	—	—

GSO Equitable Finance LP 345 Park Avenue, 31st Floor New York, NY 10154	—	—	7,125,591	23.7%

NB Burlington Aggregator LP(5) 1290 Avenue of the Americas, 24th Floor New York, NY 10104	—	—	3,752,308	12.5%

CEQM Holdings, LLC 520 Madison Avenue, 38th Floor New York, NY 10022	—	—	2,501,537	8.3%

(1)
Information based on Amendment No. 2 to Schedule 13G filed with the SEC on February 16, 2021 reporting that Capital International Investors has sole voting power over 48,284,223 shares and sole dispositive power over 49,507,028 shares.
(2)
Information based on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2021 reporting that The Vanguard Group has sole dispositive power over 38,310,635 shares, shared voting power over 285,938 shares, and shared dispositive power over 614,893 shares.
(3)
Information regarding ownership of shares of common stock is based on Amendment No. 2 to Schedule 13G filed with the SEC on January 29, 2021, reporting that BlackRock, Inc. has sole voting power over 34,340,986 shares and sole dispositive power over 36,038,222 shares. The registered holders of the shares of Series A Preferred Shares are the following funds, accounts or other entities under management by subsidiaries of BlackRock, Inc.: Investment Partners V (II), LLC and GEPIF III EQM Holdings, L.P. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members, have voting and investment power over the shares of Series A Preferred Stock held by the entities which are the registered holders of the referenced Series A Preferred Shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all Series A Preferred Shares held by such funds, accounts and other entities. The address of such funds, accounts or other entities, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, New York 10055, 1 Lafayette Place, Greenwich, Connecticut 06830, or 601 Union Street 56th Floor, Seattle, Washington 98101. Shares shown include only the Series A Preferred Shares that are beneficially held by BlackRock, Inc. and may not incorporate all shares deemed to be beneficially held by BlackRock, Inc.

Equitrans Midstream Corporation - 2021 Proxy Statement     23

(4)
Information based on Amendment No. 3 to Schedule 13G filed with the SEC on February 10, 2021 reporting that EQT had sole dispositive power over 25,296,026 shares. In connection with the Separation, EQT and the Company entered into a Shareholder and Registration Rights Agreement, pursuant to which EQT granted to the Company a proxy to vote the shares of Company common stock owned by EQT immediately after the Separation in proportion to the votes cast by the Company's other shareholders. As a result, EQT does not exercise voting power over any of the shares of Company common stock that it beneficially owns.
(5)
NB Alternatives Advisors LLC has sole voting and dispositive power over all 3,752,308 shares held by NB Burlington Aggregator LP.

Equity Ownership of Directors and Executive Officers

The table below provides the number of shares of Company common stock beneficially owned by the Company's directors and NEOs and all directors and executive officers of the Company as a group as of February 11, 2021, determined under SEC rules, which include Company shares they had the right to acquire within 60 days after February 11, 2021. At the close of business on February 11, 2021, Equitrans Midstream had 433,931,154 shares of common stock outstanding. None of the executive officers or directors of the Company beneficially own any Series A Preferred Shares of the Company. Under SEC rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security. Except as indicated by footnote, the persons named below have sole voting and investment power with respect to all Company common stock beneficially owned by them, subject to community property laws where applicable. None of the shares of Company common stock are subject to a pledge.

Name	Common Stock (1)	Percent of Class (2)
Non-Employee Directors:

Vicky A. Bailey	67,852	*

Sarah M. Barpoulis	34,341	*

Kenneth M. Burke	106,181	*

Patricia K. Collawn	36,922	*

Margaret K. Dorman	112,252	*

D. Mark Leland	90,984	*

Norman J. Szydlowski	79,130	*

Robert F. Vagt	79,269	*

Executive Officers:

Thomas F. Karam(3)	1,004,611	*

Diana M. Charletta(4)	194,884	*

Stephen M. Moore	77,251	*

Kirk R. Oliver(5)	99,644	*

Brian P. Pietrandrea	21,151	*

Directors and Executive Officers as a Group: (13 individuals)	2,004,472	*

*
Indicates ownership or aggregate voting percentage of less than 1%.

(1)
This column reflects shares held of record and shares owned through a bank, broker or other nominee, including shares owned through the Company's 401(k) plan. For the directors, this column includes deferred stock units, including accrued dividends, to be settled in Company common stock, and over which the directors have no voting or investment power prior to settlement, in the following amounts: Ms. Bailey — 65,412 units; Ms. Barpoulis — 34,341 units; Mr. Burke — 65,412 units; Ms. Collawn — 27,565 units; Ms. Dorman — 65,412 units; Mr. Karam — 3,803 units; Mr. Leland — 34,087 units; Mr. Szydlowski — 52,901 units; and Mr. Vagt — 52,900 units. For Ms. Collawn and Mr. Szydlowski, this column also includes 9,357 and 26,229 deferred stock units, including accrued dividends, respectively, that will be settled in common stock in connection with the deferral of director fees, over which Ms. Collawn and Mr. Szydlowski have sole investment but no voting power prior to settlement.

24    Equitrans Midstream Corporation - 2021 Proxy Statement

(2)
This column reflects for each of the NEOs and directors, as well as all executive officers and directors as a group, the total Company shares beneficially owned as a percentage of the sum of the Company's outstanding shares at February 11, 2021, all options exercisable by the executive officer and director group within 60 days of February 11, 2021, and all deferred stock units that will be settled in Company common stock upon termination of the directors' service.
(3)
Shares beneficially owned include (i) 541,000 shares that are held in E.T. Associates, L.P., of which Mr. Karam has sole voting and shared investment power; (ii) 20,000 shares that are held by Mae Rose Partners, LP, of which Mr. Karam shares voting and investment power; and (iii) 25,000 shares that are held by Lakeside Drive Associates, Inc., of which Mr. Karam shares voting and investment power.
(4)
Shares beneficially owned include 9,193 shares owned by Ms. Charletta's husband, of which 72 shares are held in his personal individual retirement account.
(5)
Shares beneficially owned include 18,650 shares that are held in a trust of which Mr. Oliver is a co-trustee and in which he shares voting and investment power.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), requires our directors, executive officers, and anyone holding 10% or more of a registered class of our equity securities (reporting persons) to file reports with the SEC showing their holdings of, and transactions in, these securities. Based solely on a review of copies of such reports, and written representations from each reporting person that no other reports are required, we believe that for 2020 all reporting persons filed the required reports on a timely basis under Section 16(a), except as follows. On June 18, 2020, EQT Corporation filed a late Form 4 related to the sale of 25,299,752 shares of Equitrans Midstream common stock on March 5, 2020 to the Company pursuant to those certain Share Purchase Agreements between EQT and the Company, each dated February 26, 2020. Additionally, during 2021, Mr. Leland became aware that his investment advisor, without his knowledge, sold 127 shares of the Company's common stock held indirectly by him on February 20, 2020. Promptly after Mr. Leland became aware of the sale, a Form 5 reporting the transaction was filed.

Equitrans Midstream Corporation - 2021 Proxy Statement     25

EXECUTIVE COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (CD&A) describes the objectives, principles and components of the material elements of our compensation program for our named executive officers (NEOs). This CD&A focuses on the programs and related compensation for our NEOs in 2020.

Our 2020 Named Executive Officers

As of December 31, 2020, our NEOs were:

    ➢
    Thomas F. Karam, Chairman and Chief Executive Officer

    ➢
    Kirk R. Oliver, Senior Vice President and Chief Financial Officer

    ➢
    Diana M. Charletta, President and Chief Operating Officer

    ➢
    Stephen M. Moore, Senior Vice President and General Counsel

    ➢
    Brian P. Pietrandrea, Vice President and Chief Accounting Officer

Our NEOs have significant experience in the energy industry and possess the necessary skills and business acumen to better position and grow our business as an independent midstream company.

This CD&A is divided into the following sections:

26    Equitrans Midstream Corporation - 2021 Proxy Statement

Executive Summary

COMPENSATION PHILOSOPHY AND OVERVIEW

➢

The Management Development and Compensation Committee (and for purposes of this CD&A, the Committee) functions independently from management in determining and overseeing compensation programs and practices.

➢

The compensation program includes three key elements (base salary, annual incentives and long-term incentives) and seeks to align total direct compensation (TDC) for our NEO positions with our peers using market comparables and other relevant information.

➢

The program is designed to pay for performance and is weighted towards variable pay which requires the Company to achieve well-defined performance metrics in order for NEOs to realize performance-based annual and long-term incentives.

➢

Retirement and other benefit programs are the same for all employees and executive perquisites are limited.

➢

The program delivers transparency and fairness to shareholders, employees and other stakeholders while encouraging sound business strategy and execution that leads to long-term and sustainable shareholder value.

COMPANY HIGHLIGHTS IN 2020

➢

Executed the EQT Global GGA, which includes a 15-year contract term, significantly increases EQT's MVCs to the Company and dedicates a substantial majority of EQT's core acreage in Pennsylvania and West Virginia to the Company.

➢

Completed the final steps of the Company's plan to simplify its legal structure by consummating the EQM Merger.

➢

Published our first annual corporate sustainability report as a standalone company, and established the Board-appointment position of Chief Sustainability Officer to oversee our sustainability program, including ESG matters.

➢

In response to the COVID-19 pandemic, successfully undertook Company-wide measures to promote and maintain the safety of employees and contractors with minimal impact to the Company's operating and financial results.

➢

Delivered 2020 net income of $638 million and 2020 adjusted EBITDA of $1.2 billion.

➢

Achieved record gathered volumes of 8.2 TBtu/day during 2020, a 5% increase from 2019.

➢

Delivered an 86% reduction in our Controllable Erosion and Sediment Rate (see below) from 2019.

➢

Achieved 10% and 11% improvements in our Incidents with Serious Potential Rate (see below) and Occupational Safety and Health Administration Total Recordable Incident Rate, respectively, from 2019.

➢

Completed an EQM senior notes offering in June 2020 resulting in net proceeds of approximately $1.6 billion, which was primarily used to repay outstanding indebtedness under EQM's $3.0 billion revolver, enhancing the Company's liquidity and strengthening the Company's balance sheet.

➢

Added three new members to the Board, further diversifying the governance of our Company.

Equitrans Midstream Corporation - 2021 Proxy Statement     27

HOW DID WE PAY OUR NEOS IN 2020?

➢

In light of market conditions, we did not provide salary adjustments for our executives during 2020. The Committee determined existing salaries were competitive versus designated peer group positions and sufficient to retain executives in the current environment.

➢

Similarly, we did not adjust 2020 annual cash incentive targets from 2019 levels, with the exception of Mr. Pietrandrea, whose target was not competitive with peer positions.

➢

Amounts earned under the 2020 plan year for the Short-Term Incentive Plan (STIP) were based on achievement of three performance metrics: Company EBITDA (60 percent), Controllable Costs (15 percent) and health, safety and environmental (HSE) metrics (25 percent). The Company achieved a 2020 STIP payout of 170% of target, and the awards were paid in early 2021.

➢

2020 long-term incentive target awards (LTIP) were not adjusted from 2019 levels and were granted using a mix of three-year, performance-based restricted stock units (PRSUs) using a multi-year performance period structure and time-based restricted stock awards (RSAs), which cliff vest after three years. NEOs earn from zero to 200 percent of the target PRSUs awarded based on the relative total shareholder return (TSR) of the Company versus our TSR Peer Group (defined below), with payout capped at target in the event of a negative TSR.

➢

We did not pay any discretionary bonuses to our NEOs in 2020.

➢

Our first PRSUs as a standalone company were awarded in 2019 for the 2019-2021 period; thus, no payouts have been earned under the plan.

This CD&A, the "Narrative Disclosure to Summary Compensation Table" and the "2020 Grants of Plan-Based Awards Table" contain references to 2020 Company EBITDA and 2020 adjusted EBITDA, financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), which are also referred to as non-GAAP supplemental financial measures. Attached as Appendix B are reconciliations of 2020 Company EBITDA and 2020 adjusted EBITDA to 2020 Company net income, the most directly comparable GAAP financial measure, as well as other important disclosures regarding non-GAAP financial measures.

Compensation Philosophy and Practices

In designing the 2020 compensation structure, the Committee utilized the following guidelines as the foundation for the program:

    ➢
    The program should aid in the recruitment and retention of management and key personnel.

    ➢
    The program should encourage sound business strategy and execution that leads to long-term and sustainable shareholder value.

    ➢
    The program should establish key elements of compensation (base salary, annual short-term incentive and long-term incentive targets) that are competitive with the compensation levels in the Company's Compensation Peer Group (defined below).

    ➢
    The program should ensure all short-term incentives and the majority of long-term incentives are performance-driven based on Company-wide, well-defined metrics and should avoid individual metrics for executives and subjective judgments in determining payments.

    ➢
    The program should limit executive perquisites to basic programs that are minimal in amount and number and are consistent with market practices.

    ➢
    The program should encourage a culture of integrity, safety and collaboration and seek to emphasize favorable ESG behavior.

    ➢
    The program should be transparent and fair to shareholders, employees and other stakeholders.

    ➢
    The Committee should receive periodic feedback from management to assess the program's effectiveness in supporting the Company's business objectives.

28    Equitrans Midstream Corporation - 2021 Proxy Statement

In addition to what we do and do not do, we maintain the following compensation policies to provide accountability to our Company and our shareholders:

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How We Determine Executive Compensation
Compensation Program is Based on Three Key Elements of Compensation

The Company's compensation program is based on three key elements of compensation:

    ➢
    base salary

    ➢
    annual short-term incentives (STIP)

    ➢
    long-term incentives (LTIP)

Each element is determined with a view of offering competitive TDC versus similar peer group positions while also providing compensation levels that aid in the retention of high performing executives. The following table describes each element and outlines the Committee's objectives in using each element of compensation.

Compensation Element	Description	Objectives
Base Salary	Fixed compensation that is reviewed annually and is based on performance, experience, responsibilities, skillset and market value.	➢ Provide a base level of compensation that corresponds to position and responsibilities. ➢ Attract, retain, reward and motivate qualified and experienced executives.

Annual Incentive Program (STIP)	"At-risk" compensation measured against clearly-defined annual financial and operational goals, including Company EBITDA, HSE metrics & Controllable Costs.	➢ Incentivize executives to achieve near-term goals that ultimately contribute to long-term Company growth and shareholder returns.

Long-Term Incentive Program (LTIP)	Mix of long-term target compensation consisting of PRSUs and time-based RSAs.

PRSUs earned at zero to 200 percent of target units based on TSR vs. an established performance peer group over four separate performance periods with earned amounts vesting at the end of the three-year period; payouts are capped at target in the event of a negative TSR.

RSAs subject to three-year cliff vesting.

➢

Align executives' interests with those of Company shareholders.

➢

Promote stability among leadership via incentives to remain with the Company long-term.

➢

Incentivize executives to achieve goals that drive Company performance over the long-term.

➢

Pay-for-performance structure that results in no payout for PRSUs in the event of poor relative performance versus peers and, with respect to each performance period, earned amounts are capped at target in the event shareholders do not experience positive returns during such performance period.

A majority of our NEO compensation is at-risk and is issued in the form of both short- and long-term incentives. Individuals in a position to influence the growth of shareholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. The charts below reflect the fixed and at-risk of the 2020 compensation for (i) Mr. Karam, our Chief Executive Officer, and (ii) our other NEOs. The amounts for each component of TDC set forth in the charts below were calculated in accordance with SEC rules. TDC, which is not a substitute for the total compensation as reported in the Summary Compensation Table on page 39 of this proxy statement, omits certain other compensation (e.g., 401(k) contributions and perquisites) that is reflected in the Summary Compensation Table. For additional information, including information regarding how total compensation is calculated under SEC rules, see the footnotes accompanying the Summary Compensation Table.

30    Equitrans Midstream Corporation - 2021 Proxy Statement

Determination of Target Total Direct Compensation (TDC)

For 2020, the Committee established the target TDC for NEOs by establishing base salaries and setting annual and long-term incentive targets which were then recommended to, and approved by, the Board.

When establishing target TDC for each NEO, the Committee considered:

    ➢
    the compensation philosophy and practices articulated above;

    ➢
    the market median target compensation elements of the Company's Compensation Peer Group as developed by the Committee in consultation with its independent compensation consultant;

    ➢
    the scope of the executive's responsibility, internal pay equity, succession planning, and industry-specific technical skills and abilities that may be difficult to replace;

    ➢
    the CEO's compensation recommendations (with respect to NEOs other than the CEO); and

    ➢
    input from the other independent directors of the Board.

In considering the amount and type of each component of compensation, the Committee considers the effect of each element on all other elements as well as the allocation of target TDC between fixed and at-risk pay as well as cash and equity. The Committee is committed to providing that a significant portion of each NEO's TDC opportunity take the form of performance-based awards that only pay out upon attainment of performance goals that drive Company performance over the long-term.

As noted above, one of the several factors the Committee considers in determining TDC is the relationship of such TDC with a group of peer companies selected by the Committee in consultation with its independent compensation consultant. For 2020, the Compensation Peer Group was composed of the following eight companies that are generally similar to the Company with respect to business activity and of a similar size as measured by market capitalization, total assets and EBITDA:

➢ Crestwood Equity Partners LP	➢ Magellan Midstream Partners, L.P.
➢ DCP Midstream, LP	➢ ONEOK Inc.
➢ Enable Midstream Partners, LP	➢ Targa Resources Corp.
➢ EnLink Midstream, LLC	➢ Western Midstream Partners, LP

The 2020 Compensation Peer Group was unchanged from the 2019 Compensation Peer Group other than the removal of Buckeye Partners, L.P., which was acquired in the fourth quarter of 2019.

Determination of Final Total Compensation for Performance-Based Elements

Throughout the year, the Committee reviews performance against the established STIP and LTIP program performance metrics. Once the fiscal year has ended, the Committee determines achievement of the performance goals for the STIP and, after the completion of the performance period, the applicable LTIP awards and determines the actual amount to be paid under the STIP and each PRSU award, as applicable. Our first

Equitrans Midstream Corporation - 2021 Proxy Statement     31

PRSUs as a standalone company were awarded in 2019 for the 2019-2021 period; thus, no payouts have been earned under the plan.

Role of Independent Compensation Consultant

The Committee has the sole authority to hire, terminate and approve fees for compensation consultants, outside legal counsel and other advisors as it deems to be necessary to assist in the fulfillment of its responsibilities. The Committee retained the services of Mercer as its independent compensation consultant to aid the Committee in performing its duties and designing the compensation philosophy and structure for the Company. During 2020, representatives of Mercer provided the Committee with market data and counsel regarding executive officer compensation programs and practices, including specifically:

    ➢
    competitive benchmarking;

    ➢
    peer group identification and assessment;

    ➢
    advice and market insight as to the form of and performance measures for annual and long-term incentives;

    ➢
    marketplace compensation trends in the Company's industry and generally; and

    ➢
    a risk assessment of the Company's compensation programs.

Representatives of Mercer do not make recommendations on, or approve, the amount of compensation for any executive officer. The Committee has affirmatively determined that no conflict of interest has arisen in connection with the work of Mercer as compensation consultant for the Committee.

Shareholder Engagement and Say-on-Pay Results

Shareholders holding over 97% of our outstanding shares voted at our 2020 annual shareholders' meeting to approve our say-on-pay proposal regarding our NEOs' 2019 compensation. Based on these results, the Committee concluded that the compensation programs and practices specifically designed to our Company's needs are in our shareholders' best interests and have strong shareholder support. Nonetheless, the Committee did undertake a thorough analysis of its compensation programs and made appropriate modifications as described below.

2020 Compensation Program Elements

The following discussion outlines the targeted 2020 executive compensation program and what we actually paid our NEOs. These compensation decisions were made in early 2020 prior to the COVID-19 pandemic. The Committee reviewed the compensation elements and determined that there was no justification for modifying the NEOs' base salaries nor the NEOs' annual or long-term incentive awards due to the ongoing COVID-19 pandemic.

2020 Base Salaries

In light of market conditions, we did not provide salary adjustments for our executives during 2020. The Committee determined existing salaries were competitive versus designated peer group positions and sufficient to retain executives in the current environment.

Name	Title	Base Salary
Thomas F. Karam	Chairman and Chief Executive Officer	$675,000

Kirk R. Oliver	Senior Vice President and Chief Financial Officer	$500,000

Diana M. Charletta	President and Chief Operating Officer	$450,000

Stephen M. Moore	Senior Vice President and General Counsel	$375,000

Brian P. Pietrandrea	Vice President and Chief Accounting Officer	$224,000

32    Equitrans Midstream Corporation - 2021 Proxy Statement

2020 Annual Incentives (STIP)

Our STIP focuses our NEOs' attention to achieving key near-term goals that drive long-term performance for our Company. In 2020, our STIP's performance goals and results were as shown:

STIP Metrics

In designing the STIP for 2020, our Committee determined that Company EBITDA, Controllable Costs and HSE performance metrics were key drivers to the successful execution of our business, but recommended to the Board that the weighting of Company EBITDA be increased to 60% for 2020 (from 50% for 2019) and the weighting of Controllable Costs be correspondingly decreased to 15% for 2020 (from 25% for 2019) in order to emphasize and prioritize near-term performance objectives for the Company.

Metric	What it Measures	What it Does
Company EBITDA	• Key business indicator used by management and our investors to evaluate overall performance.	✓ Rewards our NEOs based on our annual financial results.

Controllable Costs	• Evaluates how well we manage our costs.	✓ Focuses attention on expenses that can erode earnings and drives overall culture of cost control.

Health, Safety and Environmental	• Determines performance against stringent safety and environmental goals.	✓ Promotes a culture where safety, health and the environment is embedded into all aspects of our decision-making.

2020 STIP Performance

Category	Metric	Weight	Threshold (50%)		Target (100%)		Maximum (200%)		2020 Results		2020 Payout
Financial	Company EBITDA	60%	$1,066	(1)	$1,171	(1)	$1,276	(1)	$1,228	(2)	155%

($ in millions)	Controllable Costs	15%	$332		$305		$278		$282	(3)	184%

	ISP	10%	1.43		1.17		0.91		0.84

HSE(4)	Adj. ISP	5%	If Actual Rate '0' — Matches ISP Rate Payout						0		200%

	Controllable Erosion and Sediment Rate	10%	0.50		0.41		0.36		0.02

Total 2020 STIP Payout											170%

(1)
In February 2020, the Company announced the EQT Global GGA, which has resulted in the Company's recognition of a significant amount of deferred revenue during 2020. See footnote 6 to the Company's Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on February 23, 2021 for a detailed discussion of the Company's deferred revenue. Following the Board's approval of the 2020 performance metrics for the STIP, the Company finalized its accounting estimates related to the EQT Global GGA and determined that the Company's forecast of 2020 deferred revenue decreased by approximately $89 million from the Company's original estimate. Because deferred revenue was used to derive the original 2020 performance metrics, this would have resulted in an unintended increase to the 2020 STIP payout from 170% to 196% of the target payout, or an increase in the aggregate 2020 STIP payout of approximately $5 million. As a result, on July 22, 2020, the Board, following the recommendation thereof from the

Equitrans Midstream Corporation - 2021 Proxy Statement     33

  Committee as well as the Company's senior management team, equitably adjusted "Threshold," "Target" and "Maximum" amounts for the Company's 2020 Company EBITDA performance metric under the STIP to remove the impact of the approximately $89 million change in the deferred revenue forecast from the approved 2020 performance metrics. In addition, the Board, following the recommendation of the Committee, determined to adjust the STIP to remove the impact of any future changes in deferred revenue from the Company EBITDA metric because the Company's employees have no control over changes to the estimated deferred revenue amounts resulting from certain provisions within the EQT Global GGA.

(2)
As provided under the STIP, the 2020 Company EBITDA calculation excludes: (i) expenses related to 2020 acquisitions; and (ii) non-recurring, non-operational gains, losses and impairments. See Appendix B for a reconciliation of Company EBITDA to net income, the most directly comparable GAAP financial measure.

(3)
Controllable Costs is calculated as the sum of the Company's Operating and Maintenance expenses and Selling, General and Administrative expenses. As provided under the STIP, the 2020 Results Controllable Costs exclude specified circumstances or events that occurred during the 2020 plan year.

(4)
HSE metrics defined as:

•
Incidents with Serious Potential (ISP) Rate:  Measures events with precursors that can lead to serious injuries and fatalities thereby allowing prevention of the injuries.

•
Adjusted Incidents with Serious Potential Rate:  ISP rate is adjusted by the rate of Observations with Serious Potential (OSP). An OSP is an observation of an activity with precursors that has the potential to become an ISP before the event occurs.

•
Controllable Erosion and Sediment Rate:  Measures erosion and sediment incidents that are due to the fault of the Company, whether by design, construction or management.
2020 NEO STIP Opportunities and Payments

The Board, upon recommendation of the Committee, made no adjustments to the target percentages for the NEOs' short-term incentive plan opportunities for the 2020 plan year, other than Mr. Pietrandrea's short-term incentive plan opportunity. The Board, upon recommendation of the Committee, increased Mr. Pietrandrea's target short-term incentive opportunity by approximately 17% to $100,800 to better align his target with the market median. The NEOs' short-term incentive opportunities for 2020 were as follows:

NEO	Threshold	Target	Maximum	2020 STIP Award Earned
Thomas F. Karam	$337,500	$675,000	$1,350,000	$1,147,500

Kirk R. Oliver	$225,000	$450,000	$900,000	$765,000

Diana M. Charletta	$225,000	$450,000	$900,000	$765,000

Stephen M. Moore	$150,000	$300,000	$600,000	$510,000

Brian P. Pietrandrea	$50,400	$100,800	$201,600	$171,360

STIP payouts are prorated for the portion of the year an individual is employed and based on actual performance achievement. Additionally, in the event of death, disability, qualifying retirement or change in control, the STIP would provide a prorated payout. Amounts would be forfeited in all other separation scenarios. The Committee has the authority to make exceptions to the treatment of payouts under the STIP.

34    Equitrans Midstream Corporation - 2021 Proxy Statement

Long-Term Incentive Program (LTIP)

Our LTIP aligns our NEOs' interests with those of our shareholders by providing the opportunity to earn incentive compensation based on the Company's long-term success.

Both RSAs and PRSUs awarded to our NEOs are paid in Company stock, further aligning their interests with those of our shareholders.

Time-Based RSAs

The time-based RSAs issued under the 2020 LTIP program cliff vest after three years of continuous service following the vesting commencement date, which was January 1, 2020. The grant of time-based RSAs helps align our NEOs' interests with those of our shareholders and provides a powerful retention incentive that assists us in maintaining continuity among our senior executive team.

Performance-Based RSUs (PRSUs)

For purposes of the 2020 LTIP, the Committee continued to refine the performance-based aspects of the incentive structure instituted following the Company's Separation from EQT. The Committee, with input from other members of the Board and the Committee's independent compensation consultant, undertook a thorough review of the design and performance metrics used for the Company's performance-based program. The Committee elected to eliminate the Cumulative TSR Per Share metric used in 2019, as the primary driver (i.e., share price) was already reflected in the existing Relative TSR metric. The Committee also implemented a multi-year performance period structure that the Committee believed would enhance the retentive effect of the program and incorporated a negative TSR cap for the 2020 long-term incentive program. The Committee believed that the ability for employees to earn a portion of the PRSUs each year, based on the Company's Relative TSR performance, enhanced the award's retention element, while providing that the largest incremental portion of the program weighted towards a three-year performance period continued to emphasize the importance of delivering long-term value creation for the Company's shareholders. All PRSUs are eligible to vest, to the extent earned, at the end of the three-year period. The Committee recommended, and the Board approved, the above modifications for the 2020 long-term performance-based incentive design.

The PRSUs issued under the 2020 LTIP program may be earned over four separate performance periods as follows: (i) 20% for each of the three calendar years that occur following the vesting commencement date (i.e., the 2020, 2021 and 2022 calendar years) and (ii) 40% for the cumulative three-year period following the vesting commencement date (i.e., January 1, 2020 through December 31, 2022) (such three-year period, the cumulative performance period). All payouts for the PRSUs are contingent on continued employment over the full three-year performance period and are paid following the Committee's certification of results following the end of such performance period.

By basing our PRSUs on Relative TSR performance over the 2020-2022 performance period, we align our NEOs' interests with those of our shareholders by tying compensation outcomes to our performance relative to our TSR Peer Group and to delivering shareholder value.

Equitrans Midstream Corporation - 2021 Proxy Statement     35

The table below summarizes the Relative TSR performance goals and potential payouts for each of the four performance periods:

2020-2022 PRSUs — Relative TSR*
Threshold	Target	Maximum
25th Percentile	50th Percentile	75th Percentile or Above

50% Payout	100% Payout	200% Payout

*	TSR performance between points will be determined by straight-line interpolation. In the event that the Company's TSR is negative for any one of the four performance periods, the payout will not exceed 100% of target for such performance period notwithstanding performance above target.

Our 2020 TSR Peer Group consists of a subset of similarly-sized C-corporations with market values in excess of $2 billion included in the Alerian US Midstream Energy Index (AMUS), as well as all members of the Compensation Peer Group. The Committee selected the TSR Peer Group in consultation with Mercer, its independent compensation consultant. The 2020 TSR Peer Group represents a decrease in peer companies from our 2019 peer group, based upon market consolidation, as well as, a selection of companies that the Committee believes are more aligned with the Company's corporate structure and dividend policy following the EQM Merger. The Committee believes this larger peer group (as compared to the Compensation Peer Group) is appropriate as it represents the companies with which the Company competes for investment purposes.

➢ Antero Midstream Corporation	➢ Kinder Morgan, Inc.
➢ Cheniere Energy, Inc.	➢ Magellan Midstream Partners, L.P.
➢ Crestwood Equity Partners LP	➢ ONEOK Inc.
➢ DCP Midstream, LP	➢ Targa Resources Corp.
➢ Enable Midstream Partners, LP	➢ The Williams Companies, Inc.
➢ EnLink Midstream, LLC	➢ Western Midstream Partners, LP

To determine Relative TSR we utilize the 15-day average closing price of our stock prior to the beginning of the respective performance period and the 15-day average closing price of our stock at the end of the respective performance period to determine Relative TSR.

The target long-term incentive awards to the NEOs were made consistent with the Committee's methodology described above and were unchanged from the target long-term incentive awards (by dollar value) approved for the NEOs in 2019. The number of RSAs and PRSUs awarded to the NEOs were as follows:

NEO	2020 Time-Based RSAs Awarded	2020 PRSUs Awarded
Thomas F. Karam	121,260	181,890

Kirk R. Oliver	23,960	35,930

Diana M. Charletta	40,420	60,630

Stephen M. Moore	21,670	32,510

Brian P. Pietrandrea	5,970	8,960

EQT 2018 IPSUP Long-Term Incentive Awards

In February 2021, the Committee certified the performance for the two-thirds of the EQT 2018 Incentive Performance Share Unit Program (EQT 2018 IPSUP) award component that was subject to performance goals established by our Board, upon recommendation of our Committee.

The remaining one-third of the EQT 2018 IPSUP performance shares remained subject to and were earned based on actual performance of EQT for the period beginning January 1, 2018 and ended on December 31, 2018.

36    Equitrans Midstream Corporation - 2021 Proxy Statement

Our Committee had no involvement in the setting of performance goals for the one-third portion of the EQT 2018 IPSUP that is attributable to the 2018 calendar year or the two-thirds of the EQT 2018 IPSUP award component that was subject to performance goals established by EQT; however, as a result of the Separation, it certifies performance achievement pursuant to the applicable plan documents and an Employee Matters Agreement, dated November 12, 2018, between us and EQT.

Other Considerations Important to Our Compensation Program

In general, our NEOs participate in the same retirement and health and welfare benefit plans offered to other Company employees. The same contribution amounts, deductibles and plan design provisions are generally applicable to all employees.

Stock Ownership Guidelines

The NEOs are subject to stock ownership guidelines requiring each NEO to hold a specified multiple of the NEO's base salary (five times for the CEO and three times for all other NEOs). The NEOs are required to meet the ownership guidelines within a reasonable period of time from becoming an NEO; provided, however, in the event the individual ownership guidelines are not met within a five-year period, the net shares acquired through incentive compensation plans must be retained. As of December 31, 2020, Mr. Karam met his ownership guidelines, as his Company stock holdings represented approximately 10 times his base salary. Our remaining NEOs are on track to satisfy the guidelines within the prescribed time period.

Retirement Program

Our NEOs participate in the same defined contribution 401(k) plan as all other Company employees. During 2020, we contributed an amount equal to 6% of each participant's base salary and annual incentive award to an individual account for each employee (subject to Internal Revenue Service (IRS) regulations).

We also match every participant's elective deferral contributions by an amount equal to 50% of each dollar contributed, subject to a maximum Company matching contribution of 3% of the employee's base salary and annual incentive awards (subject to IRS regulations).

We do not provide separate executive retirement benefits for our NEOs.

Health Benefits

Our NEOs participate in the same health and welfare benefit plans as all other Company employees. We provide medical, prescription drug, dental, vision, short- and long-term disability, wellness and employee assistance programs. We also provide our NEOs and certain other senior members of management with access to an annual executive physical and modest additional life / accidental death & dismemberment insurance coverage reflecting their compensation levels. NEOs pay the same health benefit contribution amounts and have the same deductibles as applicable to all other Company employees.

Limited Perquisites

The perquisites program provides an executive physical and access to a concierge medical program as well as an annual stipend to offset the cost of financial planning services. Beginning in 2020, Mr. Karam also was reimbursed for a one-time club initiation fee as well as the costs of his 2020 monthly dues. The Company reflected the entire cost of the membership, including the initiation fee and monthly dues in the Summary Compensation Table below. However, Mr. Karam's use of the club is primarily for businesses purposes, and the Company therefore believes that only a portion of the cost represents a perquisite. See footnote (3) to the Summary Compensation Table below for a discussion of the perquisites provided to the named executive officers during 2020.

Compensation Policies and Practices and Risk Management

In early 2021, members of the Company's management, with the assistance of the Committee's independent compensation consultant, reviewed the risk assessment of the Company's compensation programs for all

Equitrans Midstream Corporation - 2021 Proxy Statement     37

employees. The results of such assessment were presented to the Committee. Based on the assessment, the Company and the Committee believe that the Company's compensation programs are balanced and do not create risks reasonably likely to have a material adverse impact on the Company.

Agreements with the Named Executive Officers

The Committee believes that severance protections play a valuable role in attracting, motivating and retaining highly talented executives. Accordingly, we provide such protections for the NEOs under their agreements that are described in detail under the caption "Potential Payments Upon Termination or Change of Control" below. Importantly, the executive agreements include covenants not to solicit employees, customers, potential customers, vendors or independent contractors from, or, with respect to all NEOs except Mr. Pietrandrea, compete with, the Company for a specified period of time and to maintain the confidentiality of the Company's information. The Committee believes that these covenants are extremely valuable to the Company.

As explained below, in March 2020 the Company replaced Mr. Pietrandrea's existing confidentiality, non-solicitation and non-competition agreement with a confidentiality, non-solicitation and change of control agreement in connection with a holistic review of all of our agreements with our executive officers. See "Potential Payments Upon Termination or Change of Control" below for additional information on Mr. Pietrandrea's confidentiality, non-solicitation and change of control agreement.

Report of the Management Development and Compensation Committee

We have reviewed and discussed the CD&A with the Company's management. Based on our review and discussions, we recommend to the Board of Directors that the CD&A be included in the Equitrans Midstream Corporation Proxy Statement for 2021.

This report has been furnished by the Management Development and Compensation Committee
of the Board of Directors.

Margaret K. Dorman, Chair
Patricia K. Collawn
D. Mark Leland
Norman J. Szydlowski

EXECUTIVE COMPENSATION TABLES

The following tables reflect the compensation of the Company's NEOs. The information set forth below with respect to the period prior to the Separation is historical EQT compensation. This historical EQT compensation, which was, as applicable, approved by the EQT Corporation Management Development and Compensation Committee, has been provided by, or derived from information provided by, EQT and reflects compensation earned during 2018 prior to the Separation based upon services performed during such periods. The Company provided the compensation information for periods following the Separation in 2018, most of which was attributable to EQT programs assumed by the Company as a result of the Separation, and for 2019 and 2020, which reflects the Company's own compensation program as an independent company.

38    Equitrans Midstream Corporation - 2021 Proxy Statement

Summary Compensation Table

The table below sets forth the compensation earned by or paid to our NEOs during the fiscal years ended December 31, 2020, 2019, and 2018, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas F. Karam	2020	675,000	—	2,636,435	1,147,500	203,759	4,662,694
Chairman and Chief	2019	680,769	—	3,251,737	1,035,057	45,659	5,013,222
Executive Officer	2018	212,308	267,000	3,000,230	—	205,941	3,685,479

Kirk R. Oliver	2020	500,001	—	520,883	765,000	44,772	1,830,656
Senior Vice President	2019	500,001	—	642,317	693,000	44,500	1,879,818
and Chief Financial Officer	2018	134,616	20,000	405,538	—	10,189	570,343

Diana M. Charletta	2020	450,000	—	878,811	765,000	44,656	2,138,467
President and Chief	2019	429,940	—	963,476	641,812	44,371	2,079,599
Operating Officer	2018	283,167	321,040	510,890	—	36,017	1,151,114

Stephen M. Moore	2020	375,001	—	471,177	510,000	44,487	1,400,665
Senior Vice President	2019	252,405	—	596,994	462,000	23,378	1,334,777
and General Counsel	2018	—	—	—	—	—	—

Brian P. Pietrandrea	2020	224,000	—	129,827	171,360	26,161	551,348
Vice President and	2019	210,360	32,579	96,349	132,821	19,526	491,635
Chief Accounting Officer	2018	—	—	—	—	—	—

(1)
The amounts for 2020 in this column reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 using the assumptions described in Note 10 to the Company's Consolidated Financial Statements, which is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 23, 2021. With respect to stock awards granted in 2020, the table below sets forth the value attributable to performance restricted stock units under the 2020 Equitrans Midstream Corporation Performance Share Unit Program (2020 PSUP) valued at target achievement. Pursuant to SEC rules, the amounts included for awards subject to performance conditions are based on the probable outcome as of the date of grant, which would have amounted to the target total grant date fair values listed in the table below. These performance restricted stock units under the 2020 PSUP may pay out up to 200% of the target award, which would have amounted to the maximum total grant date fair values listed in the table below.

Name	Target Total Grant Date Fair Value ($)	Maximum Total Grant Date Fair Value ($)
Thomas F. Karam	1,016,401	2,032,802

Kirk R. Oliver	200,777	401,554

Diana M. Charletta	338,800	677,600

Stephen M. Moore	181,666	363,332

Brian P. Pietrandrea	50,068	100,136

See "Long-Term Incentive Program (LTIP)" in the "Compensation Discussion and Analysis" above for further discussion of the 2020 PSUP as well as the 2020 Equitrans Midstream Corporation Restricted Share Awards.

(2)
The amounts for 2020 in this column reflect the annual performance incentives earned by each NEO pursuant to the terms of the Equitrans Midstream Corporation Amended and Restated Short-Term Incentive Plan (STIP) with respect to performance during the year ended December 31, 2020. These awards were paid to the NEOs in cash in the first quarter of 2021. See "2020 Annual Incentives (STIP)" in the "Compensation Discussion and Analysis" above for further discussion of the STIP for the 2020 plan year.

Equitrans Midstream Corporation - 2021 Proxy Statement     39

(3)
This column includes the dollar value of premiums paid by the Company for group life and accidental death and dismemberment insurance, the Company's contributions to the 401(k) plan, and perquisites. For 2020, these amounts were as follows:

Name	Insurance Premiums ($)	401(k) Contributions ($)	Perquisites ($)(a)	Other ($)(b)	Total ($)
Thomas F. Karam	1,539	25,650	175,370	1,200	203,759

Kirk R. Oliver	1,142	25,650	17,980	—	44,772

Diana M. Charletta	1,026	25,650	17,980	—	44,656

Stephen M. Moore	857	25,650	17,980	—	44,487

Brian P. Pietrandrea	511	25,650	—	—	26,161

  (a)
  Amounts in the perquisite column include the following:

  •
  A stipend to be used for financial planning.

  •
  The cost of providing the executive physical benefit, which includes preferred access to healthcare professionals and related services for the executives.

  •
  For Mr. Karam, the entire cost of one-time club initiation fees and 2020 monthly dues (totaling an aggregate of $157,390), although the Company believes that only a portion of the cost represents a perquisite.

  (b)
  Represents the opt-out payment in connection with Mr. Karam's waiver of Company medical benefits.

2020 Grants of Plan-Based Awards Table

The table below sets forth additional information regarding restricted shares and restricted share units granted to our NEOs during the 2020 fiscal year.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	Grant Date Fair Value of Stock and
Name	Type of Award (1)	Grant Date	Approval Date	Threshold ($)	Target ($)(2)	Maximum ($)(2)	Threshold (#)	Target (#)(3)	Maximum (#)(3)	of Stock or Units (#)(4)	Option Awards ($)
Thomas F. Karam	STIP	—	—	337,500	675,000	1,350,000	—	—	—	—	—
	PSU	3/31/2020	3/28/2020	—	—	—	90,945	181,890	363,780	—	1,016,401
	RS	3/31/2020	3/28/2020	—	—	—	—	—	—	121,260	1,620,034

Kirk R. Oliver	STIP	—	—	225,000	450,000	900,000	—	—	—	—	—
	PSU	3/31/2020	3/28/2020	—	—	—	17,965	35,930	71,860	—	200,777
	RS	3/31/2020	3/28/2020	—	—	—	—	—	—	23,960	320,106

Diana M. Charletta	STIP	—	—	225,000	450,000	900,000	—	—	—	—	—
	PSU	3/31/2020	3/28/2020	—	—	—	30,315	60,630	121,260	—	338,800
	RS	3/31/2020	3/28/2020	—	—	—	—	—	—	40,420	540,011

Stephen M. Moore	STIP	—	—	150,000	300,000	600,000	—	—	—	—	—
	PSU	3/31/2020	3/28/2020	—	—	—	16,255	32,510	65,020	—	181,666
	RS	3/31/2020	3/28/2020	—	—	—	—	—	—	21,670	289,511

Brian P. Pietrandrea	STIP	—	—	50,400	100,800	201,600	—	—	—	—	—
	PSU	3/31/2020	3/28/2020	—	—	—	4,480	8,960	17,920	—	50,068
	RS	3/31/2020	3/28/2020	—	—	—	—	—	—	5,970	79,759

(1)
Type of Award:

STIP = 2020 Short-Term Incentive Plan Award
PSU = 2020 PSUP Awards
RS = 2020 Restricted Share Awards

(2)
These columns reflect the annual incentive award target and maximum amounts payable under the STIP for the 2020 plan year. The payout amounts could range from no payment, to the percentage of base salary for 2020 identified as the target annual incentive award (target), to two times the target annual incentive award. See "2020 Annual Incentives (STIP)" in the "Compensation Discussion and Analysis" above for further discussion of the STIP for the 2020 plan year.

(3)
These columns reflect the target and maximum number of units payable under the 2020 PSUP, which vest 100% on the payment date following December 31, 2022, subject to continued employment with the Company. For details of the 2020 PSUP awards, see "Long-Term Incentive Program (LTIP)" in the "Compensation Discussion and Analysis" above.

(4)
This column reflects the number of time-based restricted shares granted to the NEOs during 2020. For details of the restricted share awards, see "Long-Term Incentive Program (LTIP)" in the "Compensation Discussion and Analysis" above. The restricted share awards vest on January 1, 2023, subject to continued employment with the Company through the vesting date.

40    Equitrans Midstream Corporation - 2021 Proxy Statement

Narrative Disclosure to Summary Compensation Table and 2020 Grants of Plan-Based Awards Table
Confidentiality, Non-Solicitation and Non-Competition Agreements

Each of the Company's NEOs have (and Mr. Pietrandrea had) a confidentiality, non-solicitation and non-competition agreement with the Company (the non-competition agreements). In March 2020, with the assistance of Mercer, the Company undertook a review of its practices with respect to non-competition agreements in an effort to prevent the excessive use of such agreements. As a result of such review, the Company identified a number of job categories, including the Chief Accounting Officer role, for which it determined the use of non-competition agreements was not market-based. Accordingly, the Company replaced Mr. Pietrandrea's non-competition agreement with a confidentiality, non-solicitation and change of control agreement (the change of control agreement), pursuant to which the Company maintains protections regarding its confidential information and restrictions on customer and employee, vendor or independent contractor solicitation. In the non-competition agreements and Mr. Pietrandrea's change of control agreement, the NEO agrees, among other things, to the following restrictive covenants:

  ➢
  restrictions on competition for 24 months (no restriction for Mr. Pietrandrea);

  ➢
  restrictions on customer solicitation for 24 months (12 months for Mr. Pietrandrea); and

  ➢
  restrictions on employee, consultant, vendor or independent contractor recruitment for 36 months (12 months for Mr. Pietrandrea).

In order to receive any severance benefits under his or her agreement, the NEO must execute and deliver to the Company a general release of claims.

The agreements do not provide for any tax gross-ups. In the event the NEO would be subject to the 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the NEO would be reduced to the maximum amount that does not trigger the excise tax unless the NEO would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Please see "Compensation Discussion and Analysis" above for a discussion of the Company's compensation programs.

Equitrans Midstream Corporation - 2021 Proxy Statement     41

Outstanding Equity Awards at Fiscal Year-End

The table below provides additional information regarding each outstanding equity award held by our NEOs as of December 31, 2020.

	Equity Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Thomas F. Karam	—		—	60,690	(h)	487,944
	—		—	145,512	(i)	1,169,917
	60,362	(a)*	767,201	—		—
	59,219	(a)	476,121	—		—
	80,919	(d)	650,589	—		—
	34,559	(e)	277,855	—		—
	121,260	(f)	974,930	—		—

Kirk R. Oliver	—		—	11,988	(h)	96,384
	—		—	28,744	(i)	231,102
	8,852	(a)*	112,509	—		—
	8,679	(a)	69,779	—		—
	15,984	(d)	128,511	—		—
	6,827	(e)	54,887	—		—
	23,960	(f)	192,638	—		—

Diana M. Charletta	2,108	(b)*	26,793	—		—
	2,108	(g)*	26,793	—		—
	—		—	17,982	(h)	144,575
	—		—	48,504	(i)	389,972
	2,066	(b)	16,611	—		—
	23,976	(d)	192,767	—		—
	11,520	(e)	92,618	—		—
	40,420	(f)	324,977	—		—
	2,066	(g)	16,611	—		—

Stephen M. Moore	—		—	10,212	(h)	82,104
	—		—	26,008	(i)	209,104
	13,616	(d)	109,473	—		—
	6,177	(e)	49,662	—		—
	21,670	(f)	174,227	—		—

Brian P. Pietrandrea	417	(b)*	5,300	—		—
	671	(c)*	8,528	—		—
	418	(g)*	5,313	—		—
	—		—	1,798	(h)	14,456
	—		—	7,168	(i)	57,631
	410	(b)	3,296	—		—
	659	(c)	5,298	—		—
	2,398	(d)	19,278	—		—
	1,702	(e)	13,687	—		—
	5,970	(f)	47,999	—		—
	410	(g)	3,296	—		—

*
In connection with the Separation, each outstanding award held by our NEOs who were employees of EQT at the time of the Separation was converted into an award in respect of both shares of EQT common stock and Company common stock. The awards marked with an asterisk represent awards that are denominated in EQT common stock.

(1)
    (a)
    For Mr. Karam, this column reflects the restricted shares granted to Mr. Karam in August 2018 that will vest on August 9, 2021, contingent upon continued service with the Company. For Mr. Oliver, this column reflects restricted stock units granted to Mr. Oliver in September 2018 that will vest on September 10, 2021, contingent upon continued service with the Company.

    (b)
    For Mr. Pietrandrea and Ms. Charletta, the identified awards in this column reflect restricted stock units granted by EQT in January 2018 that vested on January 1, 2021.

42    Equitrans Midstream Corporation - 2021 Proxy Statement

      (c)
      For Mr. Pietrandrea, the identified awards in this column reflect restricted stock units granted by EQT in May 2018 that will vest on May 17, 2021, contingent upon continued service with the Company.

      (d)
      The identified awards in this column reflect restricted shares granted by the Company in March 2019 (April 2019 for Mr. Moore) that will vest on January 1, 2022, contingent upon continued service with the Company.

      (e)
      The identified awards in this column reflect 20% of the performance share units granted in March 2020 under the 2020 PSUP for which the performance period ended on December 31, 2020; such performance units remain subject to continued service requirements through the vesting date, which will occur upon the payment date following December 31, 2022 and confirmation by the Compensation Committee.

      (f)
      The identified awards in this column reflect restricted shares granted by the Company in March 2020 that will vest on January 1, 2023, contingent upon continued service with the Company.

      (g)
      For Ms. Charletta and Mr. Pietrandrea, the identified awards in this column reflect performance share units granted in January 2018 under the EQT Corporation 2018 Incentive Performance Share Unit Program (the EQT 2018 IPSUP) that are expected to vest in the first quarter of 2021. The number of performance units reflects target award levels.

(2)
This column reflects the payout value of unvested awards described in footnote (1) above. The payout value was determined by multiplying the number of shares by the closing price of the applicable company's common stock as of December 31, 2020. The actual payout values depend upon, among other things, EQT's or the Company's closing stock price, as applicable, on the vesting dates and subject to the terms of the applicable awards.

(3)
    (h)
    The identified awards in this column reflect performance share units granted in March 2019 (April 2019 for Mr. Moore) under the Equitrans Midstream Corporation 2019 Performance Share Unit Program (the 2019 PSUP) that will vest on the payment date following December 31, 2021, contingent upon continued service with the Company and the achievement of specified performance goals. Pursuant to SEC rules, the number of performance units reflects threshold award levels, because performance through December 31, 2020 did not exceed threshold.

    (i)
    The identified awards in this column reflect the remaining performance share units granted in March 2020 under the 2020 PSUP that will vest on the payment date following December 31, 2022, contingent upon continued service with the Company and the achievement of specified performance goals. Pursuant to SEC rules, the number of performance units reflects target award levels, because performance through December 31, 2020 exceeded threshold and was below target.

(4)
This column reflects the payout values of the unvested awards described in footnote (3) above. The payout values were determined by multiplying the number of shares by the closing price of the applicable company's common stock as of December 31, 2020. The actual payout values depend upon, among other things, achievement of performance goals and EQT's or the Company's closing stock price, as applicable, at the end of the applicable performance period.

Equitrans Midstream Corporation - 2021 Proxy Statement     43

Option Exercises and Stock Vested

The table below sets forth the number of shares and cash acquired in the 2020 fiscal year as a result of the vesting of restricted stock units, restricted shares or performance awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
Thomas F. Karam	—		—

Kirk R. Oliver	—		—

Diana M. Charletta	10,254	*	111,769
	9,607		128,344

Stephen M. Moore	—		—

Brian P. Pietrandrea	1,701	*	17,274
	1,588		18,788

*
In connection with the Separation, each outstanding award held by our NEOs who were employees of EQT at the time of the Separation was converted into an award in respect of both shares of EQT common stock and Company common stock. The awards marked with an asterisk represent awards that were denominated in EQT common stock.

(1)
This column reflects the aggregate number of performance awards (including accrued dividends) that vested in 2020 under (a) the EQT 2017 Incentive Performance Share Unit Program for Ms. Charletta, (b) the second tranche of the EQT 2018 Value Driver Performance Share Unit Awards for Ms. Charletta and Mr. Pietrandrea, (c) the EQT 2017 Restricted Stock Unit awards for Ms. Charletta and Mr. Pietrandrea, and (d) the second tranche of the restricted stock units under the 2018 EQT Strategic Implementation Award for Mr. Pietrandrea. All awards were distributed in cash.

(2)
This column reflects the value realized upon vesting of the awards described in footnote (1) above. The value realized on vesting is calculated based upon the closing price of the applicable common stock on the date of vesting.

Potential Payments Upon Termination or Change of Control

The tables below set forth the amount of compensation that may be paid to each NEO in the event of certain terminations of employment or a change of control of the Company. The amounts shown assume a termination date or change of control date, as applicable, of December 31, 2020.

Change of Control and Termination of Employment

Our NEOs may receive various forms of compensation or benefits in connection with a termination of employment. These benefits result primarily from the non-compete agreements and change of control agreement, as applicable, and the terms of equity-based grants received from the Company or previously from EQT as described further below. For purposes of this discussion, certain defined terms are as follows.

44    Equitrans Midstream Corporation - 2021 Proxy Statement

Cause	The NEO's:

➢

conviction of a felony, a crime of moral turpitude or fraud or the NEO having committed fraud, misappropriation or embezzlement in connection with the performance of the NEO's duties;

➢

willful and repeated failures to substantially perform assigned duties; or

➢

violation of any provision of a written employment-related agreement or express significant policies of the Company.

Good Reason	The NEO's resignation within 90 days after:

➢

a reduction in the NEO's base salary of 10% or more (unless the reduction is applicable to all similarly situated employees);

➢

a reduction in the NEO's annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees);

➢

a significant diminution in the NEO's job responsibilities, duties or authority;

➢

a change in the geographic location of the NEO's primary reporting location of more than 50 miles; and/or

➢

any other action or inaction that constitutes a material breach by the Company of the agreement.

Retirement	The NEO's voluntary termination of employment with the Company after he or she has:

➢

a length of service of at least ten (10) years; and

➢

a combined age and length of service equal to at least sixty (60) years.

Change of Control	Generally means any of the following events:

➢

the sale of all or substantially all of the Company's assets, unless the Company's shareholders prior to the sale own at least 80% of the acquirer's stock after the sale;

➢

the acquisition by a person or group of beneficial ownership of 30% or more of the Company's outstanding common stock, subject to enumerated exceptions;

➢

the termination of the Company's business and the liquidation of the Company;

➢

the consummation of a merger, consolidation, reorganization, share exchange or similar transaction of the Company, unless the Company's shareholders immediately prior to the transaction continue to hold more than 50% of the voting securities of the resulting entity, no person beneficially owns 30% or more of the resulting entity's voting securities and individuals serving on the Company's Board immediately prior to the transaction constitute at least a majority of the resulting entity's board; and

➢

a change in the composition of the Board, so that existing Board members and their approved successors do not constitute a majority of the Board.

Structural Termination

➢

Termination of the NEO by the Company as a result of (i) the sale, consolidation or full or partial shutdown of a facility, department or business unit or (ii) a position elimination because of a reorganization or lack of work.

Confidentiality, Non-Solicitation and Non-Competition Agreements

Each of our NEOs had entered into a non-competition agreement with the Company. In March 2020, Mr. Pietrandrea's non-competition agreement was terminated and replaced with a change of control agreement. The non-competition agreements contain restrictive covenants that prohibit each applicable NEO from competing with or soliciting customers of the Company for 24 months or soliciting employees of the Company for 36 months following termination. Mr. Pietrandrea's change of control agreement prohibits Mr. Pietrandrea from soliciting customers or employees of the Company for a period of 12 months following termination. The agreements provide for cash payments if the Company terminates employment of the NEO without cause or if the NEO terminates employment for good reason, regardless of whether the termination occurs before or after a change of control (with respect to Mr. Pietrandrea, such termination must occur after a change of control, and

Equitrans Midstream Corporation - 2021 Proxy Statement     45

the EQM Merger was expressly carved out of the definition of change of control for purposes of his change of control agreement). If such termination occurs, the NEO is entitled to a lump sum cash payment as follows:

Cash Payments*

Severance	Health Insurance

24 months base salary (12 months base salary for Mr. Pietrandrea)	18 X monthly COBRA rate for

For each NEO (other than Mr. Pietrandrea), two times target annual incentive under the Company's short-term incentive plan	family coverage (12 X for

A lump sum of $15,000 for Mr. Pietrandrea	Mr. Pietrandrea)

*
These payments are in lieu of any benefit under the Company severance plan.
Annual Incentives

The STIP provides guidelines to determine awards when a participant's status changed during the year as follows:

Resignation	➢ No payment if employee resigns for any reason before awards are paid.

Death/Disability/ Retirement*	➢ Considered for pro-rata payment if employee otherwise qualifies for payment of an incentive award.

Change of Control*

➢

The performance period will end on the date of the change of control+, and the performance metrics will be deemed to be achieved for the pro-rata portion of the performance period that elapsed through the date of the change of control, at actual levels.

*
All awards will be paid in accordance with the terms of the STIP and are subject to the Compensation Committee's discretion to reduce or eliminate the award.

+
For purposes of the 2020 plan year under the STIP, the EQM Merger was expressly carved out of the definition of a Change of Control.
Treatment of Outstanding Equity Awards

All outstanding equity awards will be paid in accordance with the terms of the plans and are subject to the Compensation Committee's discretion to reduce or eliminate the award. As a result of the EQM Merger, the Company experienced a change of control under the ETRN LTIP for purposes of the EQT 2018 Restricted Shares and Restricted Share Units, the EQT 2018 IPSUP, the 2019 Equitrans Midstream Restricted Shares and Restricted Share Units and the 2019 PSUP. The EQM Merger was expressly carved out of the definition of change of control under the 2020 PSUP and 2020 Restricted Share and Unit Awards. However, each NEO signed a letter agreement during the first quarter of 2020 pursuant to which each NEO agreed to waive the change of control resulting from the EQM Merger for purposes of his or her outstanding ETRN LTIP awards. Additionally, the EQM Merger was expressly carved out of the definition of Change of Control under the 2020 PSUP and the 2020 Restricted Share and Unit Awards.

46    Equitrans Midstream Corporation - 2021 Proxy Statement

Termination Resulting from Death or Disability

If the NEO's employment is terminated as a result of disability or death on or after January 1, 2020 but prior to the applicable vesting date, unvested equity awards would vest as follows:

Restricted Shares and Restricted Share Units
EQT 2018 Restricted Shares and Restricted Share Units
Vesting on termination due to disability:

Termination on or after the second anniversary of grant date and prior to the third anniversary of grant date	50%

If termination is due to death, the 2018 Restricted Share Units vest in full

2019 and 2020 Restricted Shares
If termination is due to death or disability, the 2019 and 2020 Restricted Shares vest in full

Performance Share Units
In the event of death or disability before payment the NEO may receive payment for a percentage of awarded units, contingent upon achievement of the applicable performance conditions, as follows:

EQT 2018 Incentive PSU Program
Disability January 1, 2020 — December 31, 2020	50%

Disability after December 31, 2020	100%

If termination is due to death, the 2018 Incentive PSU Program share units vest in full at target performance.

2019 PSUP Awards and 2020 PSUP Awards
If termination is due to death or disability, the 2019 and 2020 PSUP award shares vest in full at target performance.

Termination Due to Named Executive Officer's Retirement

2019 and 2020 Restricted Share Awards
In the event the NEO's termination is due to qualifying retirement, a pro-rata portion* of the 2019 and 2020 Restricted Share Awards will vest, subject to the NEO's continued employment with the Company through such retirement date.

2019 and 2020 PSUP Awards
In the event the NEO's termination is due to qualifying retirement, the NEO will retain a pro-rata portion* of the 2019 and 2020 PSUP awards, subject to achievement of the performance conditions and the NEO's continued employment with the Company through such retirement date.

*The pro-rata portion of the awards shall be equal to the number of restricted shares or performance units, as applicable, granted (or with respect to the 2020 PSUP, awards earned for each applicable performance period) multiplied by a fraction, the numerator of which is the number of months of continuous employment with the Company from the beginning of the vesting period for restricted shares or the beginning of the performance period for the performance restricted share units, as applicable, through the NEO's date of retirement, and the denominator of which is 36.

In the event the NEO's termination is due to retirement, no payments will be made under any outstanding EQT awards.

Equitrans Midstream Corporation - 2021 Proxy Statement     47

Change of Control

In the event of a change of control of the Company, the treatment of outstanding equity awards depends on whether the awards are assumed by an acquirer in a change of control or equitably converted in the transaction.

If awards are assumed by the acquirer or equitably converted and the executive dies, becomes disabled, is terminated without cause or resigns for good reason under the ETRN LTIP, within two years after the change of control, then upon such termination or resignation:

  ➢
  All time-based vesting restrictions on restricted shares and units lapse; and

  ➢
  The performance criteria and other conditions to payment of outstanding performance awards will be deemed to have been achieved at the actual performance level achieved as of the end of the applicable performance period under the ETRN LTIP or the end of the calendar quarter immediately preceding the date of termination for the EQT awards, and such awards will be paid on that basis.

As a result of the EQM Merger, the Company experienced a change of control under the ETRN LTIP for purposes of the EQT 2018 Restricted Shares and Restricted Share Units, the EQT 2018 IPSUP, the 2019 Equitrans Midstream Restricted Shares and Restricted Share Units and the 2019 PSUP. However, each NEO signed a letter agreement during the first quarter of 2020 pursuant to which each NEO agreed to waive the change of control resulting from the EQM Merger for purposes of his or her outstanding ETRN LTIP awards. Additionally, the EQM Merger was expressly carved out of the definition of Change of Control under the 2020 PSUP and the 2020 Restricted Share and Unit Awards.

If awards are not assumed by the acquirer or equitably converted in the transaction:

  ➢
  All time-based vesting restrictions on restricted shares and units lapse; and

  ➢
  The performance criteria and other conditions to payment under the outstanding performance awards will be deemed to have been achieved at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control and such awards will be paid on that basis.
Other Matters

The NEOs' outstanding equity awards provide that if following a voluntary termination (other than for good reason) the executive remains on the board of directors of the Company, then awarded share units continue to vest for so long as the NEO remains on such board.

Additionally, under the outstanding EQT awards that converted into Company awards in connection with the Separation, in the event of a Structural Termination, the NEO will be treated in the same manner as a disability (described above).

Life Insurance Benefits

The Company provides a life insurance benefit equal to one times base salary for all employees. Each NEO receives an additional one times base salary life insurance benefit.

Payments on Termination or Change of Control

The tables below reflect the estimated compensation payable to each NEO upon a hypothetical termination of employment or change of control on December 31, 2020. In calculating potential payments, we have quantified our equity-based payments using the Company's and EQT's closing stock prices on December 31, 2020, which were $8.04 and $12.71, respectively. For purposes of the analysis, the Company has assumed that (i) no NEO will remain on the Board following termination of employment and (ii) in the event of a change of control, the acquirer does not assume or equitably convert the outstanding long-term incentive awards issued under the ETRN LTIP (a Qualifying Change of Control) and therefore such awards accelerate and pay out upon the change of control. In addition, the Company has not factored in any reduction that may apply as a result of the potential reduction to avoid an excise tax imposed on individuals who received compensation in connection with a change of control that exceeds certain specified limits. For performance share units, the Company assumed performance at the end of the applicable performance period remains unchanged from performance as of

48    Equitrans Midstream Corporation - 2021 Proxy Statement

December 31, 2020. In an actual termination scenario, the Company's actual payment obligation would be determined based on actual performance through the end of the performance period and payment would be made to the then-former executive at the same time it is made to all Company employees holding such awards, if at all.

There would be no compensation paid to an NEO if the executive is terminated by the Company for cause or the executive resigns without good reason.

Thomas F. Karam
Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)		Resignation by Executive for Good Reason ($)		Death ($)	Disability ($)	Retirement ($)	Qualifying Change of Control ($)
Cash Severance Payments	2,732,058		2,732,058		1,147,500	1,147,500	—	2,732,058

LTIP	767,202	*	767,202	*	6,035,134	5,413,471	—	4,786,144

Life Insurance	—		—		1,350,000	—	—	—

Total	3,499,260		3,499,260		8,532,634	6,560,971	0	7,518,202

*
As a result of the change of control of EQT in July 2019, certain awards denominated in EQT stock will vest in these termination scenarios.

In addition, under outstanding EQT long-term incentive programs, Mr. Karam would be entitled to stock payments with an aggregate value of $1,005,264 upon a Structural Termination.

Kirk R. Oliver
Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)		Resignation by Executive for Good Reason ($)		Death ($)	Disability ($)	Retirement ($)	Qualifying Change of Control ($)
Cash Severance Payment	1,932,058		1,932,058		765,000	765,000	—	1,932,058

LTIP	112,513	*	112,513	*	1,128,898	1,037,752	—	882,185

Life Insurance	—		—		1,000,000	—	—	—

Total	2,044,571		2,044,571		2,893,898	1,802,752	0	2,814,243

*
As a result of the change of control of EQT in July 2019, certain awards denominated in EQT stock will vest in these termination scenarios.

In addition, under outstanding EQT long-term incentive programs, Mr. Oliver would be entitled to cash payments with an aggregate value of $147,403 upon a Structural Termination.

Diana M. Charletta
Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)		Resignation by Executive for Good Reason ($)		Death ($)		Disability ($)		Retirement ($)	Qualifying Change of Control ($)
Cash Severance Payment	1,832,058		1,832,058		765,000		765,000		765,000	1,832,058

LTIP	68,760	*	68,760	*	1,611,635	*	1,565,902	*	465,604	1,241,566

Life Insurance	—		—		900,000		—		—	—

Total	1,900,818		1,900,818		3,276,635		2,330,902		1,230,604	3,073,624

*
As a result of the change of control of EQT in July 2019, certain awards denominated in EQT stock will vest in these termination scenarios.

In addition, under outstanding EQT long-term incentive programs, Ms. Charletta would be entitled to cash payments with an aggregate value of $80,113 upon a Structural Termination assuming actual performance through the end of the applicable performance period is consistent with performance through December 31, 2020.

Equitrans Midstream Corporation - 2021 Proxy Statement     49

Stephen M. Moore
Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)	Resignation by Executive for Good Reason ($)	Death ($)	Disability ($)	Retirement ($)	Qualifying Change of Control ($)
Cash Severance Payment	1,382,058	1,382,058	510,000	510,000	—	1,382,058

LTIP	—	—	834,641	834,641	—	624,478

Life Insurance	—	—	750,000	—	—	—

Total	1,382,058	1,382,058	2,094,641	1,344,641	0	2,006,536

Brian P. Pietrandrea
Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)		Resignation by Executive for Good Reason ($)		Death ($)		Disability ($)		Retirement ($)	Qualifying Change of Control ($)
Cash Severance Payment	122,686		0		171,360		171,360		171,360	260,372

LTIP	22,150	*	22,150	*	227,103	*	211,128	*	60,942	190,100

Life Insurance	—		—		448,000		—		—	—

Total	144,836		22,150		846,463		382,488		232,302	450,472

*
As a result of the change of control of EQT in July 2019, certain awards denominated in EQT stock will vest in these termination scenarios.

In addition, under outstanding EQT long-term incentive programs, Mr. Pietrandrea would be entitled to cash payments with an aggregate value of $27,050 upon a Structural Termination assuming actual performance through the end of the applicable performance period is consistent with performance through December 31, 2020.

Pay Ratio Disclosure

The following is an estimate of the relationship of the annual total compensation of Mr. Karam, the CEO, on December 31, 2020, and the median of the annual total compensation of all employees (other than the CEO), calculated in accordance with SEC rules. In making this pay ratio disclosure, other companies may use assumptions, estimates and methodologies different than the Company; as a result, the following information may not be comparable to the information provided by other companies.

For 2020:

  ➢
  the total compensation of Mr. Karam was $4,662,694; and

  ➢
  the median of the annual total compensation of all employees of the Company (other than the CEO) was $129,681.

Based on this information, the ratio of the total compensation of Mr. Karam to the median of the annual total compensation of all other employees was 36 to 1.

The compensation identified above for both Mr. Karam and the median employee was calculated using the same methodology used for the NEOs as set forth in the 2020 Summary Compensation Table. See "Compensation Discussion and Analysis" above for a discussion of Mr. Karam's compensation.

In accordance with SEC rules, the Company has chosen to use the same median employee that was selected in 2019, as there has been no change in the Company's employee population or employee compensation arrangements that the Company believes would significantly impact the pay ratio disclosure. In 2019, the Company identified the median employee by selecting total cash compensation as the compensation measure. Total cash compensation is annual base salary plus target annual bonus or, in the case of hourly employees, annualized regular earnings including actual overtime earned plus target annual bonus. The Company did not make any other assumptions, adjustments, or estimates with respect to total cash compensation. The Company believes total cash compensation is an appropriate compensation measure because the Company does not

50    Equitrans Midstream Corporation - 2021 Proxy Statement

widely distribute annual equity awards to employees. The Company then selected the median employee, having identified the 2019 total cash compensation for all of its employees (excluding the CEO) on the measurement date, December 31, 2019, the last day of the payroll year.

Employee, Officer and Director Hedging

Under the Company's Corporate Stock Trading Policy, no officer, director or employee may engage in any short sale or hedging transaction involving, or purchase or sell options in, Equitrans Midstream securities. For purposes of the policy, prohibited hedging transactions are transactions designed to hedge or offset any change in the market value of Equitrans Midstream securities held, directly or indirectly, by the officer, director or employee (including incentive and other compensation awards) and include, but are not limited to, the use of financial instruments such as prepaid variable forwards, equity swaps, puts, calls, forwards, collars, exchange funds and other derivative instruments. Additionally, under the policy, no executive officer or director of Equitrans Midstream may pledge (or otherwise allow a lien to be imposed upon) Equitrans Midstream securities including through the use of a margin account with a broker. The holding of securities in a brokerage account that permits margining is not a violation of the policy so long as the owner of the account does not engage in any transaction that results in a lien upon the Equitrans Midstream securities held in the account.

Equitrans Midstream Corporation - 2021 Proxy Statement     51

ITEM NO. 2 – ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS FOR 2020 (SAY-ON-PAY)

The Board of Directors recommends a vote FOR approval of the compensation of the Company's named executive officers for 2020.

We are seeking an advisory vote to approve the compensation of our named executive officers for 2020.

This proposal, commonly known as a say-on-pay proposal, gives the Company's shareholders the opportunity to express their views on the compensation of its named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the philosophy, policies and practices described in this proxy statement.

After our shareholders voted in 2019, the Board determined that the Company will hold an advisory vote on executive compensation every year until the next shareholder advisory vote on the frequency of say-on-pay proposals, which we expect will be conducted at our 2025 annual meeting of shareholders.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. However, the Board and the Compensation Committee value the opinions of the Company's shareholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

As discussed in the "Compensation Discussion and Analysis" above, our Board believes that the Company's compensation program, policies and practices drive performance, and align our executives' interests with those of our shareholders.

Our Board invites you to review the "Compensation Discussion and Analysis" and the tabular and other disclosures on compensation included under the "Executive Compensation" section of this proxy statement.

Our Board recommends that you vote FOR the following advisory resolution:

    "Resolved, that the shareholders approve the compensation of the Company's named executive officers for 2020, as discussed and disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and any related material disclosed in this proxy statement."

52    Equitrans Midstream Corporation - 2021 Proxy Statement

ITEM NO. 3 – APPROVAL OF AMENDMENTS TO EQUITRANS MIDSTREAM'S ARTICLES OF INCORPORATION AND BYLAWS TO REMOVE THE SUPERMAJORITY VOTING REQUIREMENTS

The Board of Directors recommends a vote FOR amendments to Equitrans Midstream's Articles of Incorporation and Bylaws to remove the supermajority voting requirements.

The Company's Amended and Restated Articles of Incorporation (Articles) currently require the affirmative vote of at least 80% of the Company's outstanding shares of capital stock entitled to vote in an annual election of directors (the Voting Stock) for shareholders to approve the following actions:

  ➢
  Amending the Company's Bylaws, unless such action has been previously approved by a two-thirds vote of the whole Board;
  ➢
  Amending the Articles, unless such action has been previously approved by a two-thirds vote of the whole Board; and
  ➢
  Removing a director from office outside of the annual meeting process.

The Bylaws currently require the affirmative vote of at least 80% of the Voting Stock for shareholders to approve an amendment to the Bylaws, unless such action has been previously approved by a two-thirds vote of the whole Board.

The Board has unanimously approved, and is recommending that our shareholders approve, amendments to the Articles and Bylaws to eliminate the current 80% supermajority voting requirements for shareholders to approve amendments to the Articles and Bylaws and to remove directors outside of the annual meeting process. Because the Board has unanimously approved the proposed amendments, under the provisions of our current Articles, the vote required in order for shareholders to approve the proposed amendments is the vote specified by applicable law for valid shareholder action, rather than the current 80% supermajority voting requirement noted above. The Pennsylvania Business Corporation Law (the Pennsylvania BCL) provides generally that (except as otherwise provided under a company's articles of incorporation or bylaws) whenever any corporate action is to be taken by vote of the shareholders of a business corporation, it will be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. If approved, the proposed amendments would reduce the voting threshold for shareholders to approve amendments to the Articles and Bylaws and to remove directors outside of the annual meeting process from the current threshold of the affirmative vote of at least 80% of the Voting Stock to the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, consistent with the standard generally applicable under the Pennsylvania BCL.

The supermajority voting requirements reflected in our Articles and Bylaws were adopted by EQT in connection with the Separation. Since the Separation, the Corporate Governance Committee of the Board and the Board, together with the Company's management, have engaged in an ongoing review of the Company's corporate governance principles, including a review of the legacy supermajority vote requirements. The Board believes in maintaining best practices related to the Company's corporate governance, and it recognizes that supermajority voting requirements are often criticized as impeding director accountability and responsiveness to shareholders and limiting shareholder rights. The Corporate Governance Committee and the Board carefully considered the advantages and disadvantages of maintaining the 80% supermajority voting requirements in the Articles and Bylaws. After carefully reviewing these considerations, the Corporate Governance Committee determined, and the Board agreed, that it is in the best interest of the Company to eliminate these supermajority voting requirements. The Board concluded that elimination of these supermajority voting provisions will both enhance Equitrans Midstream's corporate governance practices and be an effective way to maintain and enhance the accountability of the Company to its shareholders. Accordingly, the Board, upon the recommendation of the Corporate Governance Committee, has unanimously determined that it is in the best interests of the Company to amend the Articles and the Bylaws to eliminate the 80% supermajority voting requirements described above.

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Conforming Changes to the Bylaws

Equitrans Midstream's Bylaws also currently include 80% supermajority voting provisions relating to shareholder amendments, consistent with the provisions that presently exist under the Articles. Conditional upon approval by the shareholders of the amendment to the Articles as described in this proposal, the Board of Directors has voted to similarly remove the related 80% supermajority voting standards from the Bylaws for consistency with the proposed amendment to the Articles.

Complete Text of Proposed Amendment

The general descriptions of the proposed amendments to the Articles and Bylaws are qualified in their entirety by reference to the full text of the proposed amendments to the Articles and Bylaws, which are provided as Appendices C and D to this proxy statement. Proposed additions are double-underlined, and proposed deletions are stricken through.

REPORT OF THE AUDIT COMMITTEE

The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's accounting and financial reporting processes. In doing so, the Audit Committee is responsible for the appointment and compensation of the Company's independent registered public accounting firm and has oversight for its qualification, independence and performance. The Audit Committee's charter guides the Committee's duties and responsibilities. The Audit Committee charter, which was amended in December 2020, is available on the Company's website at www.equitransmidstream.com. As described in the charter, management is responsible for the internal controls and accounting and financial reporting processes of the Company. The independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's audited consolidated financial statements with generally accepted accounting principles and on the effectiveness of the Company's internal control over financial reporting. Our responsibilities include monitoring and overseeing these processes.

The Committee is composed of three non-employee, independent members of the Board of Directors. No member currently serves on more than two other public company audit committees. The Board has determined that each of Kenneth M. Burke, D. Mark Leland and Robert F. Vagt is an audit committee financial expert, as that term is defined by the SEC. The members of the Committee are not professionally engaged in the practice of auditing or accounting. The Committee's considerations and discussions referred to below do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

In fiscal year 2020, we fulfilled, through the following, our oversight responsibilities with respect to financial statement and disclosure matters (including oversight of the Company's processes and policies regarding risks to the financial reporting process, financial risks, risks to the Company's internal control system and information

54    Equitrans Midstream Corporation - 2021 Proxy Statement

technology and cybersecurity risks), the Company's relationship with its independent registered public accounting firm, the Company's internal audit function and compliance matters:

  ➢
  held private sessions, during our regularly scheduled in-person meetings, with the Company's Chief Financial Officer, Chief Accounting Officer, Vice President, Internal Audit and independent public accountants, providing an opportunity for candid discussions regarding financial management, accounting, auditing, and internal controls;
  ➢
  reviewed and discussed with management the Company's earnings releases and financial results for each quarterly period in 2020 and the audited financial statements of the Company for the fiscal year ended December 31, 2020;
  ➢
  received periodic reports on management's process to assess the adequacy of the Company's system of internal control over financial reporting, the framework used to make the assessment, and management's conclusions on the effectiveness of the Company's internal control over financial reporting;
  ➢
  met with Ernst & Young LLP, the Company's independent registered public accounting firm, with and without management present;
  ➢
  discussed with Ernst & Young LLP the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) and SEC standards and such other matters as we deemed to be appropriate, including the overall scope and plans for the audit;
  ➢
  received the written disclosures and the letter from Ernst & Young LLP required by the applicable PCAOB requirements regarding the independent accountant's communications with the Audit Committee concerning independence;
  ➢
  discussed with Ernst & Young LLP the firm's independence from management and the Company;
  ➢
  reviewed and pre-approved the amount of fees paid to Ernst & Young LLP for both audit and non-audit services;
  ➢
  reviewed and discussed with senior management the Company's risk management policies and the Company's process for assessing major risk exposures and the policies management has implemented to monitor and control such exposures, including the Company's financial risk exposures, including financial statement risk, and such other risk exposures as were delegated by the Board to the Committee for oversight;
  ➢
  received quarterly reports from the Company's General Counsel (or the General Counsel's designee) on compliance matters and reviewed, as an annual matter, the Company's compliance program;
  ➢
  received and discussed, together with the Board and the HSSE Committee of the Board, annually a report from management regarding risks related to information technology and cybersecurity;
  ➢
  reviewed and discussed with senior management major financial risk exposures; and
  ➢
  reviewed the Company's internal audit plan, which was developed, in part, in connection with the Company's enterprise risk management process, received individual audit reports and discussed with management measures implemented in response to internal audits, and reviewed the performance of the Company's internal audit function.

Based on the reports and discussions above, we recommended to the Board of Directors that the audited financial statements be included in the Equitrans Midstream Corporation 2020 Annual Report on Form 10-K.

This report has been furnished by the Audit Committee of the Board of Directors.

Kenneth M. Burke, Chair
D. Mark Leland
Robert F. Vagt

Equitrans Midstream Corporation - 2021 Proxy Statement     55

ITEM NO. 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2021.

The Audit Committee is responsible for the appointment and oversight of our independent registered public accounting firm and is involved in the selection of the lead engagement partner. The Committee has appointed Ernst & Young LLP (Ernst & Young) as the Company's independent registered public accounting firm to examine the consolidated financial statements of the Company and its subsidiaries for the calendar year 2021. Ernst & Young has audited our financial statements since we became an independent publicly traded company in 2018, was the auditor of EQM, our former publicly traded subsidiary, since its initial public offering in 2012 and was the auditor of our former parent company for many years. As an annual matter, in deciding whether to reappoint Ernst & Young, the Audit Committee evaluates the firm's qualifications and performance, considering, among other things, the quality of services, sufficiency of resources, effectiveness of communications, and knowledge of the industry and the Company including its personnel, processes, accounting systems and risk profile, as well as its independence.

Shareholder approval is not required for the appointment of our independent accounting firm. However, the Board is submitting the appointment for ratification by the Company's shareholders as a matter of good corporate governance. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will consider the appointment of another independent accounting firm for the following year. Whether or not our shareholders ratify the appointment of Ernst & Young, the Audit Committee may appoint a different independent accounting firm at any time if it determines that such a change would be appropriate.

Representatives of Ernst & Young are expected to participate in the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

The following chart details the fees billed or services rendered to the Company by Ernst & Young during 2020 and 2019 (excluding the fees billed to EQM prior to the closing of the EQM Merger, as described below):

	2020	2019
Audit Fees(1)	$1,391,073	$662,373

Audit-Related Fees(2)	$51,850	$68,960

Tax Fees	—	—

All Other Fees(3)	$193,819	$567,925

Total	$1,636,742	$1,299,258

  (1)
  Includes fees for the audit of the Company's annual financial statements and internal control over financial reporting, reviews of financial statements included in the Company's quarterly reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements, consents and with respect to 2020, comfort letter procedures.

  (2)
  Includes fees for audits of, and consents related to, employee benefit plans and attest engagements not required by statute or regulation.

  (3)
  Includes fees related to permissible enterprise resource planning system pre-implementation risk assessment services. In all cases, this did not include any services or recommendations associated with the design or implementation of systems, processes or controls.

56    Equitrans Midstream Corporation - 2021 Proxy Statement

The Audit Committee has adopted a Policy Relating to Services of Registered Public Accountant under which the Company's independent accounting firm is not allowed to perform any service that may have the effect of jeopardizing the independent accounting firm's independence. Without limiting the foregoing, the independent accounting firm may not be retained to perform the following:

    ➢
    Bookkeeping or other services related to the accounting records or financial statements
    ➢
    Financial information systems design and implementation
    ➢
    Appraisal or valuation services, fairness opinions or contribution-in-kind reports
    ➢
    Actuarial services
    ➢
    Internal audit outsourcing services
    ➢
    Management functions
    ➢
    Human resources functions
    ➢
    Broker-dealer, investment adviser or investment banking services
    ➢
    Legal services
    ➢
    Expert services unrelated to the audit
    ➢
    Prohibited tax services

All audit and permitted non-audit services for the Company and its subsidiaries (other than for EQM, its consolidated subsidiaries, related parties and affiliates prior to the closing of the EQM Merger) must be pre-approved by the Audit Committee. The Audit Committee has delegated specific pre-approval authority with respect to audit and permitted non-audit services to the Chair of the Audit Committee but only where pre-approval is required to be acted upon prior to the next Audit Committee meeting and where the aggregate audit and permitted non-audit services fees pre-approved under such policy since the last Audit Committee meeting are not more than $75,000. The Audit Committee encourages management to seek pre-approval from the Audit Committee at its regularly scheduled meetings. In 2020, 100% of the professional fees required to be pre-approved complied with the above policy.

Ernst & Young also served as the independent accounting firm for EQM during 2020. Prior to the closing of the EQM Merger on June 17, 2020, the Audit Committee of the Board of Directors of EQM's general partner approved all audit and permitted non-audit services pertaining to EQM, its consolidated subsidiaries, related parties and affiliates. All fees associated with such services were reported to the Company's Audit Committee at its next meeting. In connection with such services, the following fees were billed by Ernst & Young:

    ➢
    For EQM during 2020 and prior to the closing of the EQM Merger $1,669,750, all of which were for the audit of EQM's annual financial statements and internal control over financial reporting, reviews of financial statements included in EQM's quarterly reports on Form 10-Q, services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements, comfort letter procedures and consents.

    ➢
    For EQM during 2019 $2,014,992, all of which were for the audit of EQM's annual financial statements and internal control over financial reporting, reviews of financial statements included in EQM's quarterly reports on Form 10-Q, services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements, comfort letter procedures and consents.

Equitrans Midstream Corporation - 2021 Proxy Statement     57

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
	(A)		(B)	(C)
Equity Compensation Plans Approved by Shareholders(1)	4,595,619	(3)	38.55 (5)	28,597,724 (6)

Equity Compensation Plans Not Approved by Shareholders(2)	69,597	(4)	N/A	63,338

Total	4,665,216		N/A	28,661,062

(1)
Includes the ETRN LTIP approved by EQT as sole shareholder prior to the Separation while the Company was a wholly owned subsidiary of EQT. Also includes 3,592,386 shares, which represent the unused share reserve under the Amended and Restated EQGP Services, LLC 2012 Long-Term Incentive Plan, which were assumed in connection with the EQM Merger.

(2)
Includes the Director Plan (as described below).

(3)
Represents the number of underlying shares of common stock associated with 464,876 outstanding options; 1,017,574 restricted share units; 321,459 performance awards (including dividend reinvestment) assuming a maximum payout at three times target awards; 2,429,340 performance awards assuming a maximum payout at two times target awards; and 362,370 directors' deferred stock units awarded under the ETRN LTIP or granted by EQT and assumed by the Company in connection with the Separation to be paid out under the ETRN LTIP.

(4)
Represents the number of underlying shares of common stock associated with deferred stock units allocated to non-employee directors' accounts in respect of deferred fees payable in shares of common stock under the Director Plan.

(5)
Represents the weighted-average exercise price of the outstanding stock options only. The outstanding restricted share units, performance shares, and deferred stock units are not included in this calculation.

(6)
Represents the number of common shares available for future issuance of the types of securities outstanding under column (A), as well as awards of restricted shares.

Equitrans Midstream Corporation Directors' Deferred Compensation Plan

The Director Plan was adopted by the Board in connection with the Separation and subsequently amended and restated in April 2020, to provide an opportunity for the members of the Board to defer payment of all or a portion of the fees to which they are entitled as compensation for their services as members of the Board. The Director Plan also administers the payment of stock units and phantom stock awarded to non-employee directors pursuant to the ETRN LTIP (or, as applicable, pursuant to long-term incentive plans administered by EQT prior to the Separation and converted into Company stock units and phantom stock in connection with the Separation).

Amounts in deferral accounts under the EQT Corporation 2005 Directors' Deferred Compensation Plan of any individuals who became members of the Board upon the Separation were transferred into a deferral account under the Director Plan in connection with the Separation.

58    Equitrans Midstream Corporation - 2021 Proxy Statement

ADDITIONAL INFORMATION

Proposals, Board Recommendations, Vote Required, and Broker Non-Votes

Only holders of record at the close of business on February 19, 2021, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. Each share of Equitrans Midstream common stock and each Series A Preferred Share (on an as-converted basis) that you own as of the record date represents one vote, and shareholders do not have cumulative voting rights. At the close of business on February 19, 2021, Equitrans Midstream had 433,931,154 shares of common stock outstanding and 30,018,446 Series A Preferred Shares outstanding. A quorum is necessary to conduct business at the annual meeting. A majority of the outstanding shares (including Series A Preferred Shares on an as-converted basis), present or represented by proxy, constitutes a quorum. You are part of the quorum if you have returned a proxy.

If you are a beneficial owner whose shares are held of record by a broker, bank or other holder of record, you have the right to direct your broker, bank or other holder of record in voting your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the holder of record does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker, bank or other holder of record can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under NYSE rules.

The following summarizes the voting requirements for each proposal:

Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed

Item No. 1: Election of directors, each for a one-year term expiring at the 2022 annual meeting of shareholders	FOR EACH NOMINEE	Majority of votes cast.*	No

Item No. 2: Approval, on an advisory basis, of the compensation of our named executive officers for 2020	FOR	Majority of votes cast.	No

Item No. 3: Approval of amendments to the Company's Articles and Bylaws to remove the supermajority voting requirements	FOR	Majority of votes cast.	No

Item No. 4: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021	FOR	Majority of votes cast.	Yes

*
If a nominee receives a greater number of votes AGAINST than votes FOR election, the Board will consider whether to accept the nominee's previously submitted conditional resignation.

For purposes of the approval of the proposals above, abstentions, broker non-votes and the failure to vote are not votes cast and, accordingly, have no effect on the outcome of such proposals, although brokers do have discretionary authority to cast a vote on Item No. 4 if no instructions are received.

Corporate Secretary Contact Information

You may contact the Company's Corporate Secretary by sending correspondence to: Equitrans Midstream Corporation, 2200 Energy Drive, Canonsburg, Pennsylvania 15317, Attention: Corporate Secretary.

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Notice of Internet Availability of Proxy Materials

The SEC permits us to electronically distribute proxy materials to shareholders. We have elected to provide access to our proxy materials and annual report to certain of our shareholders on the Internet instead of mailing the full set of printed proxy materials. On or about March 15, 2021, we will mail to certain shareholders a notice of Internet availability of proxy materials (eProxy Notice) containing instructions regarding how to access our proxy statement and annual report and how to submit your vote over the Internet. If you received an eProxy Notice by mail, you will not receive printed copies of the proxy materials and annual report in the mail unless you request them. If you received an eProxy Notice by mail and would like to receive a printed copy of our proxy materials, follow the instructions for requesting such materials included in the eProxy Notice.

Voting Instructions
Voting Instructions for Shareholders of Record

If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are considered the shareholder of record of those shares. The proxy materials have been sent directly to you by Broadridge Financial Solutions, Inc. You may vote your shares at our annual meeting or by submitting your proxy by:

➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www.proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-690-6903 in the United States or 1-718-921-8500 from foreign countries.

If you vote by submitting your proxy card, your shares will be voted as indicated on your properly completed unrevoked proxy card. If you return your proxy card but do not indicate how your shares should be voted on an item, the shares represented by your properly completed unrevoked proxy card will be voted as recommended by the Board. If you do not return a properly completed proxy card and do not vote electronically during the virtual annual meeting, by telephone or on the Internet, your shares will not be voted.

You may also vote electronically during the virtual meeting using your 16-digit control number included on your eProxy Notice or proxy card. In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail. Even if you plan to participate in the virtual annual meeting, we encourage you to vote by proxy as soon as possible.

See "Notice of Internet Availability of Proxy Materials" above if you received an eProxy Notice. If you receive an eProxy notice, you will only be able to vote over the Internet unless you request paper copies of the proxy materials.

Voting Instructions for Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in street name. You should receive an eProxy Notice or a vote instruction form (VIF) together with copies of the proxy statement and annual report from your broker, bank or other holder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record in voting your shares by following the instructions included in the mailing on how to submit your voting instructions, including by:

➢ Mail: completing the VIF as outlined in the instructions on the form and mailing the form in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www.proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-690-6903 in the United States or 1-718-921-8500 from foreign countries.

60    Equitrans Midstream Corporation - 2021 Proxy Statement

See "Proposals, Board Recommendations, Vote Required, and Broker Non-Votes" above for the right of brokers, banks and other holders of record to vote on routine matters for which they have not received voting instructions.

Please review your VIF for the date by which your instructions must be received in order for your shares to be voted. You may also vote electronically during the virtual annual meeting using the instructions provided by your broker, bank, trustee or other nominee. In the case of Internet or telephone voting, you should have your VIF in hand and retain the form until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the VIF by mail.

If your shares are held through the Equitrans Midstream Corporation Employee Savings Plan (the Employee Savings Plan) or the ETRN LTIP, see "Voting Shares Held Through the Employee Savings Plan" and "Voting Restricted Shares Held Through the ETRN LTIP" below for instructions regarding how to vote your shares and the right of the holders of record to vote your shares on matters for which they have not received voting instructions.

See "Notice of Internet Availability of Proxy Materials" above if you received an eProxy Notice. If you receive an eProxy notice, you will only be able to vote over the Internet unless you request paper copies of the proxy materials.

Voting Shares Held Through the Employee Savings Plan

If you hold shares through the Employee Savings Plan, you will receive a separate proxy card, proxy statement and annual report. You must use this separate proxy card to instruct the trustee of the Employee Savings Plan regarding how to vote your shares held in the plan. You may instruct the trustee to vote your shares by:

➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www. proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-690-6903 in the United States or 1-718-921-8500 from foreign countries.

If you do not return a proxy card or if you return a proxy card with no instructions, the trustee will vote your shares in proportion to the way other plan participants vote their shares. Please note that the proxy cards for the Employee Savings Plan have an earlier return date. Please review your proxy card for the date by which your instructions must be received in order for your Employee Saving Plan shares to be voted.

In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail.

Voting Restricted Shares Held Through the ETRN LTIP

If you hold restricted shares through the ETRN LTIP, you will receive a separate proxy card, proxy statement, and annual report. You must use this separate proxy card to instruct the ETRN LTIP administrator regarding how to vote your restricted shares held in the plan. You may instruct the administrator to vote your shares by:

➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www. proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-690-6903 in the United States or 1-718-921-8500 from foreign countries.

If you return a proxy card with no instructions, the administrator or its designee will vote your shares as recommended by the Board. If you do not return a proxy card, your shares will not be voted. Please note that the proxy cards for the ETRN LTIP have an earlier return date. Please review your proxy card for the date by which your instructions must be received in order for your shares to be voted.

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In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail.

How to Change Your Vote

If you are a shareholder of record, you may revoke your proxy before polls are closed at the meeting by:

    ➢
    voting again by submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than the prior proxy;

    ➢
    voting electronically during the virtual annual meeting; or

    ➢
    notifying the Company's Corporate Secretary in writing that you are revoking your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. Your last validly submitted vote is the vote that will be counted. If the meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted.

Receiving More Than One Proxy Card and/or VIF

If you receive more than one proxy card as a shareholder of record, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, NY 11219, at its toll free number (1-800-937-5449), by email at help@astfinancial.com, or on its website www.astfinancial.com. If you receive more than one proxy card, it is important that you return each proxy card with voting instructions for your votes to be counted.

If you receive more than one VIF, please contact the broker, bank or other holder of record holding your shares to determine whether you can consolidate your accounts.

Voting on Other Matters Not Included in this Proxy Statement that May be Presented at the Annual Meeting

Since no shareholder has indicated an intention to present any matter not included in this proxy statement to the annual meeting in accordance with the advance notice provision in the Bylaws, the Board is not aware of any other proposals for the meeting. If another proposal is properly presented, the persons named as proxies will vote your returned proxy in their discretion.

Participating in the Annual Meeting

You may participate in the virtual annual meeting if you were a shareholder on February 19, 2021. You will be able to participate in the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ETRN2021. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the ETRN LTIP or the Employee Savings Plan, which must be voted prior to the meeting). Information regarding the rules of conduct at the annual meeting will be available on the virtual meeting platform during the annual meeting.

To participate in the annual meeting, you will need the 16-digit control number included on your eProxy Notice, on your proxy card or on the VIF that accompanied your proxy materials. The annual meeting webcast will begin promptly at 9:00 a.m. Eastern Time on April 27, 2021, and shareholders will be able to log in beginning at 8:45 a.m. Eastern Time on April 27, 2021. We encourage you to access the meeting prior to the start time.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

62    Equitrans Midstream Corporation - 2021 Proxy Statement

Voting During the Annual Meeting

Shares registered directly in your name as the shareholder of record may be voted electronically during the annual meeting. If you choose to vote your shares online during the annual meeting, please follow the instructions provided on your eProxy Notice or the proxy card to log in to www.virtualshareholdermeeting.com/ETRN2021. You will need the 16-digit control number included on your eProxy Notice or on your proxy card. If your shares are held in a stock brokerage account or by a bank, broker or other holder of record, you may also vote electronically during the virtual annual meeting using your 16-digit control number provided by your bank, broker or other holder of record.

Even if you plan to participate in the annual meeting, the Company strongly recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to participate in the annual meeting.

Questions

During the live question and answer portion of the annual meeting, shareholders may submit questions, which will be answered as they come in, as time permits. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/ETRN2021, type your question into the "Ask a Question" field, and click "Submit." Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Technical Difficulties

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual annual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

Other Matters
Solicitation of Proxies

We are soliciting proxies primarily by use of the mails. However, we may also solicit proxies in person, by telephone, by facsimile, by courier or by electronic means. To the extent that our directors, officers or other employees participate in this solicitation, they will not receive any compensation for their participation, other than their normal compensation. D.F. King & Co. Inc. assists us with the solicitation for a fee of $10,000 plus reasonable out-of-pocket expenses. We also reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. The Company bears all costs associated with this proxy solicitation.

Shareholder Proposals and Director Nominations

Under SEC rules, eligible shareholders may submit proposals for inclusion in the proxy statement for our 2022 annual meeting. Shareholder proposals must comply with the requirements established by the SEC and must be submitted in writing and received by our Corporate Secretary on or before the close of business on November 15, 2021 (for them to be considered for inclusion in the 2022 proxy statement).

If you would like to present a matter not included in our proxy statement for consideration at our 2022 annual meeting, including nominations for director candidates, you must send advance written notice to our Corporate Secretary. According to our Bylaws, the Corporate Secretary must receive notice of any matter or nominations to be presented at the 2022 annual meeting no earlier than the close of business on December 28, 2021 (the 120th day prior to April 27, 2022, the one-year anniversary of this year's annual meeting) and no later than the close of business on January 27, 2022 (the 90th day prior to April 27, 2022). Any matter or nomination must comply with our Bylaws.

Under our proxy access Bylaws provision, a shareholder, or group of twenty or fewer shareholders, in each case owning continuously for at least three years as of both the date the notice is received by us and the record date for the annual meeting, shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in our proxy statement director nominees

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constituting the greater of (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by our Corporate Secretary no earlier than the close of business on October 16, 2021 (the 150th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting) and no later than the close of business on November 15, 2021 (the 120th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting).

In addition, the Corporate Governance Committee will consider in its normal course candidates recommended by the Company's shareholders. If the Corporate Governance Committee determines to nominate as a director an individual recommended by a shareholder, then the recommended individual will be included on the Company's slate for the next annual proxy statement. To make such a recommendation, you must comply with the requirements described under "Corporate Governance and Board Matters — Director Nominations" on page 14 of this proxy statement.

Cautionary Statements

Disclosures in this proxy statement may contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as "anticipate," "estimate," "could," "would," "will," "may," "forecast," "approximate," "expect," "project," "intend," "plan," "believe," "target" and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include the matters discussed regarding the expectation of performance under compensation plans, anticipated financial and operational performance of the Company and its subsidiaries and the expected positive impacts of the EQT Global GGA, including expected increases in MVCs. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and are beyond the Company's control. The risks and uncertainties that may affect the operations, performance and results of the Company's business and forward-looking statements include, but are not limited to, those set forth in the Company's annual report on Form 10-K for the year ended December 31, 2020.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Websites

Website addresses referenced in this proxy statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

64    Equitrans Midstream Corporation - 2021 Proxy Statement

APPENDIX A

Related Person Transactions with EQT
Separation-Related Agreements with EQT

As of March 3, 2021, EQT held a 5.8% ownership interest in the Company (excluding the Company's Series A Preferred Shares). Therefore, EQT is a related person of the Company under SEC rules.

Separation and Distribution Agreement.    On November 12, 2018, the Company, EQT and EQT Production Company (EPC) entered into a separation and distribution agreement (the Separation and Distribution Agreement), pursuant to which, among other things, EQT effected the Separation. The Separation and Distribution Agreement provides for, among other things, indemnification obligations designed to make the Company financially responsible for substantially all liabilities that may exist relating to the midstream business, that was transferred to the Company whether incurred prior to or after the Separation.

Tax Matters Agreement.    On November 12, 2018, in connection with the Separation, the Company and EQT entered into a tax matters agreement (the Tax Matters Agreement) that governs the parties' respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of EQT's distribution of 80.1% of the then outstanding shares of the Company's common stock to EQT shareholders (the Distribution) made in connection with the Separation and certain related transactions to qualify as generally tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation with respect to tax matters. In addition, the Tax Matters Agreement through November 12, 2020, imposed certain restrictions on the Company and its subsidiaries, including restrictions on share issuances, business combinations, sales of assets and similar transactions, that were designed to preserve the tax-free status of the Distribution and certain related transactions. The Tax Matters Agreement provides special rules that allocate tax liabilities in the event that the Distribution made in connection with the Separation, together with certain related transactions, are not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes, whether imposed on the Company or EQT, that arise from (i) the failure of the Distribution, together with certain related transactions, to qualify for tax-free treatment, or (ii) if certain related transactions were to fail to qualify for their intended tax treatment, in each case, to the extent that the failure to qualify is attributable to actions, events or transactions relating to such party's respective stock, assets or business or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.

Employee Matters Agreement.    On November 12, 2018, in connection with the Separation, the Company and EQT entered into an employee matters agreement (the Employee Matters Agreement). Pursuant to the Employee Matters Agreement, the Company and EQT allocated liabilities and responsibilities related to employment and compensation and benefits matters and generally agreed to the Company's assumption of liabilities associated with employees transferred from EQT to the Company (and certain former employees associated with the midstream business) in connection with the Separation. The Company also agreed to establish certain retirement and welfare plans that mirrored similar plans in effect at EQT, and EQT and the Company agreed to the adjustment and replacement of equity compensation awards denominated in EQT common stock in part with awards denominated in Equitrans Midstream common stock.

Shareholder and Registration Rights Agreement.    On November 12, 2018, in connection with the Separation, the Company entered into a shareholder and registration rights agreement (the Registration Rights Agreement) with EQT, pursuant to which the Company agreed that, upon the request of EQT, the Company would use commercially reasonable efforts to effect the registration of the shares of the Company retained by EQT in connection with the Separation (the Retained Interest), and EQT agreed to vote any shares comprising the Retained Interest then held by the Company in proportion to the votes cast by the Company's other shareholders. EQT granted the Company a proxy to vote its shares comprising the Retained Interest then held by the Company in such proportion. The Registration Rights Agreement also includes provisions to facilitate the transferability of the Retained Interest.

EQGP's, EQM's and RMP's Omnibus Agreements with EQT.    Prior to the Separation, EQGP (now a subsidiary of EQM), EQM and RM Partners, LP (then known as Rice Midstream Partners LP and now an operating subsidiary of the Company) (RMP) each had an omnibus agreement with EQT. Pursuant to the omnibus agreements, EQT performed centralized corporate general and administrative services for EQGP, EQM and RMP. EQGP, EQM and RMP reimbursed EQT for the expenses incurred by EQT in providing these services. EQM's and RMP's omnibus agreements also provided for certain indemnification obligations between EQM and RMP on the one hand, and EQT on the other hand. On November 12, 2018, EQT terminated the EQGP, EQM and RMP omnibus agreements. Certain indemnification obligations of EQT, EQM and RMP remain in effect following the termination and have been memorialized pursuant to (i) the amended and restated omnibus agreement, dated November 13, 2018, among EQT, EQM and EQM's former general partner, and (ii) the second amended and restated omnibus agreement, dated November 13, 2018, among EQT, EQT RE, LLC, RMP, EQM Midstream Management LLC, the general partner of RMP, and EQM Poseidon Midstream LLC. The Company is generally responsible for these surviving obligations of EQT pursuant to the Separation and Distribution Agreement.

Shared Use Agreement.    In connection with the Separation, EQM executed a shared use agreement with EPC, pursuant to which, subject to the terms and conditions thereof, each party is entitled to access and use certain real property (including rights-of-way), equipment, facilities and records identified therein of the other party.

Commercial Agreements with EQT

In the ordinary course of business, the Company engages in transactions with EQT and its subsidiaries, including, but not limited to, gas gathering agreements, transportation service and precedent agreements, storage agreements, and water service agreements. For the year ended December 31, 2020, the Company's operating revenues under these agreements were approximately $964.2 million. These agreements under which 2020 operating revenues were recognized by the Company are described below.

EQT Global GGA.    On February 26, 2020, the Company and EQT entered into the EQT Global GGA, a gas gathering and compression agreement for the provision of certain gas gathering services to EQT in the Marcellus and Utica Shales of Pennsylvania and West Virginia, which was subsequently amended on August 26, 2020 and November 1, 2020. The EQT Global GGA expires on December 31, 2035 and will renew annually thereafter unless terminated by EQT or the Company pursuant to its terms. The EQT Global GGA provides for, among other things, a 3.0 Bcf per day minimum volume commitment (MVC), which gradually steps up to a 4.0 Bcf per day for several years following the full in-service date of the MVP, and the dedication of a substantial majority of EQT's core acreage in Pennsylvania and West Virginia to the Company. Under the EQT Global GGA, EQT will receive certain gathering fee relief (as described below) over a period of three years following the full in-service date of the MVP. Additionally, the EQT Global GGA provides for potential cash bonus payments payable by EQT to the Company during the period beginning on the first day of the calendar quarter in which the MVP in-service date occurs through the earlier of the twelfth calendar quarter from that point or the calendar quarter ending December 31, 2024. The potential cash bonus payments are conditioned upon the quarterly average of certain Henry Hub natural gas prices exceeding certain price thresholds. The gathering fees payable by EQT to the Company set forth in the EQT Global GGA are subject to potential reductions (i.e., the gathering fee relief) for certain contract years as set forth in the EQT Global GGA, conditioned upon the in-service date of the MVP, which provide for estimated aggregate fee relief of approximately $270 million in the first year after the in-service date of the MVP, approximately $230 million in the second year after the in-service date of the MVP and approximately $35 million in the third year after the in-service date of the MVP. In addition, if the MVP in-service date has not occurred by January 1, 2022, EQT has an option, exercisable for a period of twelve months (or such shorter period if the in-service date of the MVP occurs), to forgo approximately $145 million of the fee relief in the first year after the MVP in-service date and approximately $90 million of the fee relief in the second year after the MVP in-service date in exchange for a cash payment from the Company to EQT in the amount of approximately $196 million (the EQT Cash Option). As consideration for the additional rate relief subject to the EQT Cash Option, the Company purchased certain shares of the Company's common stock that were held by EQT (as described below).

On February 26, 2020, in connection with the execution of the EQT Global GGA, each of the Jupiter Gas Gathering Agreement, the WG-100 Gas Gathering Agreement, the MPPS Gas Gathering Agreement, the AMTT Gathering Agreement, the Stonewall Valley Gathering Agreement, the River Pad Gas Gathering Agreement, the Claysville Gas Gathering Agreement, the RMP PA Gathering Agreement, the Cracker Jack Gathering Agreement, the Cash Dollar Gathering Agreement, the ANGS Gathering Agreement, the Windridge Gathering Agreement, the ASR Gathering Agreement, the State Gamelands Gathering Agreement (as each is defined below) and the Letter Agreement regarding the Connection of Kentor, Carpenter, Shipman and Beazer Wells Pads to Jupiter Gathering System, dated March 1, 2019, by and among Rice Drilling B LLC, EQM Gathering Opco, LLC, an indirect wholly owned subsidiary of the Company (EQM Gathering Opco), and Equitrans, L.P. was terminated.

EQM Gas Gathering Agreements.    On April 30, 2014, EQT entered into a gas gathering agreement (the Jupiter Gas Gathering Agreement) with EQT Gathering, LLC, an indirect wholly owned subsidiary of EQT (EQT Gathering) for gathering services on the Jupiter gathering system (Jupiter). The Jupiter Gas Gathering Agreement had a 10-year term (with year-to-year rollovers), which began on May 1, 2014. Under the agreement, EQT subscribed for approximately 225 MMcf per day of firm compression capacity which was available on Jupiter at that time. In the fourth quarter of 2014, EQM placed one compressor station in service and added compression at the two existing compressor stations in Greene County, Pennsylvania. This expansion added approximately 350 MMcf per day of compression capacity. EQT's firm capacity subscribed under the Jupiter Gas Gathering Agreement increased by 200 MMcf per day effective December 1, 2014 and by 150 MMcf per day effective January 1, 2015. In the fourth quarter of 2015, EQM completed an additional expansion project which brought the total Jupiter compression capacity to approximately 775 MMcf per day. EQT's firm capacity subscribed under the Jupiter Gas Gathering Agreement increased by approximately 50 MMcf per day effective October 1, 2015 and approximately 150 MMcf per day effective November 1, 2015. The Jupiter Gas Gathering Agreement provided for separate terms of up to 10 years from the applicable in service date (with year-to-year rollovers) for the compression capacity associated with each expansion project. EQT also agreed to pay a monthly usage fee for volumes gathered in excess of firm compression capacity. In connection with the closing of EQT's contribution of Jupiter to EQM Gathering Opco, on May 7, 2014, the Jupiter Gas Gathering Agreement was assigned to EQM Gathering Opco.

On March 10, 2015, EQT entered into two gas gathering agreements with EQT Gathering for gathering services on the Company's Northern West Virginia Gathering System (NWV Gathering). The gathering agreement for gathering services on the wet gas header pipeline (WG-100 Gas Gathering Agreement) had a 10-year term (with year-to-year rollovers), beginning March 1, 2015. Under the agreement, EQT had subscribed for approximately 400 MMcf per day of firm capacity then available on the wet gas header pipeline. EQT also agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. In connection with the closing of EQM's acquisition of NWV Gathering from EQT in 2015, the WG-100 Gas Gathering Agreement was assigned to EQM Gathering Opco.

The gas gathering agreement for gathering services in the Mercury, Pandora, Pluto and Saturn development areas (MPPS Gas Gathering Agreement) had a 10-year term (with year-to-year rollovers), beginning March 1, 2015. Under the agreement, EQT initially subscribed for approximately 200 MMcf per day of firm capacity in the Mercury development area, 40 MMcf per day of firm capacity in the Pluto development area and 220 MMcf per day of firm capacity in the Saturn development area. EQT's firm capacity subscribed under the MPPS Gas Gathering Agreement increased by 100 MMcf per day effective December 1, 2015 related to an expansion project in the Pandora development area. An additional expansion project brought the total Saturn compression capacity to 300 MMcf per day effective November 1, 2016. EQT had agreed to separate 10-year terms (with year-to-year rollovers) for the compression capacity associated with each expansion project under the MPPS Gas Gathering Agreement. EQT also agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. In connection with the closing of EQM's acquisition of NWV Gathering from EQT in 2015, the MPPS Gas Gathering Agreement was assigned to EQM Gathering Opco.

Effective as of October 1, 2016, EQT entered into a 10-year (with year-to-year rollovers) gas gathering agreement for services in the Applegate/McIntosh and Terra development areas in southwestern Pennsylvania and the Taurus development area in northern West Virginia (the AMTT Gathering Agreement). Under the agreement, EQT initially subscribed for total firm capacity of approximately 235 MMcf per day. Effective September 1, 2018, the contracted firm capacity under the agreement increased to an aggregate of 365 MMcf per day in connection with, among other things, an expansion project in the Applegate/McIntosh development area. EQT also agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. In connection with the closing of EQM's acquisition of certain gathering and transmission assets from EQT in October 2016, the AMTT Gathering Agreement was assigned to EQM Gathering Opco.

Effective as of April 1, 2019, EQT and EPC entered into a gas gathering agreement (the Stonewall Valley Gathering Agreement) with EQM for gathering services with respect to production from natural gas wells from EQT's Stonewall Valley Unit, Mingo Unit and Kevech Unit, all located in Washington County, Pennsylvania. The Stonewall Valley Gathering Agreement had a 10-year term (with year-to-year rollovers).

As a result of the 2017 merger (the Rice Merger) among EQT, its wholly-owned merger subsidiary, and Rice Energy, the surviving entity acquired all of Rice Energy's rights and assumed all of Rice Energy's obligations under a second amended and restated gas gathering and compression agreement executed on March 31, 2017 with Rice Olympus Midstream LLC (the Ohio Gathering Agreement), which became a wholly-owned subsidiary of EQM on May 22, 2018. Pursuant to the Ohio Gathering Agreement, EQM provides gathering services to EQT in Belmont County, Ohio. The agreement has a 15-year term that began on December 22, 2014 (with month-to-month rollovers). Under the agreement, Rice Energy initially subscribed for total guaranteed capacity of approximately 100 MMcf per day to the Dominion East Ohio delivery point. Over the course of the agreement, new delivery points came online: Texas Eastern Pipeline (April 30, 2015; 200 MMcf per day), Rockies Express Pipeline (December 31, 2015; 225 MMcf per day), ET Rover Pipeline (September 1, 2017; 100 MMcf per day) and Leach Xpress Pipeline (November 1, 2017; 200 MMcf per day). With the foregoing expansion, the total guaranteed capacity under the agreement increased to approximately 825 MMcf per day across all delivery points. EQT also delivers gas to the Goliath delivery point on an interruptible basis. EQT pays a fixed fee (based on the applicable receipt and delivery points) per dekatherm of natural gas delivered. In addition to gathering services, EQM agreed to provide interconnection and compression services for an additional fee.

On June 8, 2017, EQT and two then third-party producers entered into a 15-year (with year-to-year rollovers) gas gathering agreement with EQM Gathering Opco for gathering services on the Marianna Gathering System (the Marianna Gas Gathering Agreement), pursuant to which EQT pays a fixed fee per dekatherm of natural gas, subject to certain annual and other adjustments, gathered by EQM Gathering Opco. Under the Marianna Gas Gathering Agreement, EQT and the other current producer on the system have dedicated approximately 14,200 acres and any future acreage EQT acquires within the dedication area during the term to EQM Gathering Opco.

On August 8, 2017, EQT entered into a 10-year (with year-to-year rollovers) gas gathering agreement with EQM Gathering Opco for gathering services on the River Pad Gathering System (the River Pad Gas Gathering Agreement). Under the agreement, EQT had subscribed for approximately 30 MMcf per day of firm capacity that became available in the second quarter of 2018, dedicated certain EQT acreage to EQM Gathering Opco and agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity.

EQT Energy, LLC (EQT Energy), an indirect wholly owned subsidiary of EQT, is a party to a gas gathering agreement with EQM for interruptible service on EQM's FERC-regulated low pressure gathering system. The agreement has a primary term of one year and renews automatically for one-month periods, subject to 30 days prior written notice by either party to terminate. Service under this gathering agreement is fee based at the rate specified in EQM's tariff.

On February 12, 2018, EQT Energy and EPC executed a gas gathering agreement (the Hammerhead Gas Gathering Agreement) with EQM Gathering Opco to provide certain gathering services on EQM's Hammerhead pipeline to EQT in southwestern Pennsylvania and northwestern West Virginia. The Hammerhead Gas Gathering Agreement has a 20-year term (with year-to-year rollovers). The Hammerhead pipeline is a 1.6 Bcf per day gathering header pipeline that is primarily designed to connect natural gas produced in Pennsylvania and West Virginia to the MVP, Texas Eastern Transmission and Dominion Transmission. The Company believes the Hammerhead pipeline was placed in-service effective August 1, 2020. Under the agreement, EQT has subscribed for approximately 1,200 million dekatherm (MDth) per day of firm gathering capacity during the life of the contract. The capacity reservation charge under the contract is fixed, subject to certain annual and other adjustments. EQT has agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. Effective as of June 1, 2019, the parties agreed that the western receipt point on Jupiter would be removed from the Hammerhead project, and that associated capital would be redeployed in order to (i) connect the Hammerhead pipeline to the DTI TL-360 downstream pipeline, (ii) add a receipt point at Throckmorton with an associated maximum daily quantity of 600,000 Dth per day, and (iii) add incremental compression on the gathering system up to 1440 psig and extending high pressure-low pressure system upstream of the Throckmorton receipt point. These amendments were made in connection with other agreements of the parties relative to Claysville (Pisces) development area described below. The Company's and EQT's obligations under the Hammerhead Gas Gathering Agreement are subject to a pending contractual dispute that is currently being arbitrated. See "Hammerhead Pipeline" under "Outlook" in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 23, 2021, for additional information.

On June 7, 2018, EQT Energy and EPC executed a gas gathering agreement with EQM for gathering services in the Claysville (Pisces) development area (the Claysville Gas Gathering Agreement). The Claysville Gas Gathering Agreement had a 10-year term (with year-to-year rollovers). Under the agreement, EQT initially subscribed for total firm capacity of approximately 200,000 MDth per day. The contracted firm capacity would have increased to 300,000 MDth per day during the life of the contract. The capacity reservation charge under the contract was fixed, subject to certain annual and other adjustments.

Legacy RMP Gas Gathering Agreements.    As a result of EQM's merger with RMP in July 2018 (the EQM-RMP Merger), the surviving entity acquired all of RMP's rights and assumed all of RMP's obligations under various gas gathering agreements with EQT and its affiliates, as described in detail below.

As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under a fixed price per unit gathering and compression agreement executed on December 22, 2014 with Rice Energy (which was acquired by EQT as a result of the Rice Merger) that would have expired in December 2029 (the RMP PA Gathering Agreement). Pursuant to the agreement, EQM gathered natural gas on certain of the Washington and Greene Counties, Pennsylvania gathering systems acquired by EQM as a result of the EQM-RMP Merger and provided compression services to EQT. Under the agreement, EQM charged EQT a gathering fee of $0.30 per dekatherm and a compression fee of $0.07 per dekatherm per stage of compression, each subject to annual adjustment for inflation based on the Consumer Price Index.

As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under a fixed price per unit gathering and compression agreement executed on December 18, 2015 with Rice Energy (which was acquired by EQT as a result of the Rice Merger) (the Cracker Jack Gathering Agreement). Pursuant to the agreement, EQM gathered natural gas on the Washington County, Pennsylvania gathering system acquired by EQM as a result of the EQM-RMP Merger and provided compression services to EQT. The term of this agreement would have expired in January 2021 with a 10-year extension term. Under the agreement, EQM received fixed gathering and compression fees per dekatherm, each subject to annual adjustment for inflation based on the Consumer Price Index.

Also, as a result of the EQM-RMP Merger, EQM assumed RMP's obligations under a 15-year, fixed price per unit gathering and compression agreement executed on October 21, 2015 with Rice Energy (which was acquired by EQT as a result of the Rice Merger) (the Cash Dollar Gathering Agreement). Pursuant to the agreement, EQM gathered natural gas on the Washington County, Pennsylvania gathering system acquired by EQM as a result of the EQM-RMP Merger and provided compression services to EQT. Under the agreement, EQM received fixed gathering and compression fees per dekatherm, each subject to annual adjustment for inflation based on the Consumer Price Index.

Effective as of December 16, 2016, in connection with an acquisition by EQT, EQT assumed the obligations under the Appalachia North Gathering System Gas Gathering Agreement, to which RMP was a party prior to the EQM-RMP Merger (the ANGS Gathering Agreement). As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under this agreement to gather natural gas on the Washington County, Pennsylvania gathering system acquired by EQM as a result of the EQM-RMP Merger and provide compression services to EQT. Under the agreement, EQM received fixed gathering and compression fees per dekatherm, each subject to annual adjustment for inflation based on the Consumer Price Index.

Effective as of October 19, 2016, in connection with RMP's acquisition in October 2016 of certain midstream assets previously owned by affiliates of Vantage Energy, LLC, RMP acquired Vantage Energy II Access LLC (Vantage Access), which became an indirect wholly-owned subsidiary of EQM as a result of the EQM-RMP Merger. Vantage Access was party to a gas gathering agreement with an affiliate of EQT (the Windridge Gathering Agreement). Pursuant to the agreement, EQM gathered natural gas on its Windridge gathering system and provided compression and dehydration services to EQT. The initial term of this agreement would have expired in December 2023. Under the agreement, EQM received fixed gathering, compression and dehydration fees per dekatherm, each subject to an annual adjustment for inflation based upon the Consumer Price Index. Under this agreement, EQT dedicated the first 20,000 dekatherms per day of gas in Greene County, Pennsylvania to the Windridge gathering system.

On November 25, 2015, Rice Poseidon Midstream LLC, which became an indirect wholly-owned subsidiary of EQM as a result of the EQM-RMP Merger, executed a fixed price per unit gas gathering agreement with a subsidiary of Rice Energy (which was acquired by EQT as a result of the Rice Merger) (the ASR Gathering Agreement). Pursuant to the agreement, EQM gathered and compressed natural gas on its Whipkey gathering system and connected its gathering system with the ASR gathering system. The primary term of this agreement would have expired in November 2025. EQM received fixed gathering and compression fees per dekatherm. Additionally, it received an interconnect fee on a monthly basis per dekatherm received at each applicable receipt point. All fees were subject to an annual adjustment based on the Consumer Price Index.

On September 14, 2017, Rice Poseidon Midstream LLC executed a gas gathering agreement with two subsidiaries of EQT (the State Gamelands Gathering Agreement). Pursuant to the agreement, EQM provided gathering services for EQT's State Gamelands 179 Well Pad in Greene County, Pennsylvania. The initial term of the agreement would have expired in September 2032 (with year-to-year rollovers). EQT initially subscribed for total guaranteed capacity of approximately 200 MMcf per day, with additional volumes delivered on an interruptible basis. Under the agreement, EQT had dedicated all gas from the Marcellus formation or above that is produced from wells located in the State Gamelands 179 Well Pad. EQM provided both gathering and compression services, with separate fixed fees charged per dekatherm of gas gathered and compressed.

NWV Gathering Contribution Agreement and Preferred Interest.    On March 10, 2015, EQM entered into a Contribution and Sale Agreement pursuant to which, on March 17, 2015, EQT contributed NWV Gathering to EQM Gathering Opco. The Contribution and Sale Agreement also contemplated the sale to EQM of a preferred interest in EQT Energy Supply, LLC (EES), which at the time was an indirect wholly owned subsidiary of EQT. EES generates revenue from services provided to a local distribution company. This sale was completed on April 15, 2015. During the year ended December 31, 2020, the Company received $11.1 million of distributions from EES in respect of its preferred interest.

Eureka Gas Gathering Agreement.    EQT (as assignee of Stone Energy Company) is party to a gas gathering agreement with Eureka Midstream, LLC (as successor-in-interest to Eureka Hunter Pipeline, LLC) (Eureka), a wholly owned subsidiary of Eureka Midstream Holdings, LLC (in which the Company owns a 60% ownership interest), dated February 17, 2012, for gathering services subject to two separate Individual Transaction Confirmations (each an ITC). Under ITC No. EHP-Stone-005, Eureka provides gathering services on the Lewis Wetzel Low Pressure Gas Gathering System and produced liquids gathering for an 8-year term (with year-to-year rollovers). Under the agreement, Eureka gathers EQT's gas from the Mills Wetzel production area and delivers gas to a central production facility (Carbide Facility) for compression, dehydration, metering and delivery to the MarkWest Mobley Gas Processing Plant. Eureka is also responsible for separation of produced liquids at the Carbide Facility. Under ITC No. EHP-Stone-004, Eureka provides interruptible gathering services on its TCP Residue Lateral line, by accepting residue gas at the MarkWest Mobley Gas Processing Plant and delivering the same to the Smithfield — Mobley TCO meter. The term of such service is month to month.

Transportation Service and Precedent Agreements.    EQT Energy has contracted with Equitrans, L.P., an indirect wholly owned subsidiary of EQM, for firm transmission capacity with a primary term through October of 2024. The reserved capacity under this contract was 1,076 BBtu per day through August 1, 2016, is 1,035 BBtu through July 1, 2023 and will decrease as follows thereafter: 630 BBtu on July 1, 2023, 325 BBtu on September 1, 2023 and 30 BBtu on October 1, 2024. EQT Energy's firm transportation agreement will automatically renew for one year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate. In addition, during 2017, EQT Energy assumed a contract for 20 BBtu per day of firm transmission capacity with a primary term through June 30, 2024 which will automatically renew for one year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate. On November 13, 2017, EQT acquired a contract for 105 BBtu per day of firm transmission capacity with a primary term through October 31, 2018, which automatically renewed on November 1, 2018, November 1, 2019, and November 1, 2020, and will continue to automatically renew for one year periods upon the expiration of the then-current term, subject to six months prior written notice by either party to terminate. Equitrans, L.P. has also entered into agreements with EQT Energy to provide (i) interruptible transmission service, which is currently renewing automatically for one year periods, subject to six months prior written notice by either party to terminate; (ii) interruptible wheeling service, which is currently renewing automatically for one year periods, subject to one month prior written notice by either party to terminate; and (iii) loan and parking service, effective March 1, 2020 through June 30, 2022.

In January 2016, EQT Energy entered into a firm transportation agreement for 650 BBtu per day of firm transmission capacity on the Company's Ohio Valley Connector pipeline. The firm transmission capacity became available when the pipeline began service on October 1, 2016. This agreement has a primary term through September 30, 2036.

EQT Energy is also party to a precedent agreement and service agreement with Equitrans, L.P. for 300 BBtu per day of firm transmission capacity for a 20-year term utilizing capacity that was created by the Company's Equitrans, L.P. Expansion project (EEP). The firm reservation charges and EQT Energy's associated capacity commitment for EEP will commence once MVP is placed in service. A portion of the EEP commenced operations with interruptible service in the third quarter of 2019.

In connection with the River Pad Gas Gathering Agreement, on July 25, 2017, EQT Energy entered into a 10-year (with year-to-year rollovers) transportation service agreement with Equitrans for approximately 30 MMcf per day of firm transportation capacity. The firm transmission capacity became available upon completion of the River Pad project, which was completed in the second quarter of 2018.

Storage Agreements.    The Company is not currently a party to any firm storage agreements with EQT. The Company does, however, provide balancing, lending and parking services to EQT pursuant to Rate Schedule LPS.

EQM Water Services Agreements.    On June 18, 2018, EQM executed a water services agreement with EQT whereby EQM agreed to provide, on an interruptible basis, fresh water for use in connection with well drilling, hydro-fracturing and extraction operations at EQT's Carpenter well pad located in Greene County, Pennsylvania. The agreement has an initial term of five years, beginning on the in-service date of the water system, which occurred on July 17, 2018, and may be extended by the written agreement of the parties thereafter. Under the agreement, EQM receives a fixed fee for freshwater deliveries by pipeline directly to the Carpenter well pad. EQM and EQT entered into an Amended and Restated Water Services Agreement for the Carpenter well pad effective December 3, 2018 (Amended Carpenter Agreement). Pursuant to the Amended Carpenter Agreement, EQM provides fresh water from its Washington and Greene County and Southwestern Pennsylvania Water Authority (SPWA) systems to the Carpenter well pad at a fixed rate paid by EQT. EQM's service is provided on an interruptible basis, although EQT has committed to exclusively use EQM's water for the Carpenter well pad up to the required daily volume (on days EQT withdraws water). The Amended Carpenter Agreement had an in-service date of June 1, 2019, has an initial term of five years from the effective date and may be extended by written agreement of the parties thereafter.

Effective July 13, 2018, EQM executed a water services agreement with EQT whereby EQM agreed to provide, on an interruptible basis, fresh water for use in connection with hydraulic fracturing and drilling operations and other related operations in EQT's Claysville (Pisces) development area, subject to a minimum annual volume commitment. Under the agreement, EQM agreed to construct and operate a fresh water system connecting the SPWA's water system to each well within the Claysville (Pisces) development area for the delivery of fresh water under the water services agreement. EQM and EQT entered into a First Amendment to the Water Services Agreement for the Claysville (Pisces) development area effective January 1, 2020 (First Claysville Amendment). The First Claysville Amendment redefines the contract start date and contract year to correspond with the in-service date of the Claysville fresh water system. The First Claysville Amendment provided EQT a full calendar year to reach an established annual minimum volume commitment. The term of agreement is ten years from the contract start date of January 1, 2020 and will continue from year to year thereafter. Under the agreement, EQM will receive, in addition to certain other fees, (i) fixed fees per gallon based upon the volume of fresh water deliveries over the term of the agreement, subject to annual consumer price index adjustments, (ii) fees assessed by SPWA or another third party to source fresh water for delivery through the fresh water system; and (iii) reimbursement for all operational costs and fees to provide water to EQT.

In December 2018, EQM executed three additional water services agreements with EPC to design, construct, operate and maintain fresh water systems for the purpose of providing fresh water services to support EQT's well drilling, hydraulic fracturing and extraction work at several of its operations at various locations in Washington and Greene Counties, Pennsylvania:

  ➢
  Third Amended and Restated Water Services Agreement, dated December 3, 2018 (Kevech/Smith Agreement).    Pursuant to the Kevech/Smith Agreement, EQM provides fresh water from its Washington and Greene County system to EQT's SR-917, Xman, Cashdollar, Kevech, Smith and Mojo well pads and charges a fixed rate paid that varies by delivery point. EQM's service is provided on an interruptible basis, although EQT has committed to exclusively using EQM's water provided from the Smith and Kevech delivery points. EQT must provide 60 days' notice prior to required service at the Cashdollar, Smith and Kevech delivery points and 45 days' notice prior to required service for all other delivery points. The Kevech/Smith Agreement has an initial term expiring October 21, 2022, which may be extended annually by EQT with prior notice for up to four periods of one year each. On November 18, 2020, EQM and EQT amended the Kevech/Smith Agreement to add service to EQT's Wherry Pad.

  ➢
  Water Services Agreement, dated December 3, 2018 (Steelhead Agreement).    Pursuant to the Steelhead Agreement, EQM provides fresh water from the SPWA system to EQT's Hunter, Gahagan, Gregor, Lacko and Sanders well pads (and any additional delivery points added within 2,500 feet of each pad) and charges a tiered rate paid based upon water volumes provided. EQM's service is provided on a firm basis up to EQT's agreed minimum annual water volume commitment and on an interruptible basis thereafter. The Steelhead Agreement had an in-service date of December 1, 2018 and has an initial term of ten years which can be extended year to year thereafter.

  ➢
  Water Service Agreement, dated December 10, 2018 (SGL-179 Agreement).    Pursuant to the SGL-179 Agreement, EQM provides fresh water from the SPWA system to EQT's State Game Lands 179 well pad (and any additional delivery points that are added within a 1.5 mile radius around the SGL-179 pad) and charges a tiered rate paid based upon water volumes provided. EQM's service is provided on a firm basis up to EQT's agreed minimum annual water volume commitment and on an interruptible basis thereafter. The SGL-179 Agreement had an in-service date of August 7, 2019 and has an initial term of ten years which can be extended year to year thereafter.

EQM Gathering Opco and EQT also entered into a letter agreement dated December 3, 2018 memorializing EQM's commitment in furtherance of existing water services agreements between subsidiaries of EQM and EQT to provide and transfer fresh water from EQM-owned and operated impoundments in Ohio and Pennsylvania to EQT operations (Impoundment Agreement). Pursuant to the Impoundment Agreement, EQM provides this service on an interruptible basis and EQM has the sole right to agree to, limit or reject EQT service requests. EQT is responsible for all costs incurred to provide this service and pays EQM a fixed rate for supplied water. EQT is obligated to provide as much notice as reasonably possible prior to required in-service dates, and the Impoundment Agreement will remain effective until the parties mutually agree to terminate it.

EQM has also entered into certain immaterial produced water services agreements with EQT.

Legacy RMP Water Services Agreements.    As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under water services agreements executed on November 4, 2015 with Rice Energy (which was acquired by EQT as a result of the Rice Merger), pursuant to which EQM provides certain fluid handling services to EQT, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback and produced water within areas of dedication in defined service areas in Pennsylvania and Ohio (the RMP Water Services Agreements). The initial term of the RMP Water Services Agreements expires in December 2029 and continues from month to month thereafter. Under the agreements, EQM receives (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual consumer price index adjustments, and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by it, plus a 2% margin.

Water Services Letter Agreement.    On February 26, 2020, the Company entered into a letter agreement with EQT, pursuant to which EQT agreed to utilize the Company for the provision of water services in Pennsylvania under existing water services agreements and new water services agreements if negotiated between the parties (such letter agreement, the Water Services Letter Agreement). The Water Services Letter Agreement is effective as of the first day of the first month following the MVP full in-service date and shall expire on the fifth anniversary of such date. During each year of the Water Services Letter Agreement, EQT agreed that fixed MVC fees payable to the Company for water services incurred on a volumetric basis, provided in accordance with existing agreements and new agreements entered into between the parties pursuant to the Water Services Letter Agreement (or the related agreements), shall be equal to or greater than $60 million per year in Pennsylvania.

Other Agreements with EQT

Rice Water Services Acquisition.    As a result of the EQM-RMP Merger, EQM acquired RMP's interest in certain subsidiaries of RMP (the Rice Water Entities) and, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the RMP Water Services Agreements and (ii) an option to purchase any water treatment facilities acquired by certain subsidiaries of EQT in such areas at the acquisition cost (collectively, the Option). RMP executed a Purchase and Sale Agreement with Rice Energy on November 4, 2015, pursuant to which RMP acquired from Rice Energy all of the outstanding limited liability company interests of the Rice Water Entities (the Rice Water Services Acquisition). The acquired business included Rice Energy's Pennsylvania and Ohio fresh water distribution systems and related facilities that provided access to 59.0 MMgal per day of fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio as of December 31, 2018. In connection with the Rice Water Services Acquisition, Rice Energy also granted RMP the Option. The closing of the Rice Water Services Acquisition occurred on November 4, 2015.

EQT Corporation Guaranty.    EQT has guaranteed the payment obligations of certain of its subsidiaries, up to a maximum amount of $115 million, $50 million and $30 million related to gathering, transmission and water services, respectively, across all applicable contracts, for the benefit of the subsidiaries of EQM providing such services. In January 2020, EQT's guaranty in relation to its transmission contracts with EQM increased to $131 million.

Credit Letter Agreement.    On February 26, 2020, in connection with the execution of the EQT Global GGA, the Company and EQT entered into a letter agreement (the Credit Letter Agreement) pursuant to which, among other things, (a) the Company relieved certain credit posting requirements for EQT, in an amount up to approximately $250 million, under certain commercial agreements with the Company, subject to EQT maintaining a minimum credit rating from two of three rating agencies of (i) Ba3 with Moody's Investors Service, (ii) BB– with S&P Global Ratings and (iii) BB– with Fitch Investor Services and (b) the Company agreed to use commercially reasonable good faith efforts to negotiate similar credit support arrangements for EQT in respect of its commitments to Mountain Valley Pipeline, LLC.

Share Purchase Agreements.    On February 26, 2020, the Company entered into two share purchase agreements (the Share Purchase Agreements) with EQT, pursuant to which the Company agreed to (i) purchase 4,769,496 shares of Equitrans Midstream common stock (the Cash Shares) from EQT in exchange for approximately $46 million in cash, (ii) purchase 20,530,256 shares of Equitrans Midstream common stock (the Rate Relief Shares and, together with the Cash Shares, the Share Purchases) from EQT in exchange for a promissory note in the aggregate principal amount of approximately $196 million (which EQT subsequently assigned to EQM as consideration for certain commercial terms under the EQT Global GGA), and (iii) pay EQT cash in the amount of approximately $7 million (the Cash Amount). On March 5, 2020, the Company completed the Share Purchases and paid the Cash Amount.

Transmission Acreage Dedication.    Pursuant to an acreage dedication to EQM by EQT, EQM has the right to elect to transport, at a negotiated rate, which will be the higher of a market or cost of service rate, all natural gas produced from wells drilled by EQT on the dedicated acreage, which is an area covering approximately 60,000 acres surrounding EQM's storage assets in Allegheny, Washington and Greene counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis counties in West Virginia. The acreage dedication is contained in a sublease agreement in which EQM granted to EQT all of the oil and gas interests, including the exclusive rights to drill, explore for, produce and market such oil and gas, EQM had received as part of certain of its oil and gas leasehold estates EQM uses for gas storage and protection. Furthermore, if EQT acquires acreage with natural gas storage rights within the area of mutual interest established by the acreage dedication, then EQT will enter into an agreement with EQM to permit it to store natural gas on such acreage. Likewise, if EQM acquires acreage within the area of mutual interest with natural gas or oil production, development, marketing and exploration rights, such acreage will automatically become subject to EQT's rights under the acreage dedication.

Pipeline, Construction, Ownership and Operating Agreement.    A subsidiary of EQM is party to a Pipeline, Construction, Ownership and Operating Agreement (the Whipkey Agreement) pursuant to which it owned a 60% working interest in a joint venture that owns a natural gas gathering pipeline in Greene County, Pennsylvania. The gathering pipeline owned by the joint venture is connected to seven producing wells operated by EQT. The Whipkey Agreement was contributed to RMP, which was acquired by EQM as a result of the EQM-RMP Merger, in connection with the closing of RMP's initial public offering.

APPENDIX B

Non-GAAP Financial Information
Company EBITDA and Adjusted EBITDA

As used in this proxy statement, Company EBITDA means Equitrans Midstream Corporation's (the Company) net income, (i) plus the Company's income tax expense, net interest expense, loss on early extinguishment of debt, depreciation, amortization of intangible assets, impairments of long-lived assets, transaction costs and credit loss expense associated with a customer bankruptcy, (ii) less the Company's equity income and other income, and (iii) less the earnings before interest, taxes, depreciation and amortization (EBITDA) of any business or assets acquired during the period, as set forth in the Company's Amended and Restated Short-Term Incentive Plan for the 2020 plan year (the STIP). As used in this proxy statement, adjusted EBITDA means the Company's net income, (i) plus the Company's income tax expense, net interest expense, loss on early extinguishment of debt, depreciation, amortization of intangible assets, impairments of long-lived assets, payments on the preferred interest in EQT Energy Supply, LLC (Preferred Interest), non-cash long-term compensation expense (income) and transaction costs, (ii) less the Company's equity income, AFUDC-equity, unrealized gain (loss) on derivative instruments and adjusted EBITDA attributable to noncontrolling interest. Company EBITDA and adjusted EBITDA are non-GAAP supplemental financial measures that management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  ➢
  the Company's operating performance as compared to other publicly traded corporations in the midstream energy industry without regard to historical cost basis or financing methods;

  ➢
  The ability of the Company's assets to generate sufficient cash flow to pay dividends to Company shareholders;

  ➢
  The Company's ability to incur and service debt and fund capital expenditures; and

  ➢
  The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Company believes that Company EBITDA and adjusted EBITDA provide useful information to investors in assessing the Company's results of operations and financial condition. Company EBITDA and adjusted EBITDA should not be considered as alternatives to the Company's net income, operating income or any other measure of financial performance presented in accordance with GAAP. Company EBITDA and adjusted EBITDA have important limitations as analytical tools because they exclude some, but not all, items that affect net income. Additionally, because Company EBITDA and adjusted EBITDA may be defined differently by other companies in the Company's industry, the Company's definitions of Company EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. The tables below reconcile Company EBITDA and adjusted EBITDA with net income as derived from the statements of consolidated comprehensive income included in the Company's annual report on Form 10-K for the year ended December 31, 2020.

B-1

Company EBITDA
($ in thousands)

Year Ended December 31, 2020
Net income	$638,044

Add:

Income tax expense	105,331

Net interest expense	307,380

Loss on early extinguishment of debt	24,864

Depreciation	259,613

Amortization of intangible assets	63,195

Impairments of long-lived assets	55,581

Transaction costs	23,797

Credit loss expense associated with customer bankruptcy	1,734

Less:

Equity income	(233,833)

Other income	(17,225)

Company EBITDA	$1,228,481

Adjusted EBITDA
($ in thousands)

Year Ended December 31, 2020
Net income	$638,044

Add:

Income tax expense	105,331

Net interest expense	307,380

Loss on early extinguishment of debt	24,864

Depreciation	259,613

Amortization of intangible assets	63,195

Impairments of long-lived assets	55,581

Preferred Interest payments	11,057

Non-cash long-term compensation expense	12,301

Transaction costs	23,797

Less:

Equity income	(233,833)

AFUDC — equity	(818)

Unrealized gain on derivative instruments	(16,460)

Adjusted EBITDA attributable to noncontrolling interest(1)	(35,424)

Adjusted EBITDA	$1,214,628

(1)
Reflects adjusted EBITDA attributable to noncontrolling interest associated with the third-party ownership interest in Eureka. Adjusted EBITDA attributable to noncontrolling interest was calculated as net income of $14.0 million, plus depreciation of $11.0 million, plus amortization of intangible assets of $7.5 million and plus interest expense of $2.9 million.

B-2

APPENDIX C

Proposed Amendments to Amended and Restated Articles of Incorporation of Equitrans Midstream Corporation to Remove the Supermajority Voting Requirements

The full text of the proposed amendments to Division B and Division C of the Articles to remove the 80% supermajority voting requirements for shareholders to approve amendments to the Articles and the Bylaws and to remove directors from office outside of the annual meeting process is as follows (proposed additions are double underlined, and proposed deletions are stricken through):

Proposed Amendments to Division B of the Articles:

        2.3    Amendments to Bylaws.    The Board of Directors may make, amend and repeal the Bylaws with respect to those matters which are not, by statute, reserved exclusively to the shareholders, subject always to the power of the shareholders to change such action as provided herein. ~~No Bylaw may be made, amended or repealed by the shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Articles or the Bylaws) the vote specified by applicable law for valid shareholder action shall be required.~~

        ~~2.4    Amendments to Articles.    Subject to the voting rights given to any particular series of the Preferred Stock by the Board of Directors pursuant to Subdivision 1.1, and except as may be specifically provided to the contrary in any other provision in the Articles with respect to amendment or repeal of such provision, the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend the Articles of the Company or repeal any provision thereof, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Articles) such shareholder approval as may be specified by law shall be required.~~

        2.4    ~~2.5~~ General.    The Company may issue and dispose of any of its authorized shares for such consideration as may be fixed by the Board of Directors subject to the laws then applicable.

Amendments to Division C of the Articles:

        3.1    The business and affairs of the Company shall be managed by a Board of Directors comprised as follows:

          (a)  The number of persons comprising the Board of Directors shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office.

          (b)  Each person elected as a director of the Company, whether to succeed a person whose term of office as a director has expired (including the expiration of such person's term) or to fill any vacancy, shall be elected for a term expiring at the next annual meeting. Notwithstanding the foregoing, each director elected shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal.

          (c)  Any director or the entire Board of Directors may be removed from office by shareholder vote at any time, without assigning any cause, ~~but only if shareholders entitled to cast at least 80%~~by the affirmative vote of a majority of the votes ~~which~~cast by all shareholders ~~would be~~ entitled to ~~cast~~vote at an annual election of directors~~shall vote in favor of such removal~~.

          (d)  Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. A person elected to fill a vacancy in the Board of Directors shall hold office for a term expiring at the next annual meeting of shareholders held

C-1

  immediately following such person being elected to fill the vacancy. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (e)  Whenever the holders of any class or series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Company, none of the foregoing provisions of this Subdivision 3.1 shall apply with respect to the director or directors elected by such holders of Preferred Stock.

        ~~3.2    Notwithstanding any other provisions of law, the Articles or the Bylaws of the Company, the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, this Division C, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors.~~

        3.2    ~~3.3~~    No director shall be personally liable for monetary damages as such (except to the extent otherwise provided by law) for any action taken, or any failure to take any action, unless such director has breached or failed to perform the duties of his or her office under Title 15, Chapter 17, Subchapter B of the Pennsylvania Consolidated Statutes (or any successor statute relating to directors' standard of care and justifiable reliance), and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

If the Pennsylvania Consolidated Statutes are amended after November 9, 2018, the date this Subdivision received shareholder approval, to further eliminate or limit the personal liability of directors, then a director shall not be liable, in addition to the circumstances set forth in this Subdivision, to the fullest extent permitted by the Pennsylvania Consolidated Statutes, as so amended.

C-2

APPENDIX D

Proposed Amendment to Second Amended and Restated Bylaws of Equitrans Midstream Corporation to Remove the Supermajority Voting Requirements

The full text of the proposed amendments to Section 9.01 of the Bylaws to remove the 80% supermajority voting requirements for shareholders to approve amendments to the Bylaws is as follows (proposed deletions are stricken through):

Proposed Amendments to Section 9.01 of the Bylaws

        Section 9.01    (a)    The Board of Directors may make, amend and repeal the Bylaws with respect to those matters which are not, by statute, reserved exclusively to the shareholders, subject always to the power of the shareholders to change such action as provided herein. ~~No Bylaw may be made, amended or repealed by the shareholder sunless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Restated Articles or the Bylaws) the vote specified by applicable law for valid shareholder action shall be required.~~

                             (b)    Unless otherwise provided by a Bylaw, by the Restated Articles or by law, any Bylaw may be amended, altered or repealed, and new Bylaws may be adopted, by vote of a majority of the directors present at any regular or special meeting duly convened, but only if notice of the specific Sections to be amended, altered, repealed or added is included in the notice of meeting. No provision of the Bylaws shall vest any property or contract right in any shareholder.

D-1

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. EQUITRANS MIDSTREAM CORPORATION ATTN: CORPORATE SECRETARY 2200 ENERGY DRIVE CANONSBURG, PA 15317 During The Meeting - Go to www.virtualshareholdermeeting.com/ETRN2021 You may participate in the meeting via the Internet and vote electronically during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D32276-P48942-Z79019 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. EQUITRANS MIDSTREAM CORPORATION The Board of Directors recommends you vote FOR the following proposals: 1. To elect nine (9) directors to the Board of Directors of the Company to serve until the next annual meeting of shareholders. Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Vicky A. Bailey For Against Abstain 2. Approval, on an advisory basis, of the compensation of the Company's named executive officers for 2020 (Say-on-Pay). Approval of Amendments to the Company's Articles of Incorporation and Bylaws to remove the supermajority voting requirements. ! ! ! ! ! ! 1b. Sarah M. Barpoulis 3. 1c. Kenneth M. Burke 1d. Patricia K. Collawn 4. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2021. To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof. ! ! ! 1e. Margaret K. Dorman 1f. Thomas F. Karam 5. 1g. D. Mark Leland 1h. Norman J. Szydlowski 1i. Robert F. Vagt Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D32277-P48942-Z79019 EQUITRANS MIDSTREAM CORPORATION Proxy for Annual Meeting of Shareholders to be held April 27, 2021 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Tobin M. Nelson and Nathaniel D. DeRose, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Equitrans Midstream Corporation Common Stock and/or Series A Perpetual Convertible Preferred Stock which the undersigned would be entitled to vote if electronically present and acting at the Annual Meeting of Shareholders of EQUITRANS MIDSTREAM CORPORATION, to be held April 27, 2021 at 9:00 a.m. Eastern Time, via live webcast at www.virtualshareholdermeeting.com/ETRN2021, and at any adjournments or postponements thereof. In their discretion, the proxies are authorized, in accordance with their best judgment, to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. A vote FOR the election of nominees herein includes discretionary authority to vote for a substitute nominee if any nominee becomes unavailable for election for any reason. If no direction is made, the proxies will vote in accordance with the Board of Directors' recommendations on all matters listed on this proxy card. If you hold shares in the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan, as amended (LTIP), or the Equitrans Midstream Corporation Employee Savings Plan (401(k) Plan), your vote must be received by 11:59 P.M. Eastern Time on April 19, 2021. This card also serves as voting instructions to the applicable Trustee and administrator of the 401(k) Plan or LTIP, respectively. This card, when properly executed, directs the Trustee or administrator, as applicable, to vote the Equitrans Midstream Corporation shares related to your 401(k) Plan shares or restricted shares, as applicable, at such Annual Meeting as indicated on the reverse side. If this card is returned signed with no direction given or not returned at all, your 401(k) Plan shares will be voted by the Trustee of the 401(k) Plan in proportion to how other participants vote their shares. If this card is returned signed with no direction given, the administrator of the LTIP will vote your restricted shares as recommended by the Board of Directors of the Company. If you do not return this card, the administrator of the LTIP will not vote your restricted shares. All voting instructions will be kept confidential. You may not vote your 401(k) Plan shares or restricted shares at the Annual Meeting. The Trustee or the administrator, as applicable, must receive your proxy instructions no later than 11:59 p.m. Eastern Time on April 19, 2021 to be counted in the final tabulation. (Continued and to be signed on the reverse side.)